As filed with the Securities and Exchange Commission on September 1, 2006

Registration No. 333-128758

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Amendment No. 4)

Utilicraft Aerospace Industries, Inc.
(Name of small business issuer in its charter)

Nevada	3721	20-1990623
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
Incorporation or Organization)	Classification Code Number)	No.)

7339 Paseo Del Volcan
Albuquerque, New Mexico 87121
Telephone:  (866) 843-1348
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Nevada Agency & Trust Company
50 West Liberty, Suite 880
Reno, Nevada 89501
Telephone: (775) 322-0626
(Name, Address, and Telephone Number of Agent for Service)

Copy to:

Phillip W. Offill, Jr., Esq.
Godwin Pappas Langley Ronquillo, LLP
1201 Elm Street, Suite 1700
Dallas, Texas 75270
Telephone:  (214) 939-4400

Approximate Date of Commencement of Proposed Sale to Public:  As soon as practicable after the effective date of this prospectus (the “Prospectus”).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee (11)
Common stock, par value $0.0001 per share (2)	94,342,930	$0.10	$9,434,293	$1,009.47
Common stock, par value $0.0001 per share (3)	1,000,000	$0.10	$100,000	$10.70
Common stock, par value $0.0001 per share (4)	200,000	$0.10	$20,000	$2.14
Common stock, par value $0.0001 per share (5)	1,286,000	$0.10	$128,600	$13.76
Common stock, par value $0.0001 per share (6)	67,000	$0.10	$6,700	$0.72
Common stock, par value $0.0001 per share (7)	3,517,356	$0.10	$351,736	$37.64
Common stock, par value $0.0001 per share (8)	3,000,000	$0.10	$300,000	$32.10
Common stock, par value $0.0001 per share (9)	60,000	$0.10	$6,000	$0.64
Common stock, par value $0.0001 per share (10)	900,000	$0.10	$90,000	$9.63
TOTAL	104,373,286		$10,437,329	$1,116.79

(1)

Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933. Our common stock is not traded on any national exchange. The offering price was determined by the last price at which our common stock was sold in our most recent exempt private transaction.

(2)	Issued and outstanding shares to be sold by certain selling security holders.
(3)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $0.10 a share.
(4)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $0.50 a share.
(5)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $1.00 a share.
(6)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $2.00 a share.
(7)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $3.00 a share.
(8)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $4.00 a share.
(9)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $4.15 a share.
(10)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $5.00 a share.
(11)

Registration fee of $1,322.55 has previously been paid in connection with registrant’s original Form SB-2 registration statement filed on October 3, 2005. The amount of shares to be registered has since been decreased since the registrant has been unable to identify several selling stockholders whose shares were included initially.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED SEPTEMBER 1, 2006

UTILICRAFT AEROSPACE INDUSTRIES, INC.

104,373,286 Shares of Common Stock
(par value $0.0001 per share)

This Prospectus relates to the resale by the selling stockholders of up to 104,373,286 shares of our common stock, including  94,342,930 shares of common stock currently issued and outstanding, and up to 10,030,356 to be offered for resale by holders of certain warrants assuming the exercise of such warrants.  Prior to this offering, there has been no public trading market for our common stock.  Our common stock is not presently traded on any market or securities exchange.  The selling stockholders are required to sell their shares at $0.10 per share until our shares are quoted on the Over-the-Counter Bulletin Board (“OTC Bulletin Board”), and thereafter they may sell common stock from time to time at the prevailing market price or in privately negotiated transactions.  Some of the selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.  We will receive no proceeds from the sale of the shares by the selling stockholders.  However, we have received proceeds from the sale of shares that are presently outstanding and may receive proceeds from the exercise of the warrants.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.  YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.  SEE “RISK FACTORS” BEGINNING ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this Prospectus is not complete and may be changed.  This Prospectus is included in a Registration Statement that was filed by Utilicraft Aerospace Industries, Inc. with the Securities and Exchange Commission.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective.  This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

The date of this Prospectus is           , 2006.

TABLE OF CONTENTS

PART I-INFORMATION REQUIRED IN PROSPECTUS

Prospectus Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Determination of Offering Price
Dilution
Selling Stockholders
Plan of Distribution
Legal Proceedings
Directors, Executive Officers, Promoters and Control Persons
Security Ownership of Certain Beneficial Owners and Management
Description of Securities
Interest of Named Experts and Counsel
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Description of Business
Management’s Discussion and Analysis or Plan of Operation
Description of Property
Certain Relationships and Related Transactions
Market for Common Equity and Related Stockholder Matters
Executive Compensation
Legal Matters
Experts
Financial Statements

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this Prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire Prospectus carefully, including the “RISK FACTORS” section, the financial statements and the notes to the financial statements.

The Company

Utilicraft Aerospace Industries, Inc. (also referred to herein as the “Company”) is a development stage, research and development company with headquarters located at the Double Eagle II Airport in Albuquerque, New Mexico.  We were incorporated in the state of Nevada in December 2004 to effect a reorganization (the “Reorganization”) of American Utilicraft Corporation (“AMUC”).  The Reorganization was deemed necessary by the AMUC board of directors because they concluded that the business of AMUC could not be continued by the corporation in its current form due to its inability to facilitate significant investment to satisfy capital requirements for bringing its products to market.  Among other things, delinquencies and deficiencies in its public filings under federal securities laws and certain pending litigation were reasons that AMUC was unable to facilitate significant investment necessary to fund continuing operations.  Our Company was formed to succeed AMUC in conceiving and implementing a solution to the problem of declining capacity in the short haul (or feeder) route segments of the air cargo hub and spoke system.

Our research and development efforts are focused on the design of a system for moving freight, centered around a new air vehicle specifically designed for feeder route segments, the FF-1080-300 Freight Feeder aircraft (the “FF-1080-300”).  The FF-1080-300 has been designed to be capable of economically carrying standard industry air containers on short-to-medium range/medium density routes from feeder airports with runways as short as 3,500 feet.  Since the FF-1080-300 is currently under development, the Company will require significant additional financing to bring it to market.  See “MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION” for more information.  There can be no assurance that efforts to adequately capitalize the Company will be successful.

Additionally, we have obtained rights to and are engaged in the development of an integrated air cargo information system for the freight feed market, the Express Turn-Around (ETA) electronic freight tracking system.  The ETA system is designed to be fully integrated within the FF-1080-300 aircraft and can be deployed in other aircraft and trucks.

Our Company has also obtained rights to and is engaged in the development of an Automated Flat Rate System (AFRS), a fully automated fuel efficiency management system for our aircraft.  The AFRS system computes the most economical performance curve for each route segment based on the change in aircraft gross weight on the segment.  The AFRS system reduces pilot work-load and assures that the FF-1080-300 is operated with the highest fuel efficiency.

Due to our losses from operations since inception and working capital deficiency, the report of our independent registered public accounting firm states that there is substantial doubt about our ability to continue as a going concern.  Since the Company is considered to be in unsound financial condition, persons should not invest unless they can afford to lose their entire investment.

The Offering

Shares of common stock currently issued and outstanding to be offered for resale by the selling stockholders	94,342,930

Shares of common stock underlying warrants for resale by the selling stockholders assuming exercise of such warrants	10,030,356

Shares of common stock to be outstanding after this offering*	290,695,081

Price per share	The sales price is fixed at $0.10 per share until such time as the shares may be listed on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

Use of proceeds

We will not receive any proceeds in this offering from the resale of the shares of common stock held by the selling stockholders. However, we have received proceeds from the sale of shares that are presently outstanding and may receive proceeds from the exercise of the warrants. If all warrants for the purchase of the 10,030,356 shares are exercised, we will receive $28,921,068 in proceeds. We intend to use the proceeds, if any, primarily to commence business operations and for general working capital.

Risk factors	Investing in our common stock involves a high degree of risk. Please carefully consider the “RISK FACTORS” beginning on page 2 of this Prospectus.

Estimated expenses to be paid by the Company on behalf of the selling stockholders	$ 251,535

*

The above information regarding common stock to be outstanding after the offering is based on 212,323,029 shares of common stock issued and outstanding as of August 28, 2006, 2,040,200 currently un-issued but paid shares to be issued pursuant to warrants for the purchase of shares once we receive proper exercise documentation, and assumes the exercise of all other currently outstanding warrants (exercisable for the purchase of an aggregate of 76,331,852 shares of our common stock) including warrants for the purchase of 10,030,356 shares of our common stock to be registered and offered for resale by our warrant holders in this Prospectus, and all additional outstanding warrants for the purchase of 66,301,496 shares of our common stock which are not being registered for resale in this Prospectus.

RISK FACTORS

This investment has a high degree of risk.  Before you invest you should carefully consider the risks and uncertainties described below and the other information in this Prospectus.  If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down.  This means you could lose all or a part of your investment.

Risks Relating to Our Ability to Continue

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.  The Company has suffered losses from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Since inception (December 10, 2004) the Company has a loss from operations of approximately $7,800,000.  The loss is largely attributable to the reorganization costs associated with AMUC and the costs of sustaining a corporate infrastructure and the related overhead deemed necessary to support the Company’s operations while raising capital to develop a prototype of the aircraft described above.  There can be no assurance that management’s efforts to adequately capitalize the Company will be successful. In light of the Company’s current financial position and the uncertainty of raising sufficient capital to achieve its goals, its viability as a going concern is uncertain.  If the Company’s business fails, the investors in this offering may face a complete loss of their investment.

Risks Relating to Our Business

The Company has a limited operating history for prospective investors to analyze and draw conclusions regarding our potential future performance.  The Company was formed in December of 2004 and, therefore, has a limited history of operations.  As a result, prospective investors will have little information to use in which to analyze the prior performance of the Company.

Since the Company was incorporated to effect a reorganization (the “Reorganization”) of American Utilicraft Corporation (“AMUC”), it is possible that we may be deemed an “alter ego” of AMUC thereby subjecting the Company to the liabilities of AMUC.  Though the Company acquired no assets of AMUC in connection with the Reorganization and paid debts owed by AMUC to trade and other creditors, it is possible that a claimant may seek to hold us responsible for any outstanding known or unknown AMUC liabilities under an alter ego theory. Facts that could augment an alter ego claim against the Company include the following: (1) the Company and AMUC share the same officers and directors; (2) the Company was created to solve problems in obtaining necessary financing for development and marketing of the Company’s products due to AMUC’s delinquencies and deficiencies in its public filings under federal securities laws and certain pending litigation against AMUC; and (3) the fact that the Company effectively adopted the business of AMUC by virtue of the Reorganization.  AMUC liabilities include not only liabilities that would be apparent from its balance sheet but could also include latent liabilities that could exist or might arise as a result of the fact that AMUC was delinquent and deficient in its reporting obligations.

The Company is in the development stage and has sustained losses which we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.  Our activities have been primarily directed towards research and development and administrative activities.  The Company may experience many of the problems, delays and expenses encountered by early stage businesses, some of which are beyond the Company’s control.

The Company has incurred losses since formation, resulting in accumulated deficits.  The Company has incurred net losses from operations of approximately $7,800,000 from inception through June 30, 2006.  Because of our losses from operations and our working capital deficiency, our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.  The Company expects to incur additional operating losses and negative cash flow in the future unless and until it is able to generate operating revenues from the sale of its products sufficient to support expenditures.  There is no assurance that the Company will be able to bring its products to the market, that sales of the Company’s products will ever generate sufficient revenues to fund its continuing operations, that the Company will generate positive cash flow from operations or that the Company will attain and thereafter sustain profitability in any future period.

Our operating expenses will increase in order to fund product prototype development, completion of the Federal Aviation Administration (“FAA”) certification process, sales and marketing efforts, and increased administrative resources in anticipation of future growth.  We anticipate that over the next three years, we will need approximately $71,000,000 to fund our operating and development expenses, which include the costs of two prototype aircraft, one of which is a conformity aircraft, and the FAA certification process.  In addition, over the next three years we anticipate that we will also need approximately $6,000,000 to undertake planned sales and marketing efforts and approximately $12,000,000 to expand our administrative resources.  Of the amount set forth above, we anticipate that we will require approximately $15,000,000 for prototype construction and administrative expenses during the next 12 months.  We have entered into an Amended Master Financing Agreement (referred to herein as the “PacifiCorp Agreement”) with PacifiCorp Funding Partners Trust (“PacifiCorp”), effective September 12, 2005, under which PacifiCorp has agreed to potentially provide between $40,000,000 and $80,000,000 in financing through the exercise of warrants for purchase of our shares.  We have received $1,020,100 in proceeds from the PacifiCorp Agreement as of June 30, 2006. The proceeds are from the exercise of warrants for the purchase of 2,040,200 shares that the Company is obligated to issue upon receipt of a validly executed Notice of Exercise but has not issued as of the date of this Prospectus. There is no assurance that PacifiCorp will provide the $40,000,000 minimum financing pursuant to the PacifiCorp Agreement.  See discussion of the PacifiCorp Agreement set forth in the “Liquidity and Future Capital Requirements” section below.  We intend to undertake sales and marketing efforts that will consist primarily of direct solicitation of potential customers, participation in air cargo industry trade shows, and advertising and promotional campaigns in airline industry trade publications.  We intend to rely upon subcontractors with engineering, manufacturing and assembly expertise to limit the necessity of increasing our administrative and other skilled personnel; failure or inability of any of these subcontractors to meet the Company’s development and other needs could have an adverse impact on our ability to timely complete the prototype and commence commercial manufacturing.  We also anticipate the need for additional financing in the future in order to fund continued research and development and to respond to competitive pressures.

Risks inherent in the manufacturing business could slow growth of the Company.  Risks inherent to our business include, but are not limited to, delays in testing and development of our new products, unexpected high manufacturing and marketing costs, uncertain market acceptance, limited capital and other unforeseen difficulties.  The Company believes we have properly identified the risks in the environment in which we operate and plan to implement strategies to effectively reduce the financial impact of these risks.

The loss of John Dupont (“Dupont”), the founder, president, chief executive officer, and designer of our products, would deprive the Company of valuable contributions from the designer/developer of our products.  We depend heavily on the contributions and efforts of Mr. Dupont who has over 35 years of experience in the aviation industry and has developed and designed our key products, i.e., the FF-1080-300 aircraft, the Express Turn-Around (ETA) electronic freight tracking system, and the Automated Flat Rate System (AFRS).  Rights to the patents on our key products were assigned to the Company pursuant to Mr. Dupont’s Employment Agreement — John J. Dupont (the “Dupont Employment Agreement”) dated December 10, 2004.  His departure would deprive the Company of substantial experience, capability and vision, which we need to successfully complete and market the FF-1080-300 aircraft.  Moreover, the rights to the patents are revoked if, except under certain circumstances, the Company discontinues its start-up efforts, its development of the products, its FAA certification of the FF-1080 aircraft, its aircraft manufacturing business or files for bankruptcy.  Under such circumstances the patent rights relating to all of our current key products will transfer back to Mr. Dupont. The Dupont Employment Agreement further provides that in the event it expires without renewal, or is terminated for any reason except one that would cause revocation of the patent assignments, the Company may continue the development, manufacture and sale of the products only subject to the payment to Dupont of royalties equal to three percent (3%) of the gross sales of products. If the aforementioned termination/non-renewal royalty provisions are triggered, such royalties would be payable in addition to 3% royalties due on the first 2,000 aircraft sold by UAI, as provided for in our separate Royalty Agreement with Mr. Dupont.  Our Dupont Employment Agreement provides that he will remain in our employ until December 10, 2009.  However, we have no assurance that Mr. Dupont will remain in our employ.  We intend to obtain key man insurance on the life of Mr. Dupont.  Furthermore, although the loss of Mr. Dupont would adversely affect our ability to succeed, his employment agreement imposes certain burdens on the Company because it does not obligate him to devote his full time and efforts to the Company until we have obtained “major start-up financing” of approximately $20,000,000.

Mr. Dupont, in his capacity as President and CEO could discontinue start-up efforts of the Company effecting the revocation of the patent assignments for our key products thereby effectively terminating the business operations of the Company. Pursuant to the Dupont Employment Agreement, if the Company shall discontinue start-up efforts, and/or its development of the FF-1080 aircraft and/or the ETA aircraft freight feeder system, and/or its FAA certification of the FF-1080 aircraft, and/or its aircraft manufacturing business, and/or files chapter 11 or 7 bankruptcy, all patents, and all licenses, manufacturing rights, marketing rights, design rights, and rights of any other kind, which may have been granted or assigned to the Company by Dupont, are revoked and Dupont shall be permitted to practice the inventions and associated trademarks and exercise all other intellectual property rights covered by such grants or assignments without interference by the Company, and title to all engineering, engineering drawings, designs and technical data of any type, including, but not limited to, computer-aided design and engineering data and software, shall transfer to Dupont or his heirs or assigns. Loss of such rights would effectively terminate the business of the Company.

Majority ownership or control by John Dupont and the current management team is required under certain purchase and lease commitments of customers of the Company. If the required ownership/control conditions are not maintained, certain customers may be relieved of commitments for purchase and/or lease of our products.  Pursuant to the terms of a Letter of Intent to Purchase 100 (One-Hundred) FF-1080-300 Aircraft between Benin Airlines SA and the Company (the “Benin LOI”), and a Letter of Intent to Lease a Fleet of FF-1080-300 Freight Feeder Aircraft between Furia Organization, Inc. and Fronthaul Intermodal, LLC and the Company (the “Furia LOI”), John Dupont and his management team must remain in majority ownership or control of the Company as conditions to the obligations set forth therein.  If Mr. Dupont and his management team do not remain in majority ownership or control over the Company, potential sales opportunities under the Benin LOI and the Furia LOI may be lost.

See “DESCRIPTION OF BUSINESS - Dependence on a Few Major Customers” for a more detailed description of the Benin LOI and the Furia LOI which are both incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part.

Since the Company cannot begin to generate revenues until development of our FF-1080-300 aircraft is completed, management of growth and product development schedules are crucial to the survival of the Company.  If we do not successfully manage future growth, with resulting increases in operating, administrative, financial, accounting and personnel systems, our ability to complete production of the FF-1080-300 aircraft according to our current schedule, may be adversely affected.  We may encounter obstacles such as product supplier delays, design and engineering difficulties, and FAA certification delays or denials, in completing construction of the FF-1080-300 aircraft, which would further delay our ability to begin generating revenue and require us to incur additional expenses.

Our technologies and products are in various stages of development, which could be subject to delays.  The FF-1080-300 aircraft, which will initially be our key product, is still in the developmental stage and has not yet been constructed.  We anticipate that it will be at least two years before the FF-1080-300 is ready to be marketed.  We may experience product design and engineering difficulties as we embark on the construction of what until now has only existed as a paper design.  In particular, the aircraft may fail to meet certain design performance specifications.  We may also experience delays in constructing the FF-1080-300 due to the failure by any manufacturing entity we have contracted with for such purposes.  Finally, the FAA may delay certification of the FF-1080-300 or may determine that it will not grant certification of the FF-1080-300 at all.  Such factors are not within our control.  The occurrence of any of these eventualities would further delay our ability to begin generating revenue and require us to incur additional unplanned expenses which would adversely impact our business.

Most of the other established aerospace companies have greater capital resources, more significant research and development programs and facilities, and greater experience in the production, marketing and distribution of aerospace products than we do.  Although we have not identified any other companies that are producing or are contemplating production of aircraft that we believe would be directly competitive with the FF-1080-300, our ability to compete effectively would be adversely affected if one of the more established companies, such as Boeing and Airbus, that can devote significant resources to the development, sale and marketing of its products attempts to compete with us.

The FF-1080-300 aircraft may not achieve market acceptance due to miscalculations of market demand or profitability of the product.  International and domestic terrorism has greatly impacted the commercial aviation industry, including the freight forwarding business segment.  Concerns of insurers of freight forwarding businesses could have an impact on the market for the FF-1080-300 aircraft.

We may not be able to conclude agreements on satisfactory terms with the manufacturers and suppliers that we need to complete construction of the FF-1080-300 aircraft, which would further delay our ability to begin generating revenue and require us to incur additional expenses.  We currently have risk sharing arrangements with partners who have agreed to provide products and/or services at no cost or at the manufacturer’s lowest direct costs for both the pre-production prototype aircraft and the Conformity Aircraft (i.e. aircraft conformed to FAA requirements).  Although we have received oral and in some cases preliminary written commitments (the “Risk Sharing Agreements”) from various manufacturers and suppliers that we need to complete the construction of the FF-1080-300 aircraft, we may not be able to conclude final binding agreements on acceptable terms with companies that have provided such commitments.  If agreements cannot be concluded on acceptable terms, we could be required to locate alternative FAA-certified sources with capacity sufficient to meet our needs, who can produce subassemblies of acceptable quality, provide acceptable manufacturing yields and deliver products to us on time, which would result in further delays to our production schedule.  Such failure could also require us to spend more than we had anticipated in constructing the FF-1080-300 aircraft, since the preliminary Risk Sharing Agreements anticipate favorable pricing terms.

We have contracted with only one major supplier, Metalcraft Technologies, Inc., to build the Forward, Center and Aft fuselage and empennage assemblies for our FF-1080-300 aircraft.  See “Suppliers and Materials” section below.  If Metalcraft Technologies, Inc. experiences delays in production, it will delay our production schedule given our reliance upon one supplier for such a large percentage of the FF-1080-300 aircraft subassembly components.  Furthermore, in the event that Metalcraft Technologies, Inc. becomes unable to produce the required subassemblies, we would be forced to locate alternative FAA-certified sources with capacity sufficient to meet our needs, who can produce subassemblies of acceptable quality, provide acceptable manufacturing yields and deliver products to us on time, which would result in further delays to our production schedule.

Our success depends significantly upon proprietary technology which may be difficult and costly to protect.  We rely on a combination of patent and trade secret laws, licensing agreements, non-disclosure agreements and other contractual provisions to establish, maintain and protect our proprietary rights, all of which afford only limited protection.  Our limited ability to protect our intellectual property rights may adversely affect our ability to compete.  We have obtained assignment of a method patent for the method of transporting cargo using freight feeder aircraft with an automated freight management system, which expires February 20, 2011, a design patent for the FF-1080 aircraft, which expires September 14, 2007, and a patent for the Automatic Flat Rate Setting System for Freight Feeder Aircraft, which expires May 26, 2020.  We have nondisclosure agreements with all of our employees.  Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to infringe aspects of our products or services or to obtain and use information that we regard as proprietary.

We intend to market and sell our products to foreign customers and the Company will be subject to risks inherent in international operations.  Such risks could include work stoppages, transportation delays and interruptions, political instability or conflict between countries in which we may do business, foreign currency fluctuations, economic disruption, the imposition of tariffs and import and export controls, changes in governmental policies (including United States trade policy) and other factors, including other foreign laws and regulations, which could adversely affect our business.  With respect to international sales that are determined in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could increase the effective price of, and reduce demand for, our products relative to competitive products priced in the local currency.  While we have not yet been affected by any of the foregoing, these international trade factors may, under certain circumstances, materially and adversely impact demand for our products or our ability to sell our products in particular countries or deliver our products in a timely manner or at a competitive price, which in turn may have an adverse impact on our relationships with our customers.  Our international sales efforts will be world-wide, and we are developing contacts in India, Africa and Europe.  We will be subject to certification regulations and applicable import restrictions in each country into which we sell aircraft, as are other domestic and international manufacturers.

We currently have only one independent director which limits the board of directors’ ability to assure investors that that decisions are made on a disinterested basis.  Edward F. Eaton is the only independent director currently serving on our board of directors.

The Board of Directors has not established independent audit or compensation committees.  The Company does not have a separately designated standing audit committee.  The functions of an audit committee are currently assumed by our full Board of Directors.  As a result, we do not have a member of our Board of Directors that has been designated as an audit committee “financial expert.”  We also currently do not have a compensation committee of the Board of Directors.  The Board of Directors as a whole determines executive compensation.

The Company did not make adequate provisions for withholding FICA and other taxes from employee compensation during 2005, and anticipates the total under-funded obligation, including estimated interest and penalties, to be approximately $213,000, which must be settled as soon as possible with available funds.  There are possible civil and criminal penalties that may be assessed against the Company and its officers unless this shortfall is promptly funded, any of which could severely impact the Company’s ability to continue in business.

Risks Relating to Our Current Financing Arrangements

We currently have limited net working capital which is insufficient to meet our anticipated expenses and cash requirements.  Though the Company may receive up to $28,921,068 in proceeds from the exercise of the warrants for the purchase of the 10,030,356 shares registered for resale in this Prospectus, there can be no assurance that any of the warrants will ever be exercised.  Consequently, we may be unable to fund our anticipated costs and expenses set forth in this Prospectus.  We anticipate that over the next three years, we will need approximately $89,000,000 to fund our operations.  The PacifiCorp Agreement provides for between $40,000,000 and $80,000,000 in potential financing from the exercise of warrants issued to PacifiCorp pursuant to the PacifiCorp Agreement, but we can provide no assurances that it will be successful in meeting its obligations.  See discussion of the PacifiCorp Agreement set forth in the “Liquidity and Future Capital Requirements” section below.

Efforts to obtain financing through the PacifiCorp Agreement may be insufficient to cover anticipated expenses and cash requirements.  We have entered into an Amended Master Financing Agreement (referred to herein as the “PacifiCorp Agreement”) with PacifiCorp whereby it has agreed to potentially provide a minimum of $40,000,000 and a maximum of $80,000,000 in financing over the course of two years through exercise of warrants to purchase our shares.  The PacifiCorp Agreement provides that PacifiCorp will utilize its best efforts to provide funding but does not obligate PacifiCorp to exercise the warrants provided for therein.  Accordingly, there can be no assurance that we will be able to obtain the minimum financing amount anticipated under the PacifiCorp Agreement.  See discussion of the PacifiCorp Agreement set forth in the “Liquidity and Future Capital Requirements” section below.

Terms of warrants issued under the PacifiCorp Agreement may be renegotiated.  The PacifiCorp Agreement expressly states that the parties reserve the right, without obligation, to renegotiate the terms of exercise of the PacifiCorp warrants, whether as to exercise price or period, in the event of the establishment and based on the condition (price and volume) of a public market for our common stock.  Accordingly, investors should note that there is no assurance that the shares issuable upon exercise of warrants issued under the PacifiCorp Agreement will be issued for the consideration provided for therein once a public market for our common stock is established.

In the event that a change of control of the Company should occur, we may be subject to certain consequences under employment agreements with officers of the Company.  In the event of a change in control, pursuant to his employment agreement, if Mr. Dupont is terminated he will be entitled to:  (1) a lump sum payment of ten times the amount of annual salary payable prior to the change in control, and ten times the average amount of bonus payments payable (or projected); (2) allowance of surrender of all outstanding stock options with the price to be determined by taking the difference between the option price and the price of the stock on the date of the change of control or the date of termination, whichever is higher; and (3) all employee benefits in effect and applicable to Dupont on the date of the change of control will be retained and paid by the Corporation for Dupont for a period of two years.  Furthermore, pursuant to their employment agreements, in the event of a change in control, if Darby Boland, Thomas Dapogny, Karen Shoemaker, Scott Jacox or Ruben Fragoso are terminated without cause they will each be entitled to a lump sum payment of ten times the amount of annual salary, allowance of surrender of all outstanding stock options (on the same terms as applicable to Dupont set forth above), and employee benefits for a period of two years as well.  Mr. Boland, Mr. Dapogny, Ms. Shoemaker, Mr. Jacox and Mr. Fragoso are officers of the Company.

Our financing efforts remain adversely affected by the current economic environment.  As the Company can currently only survive through capital investment, it is likely that we will have to raise additional capital through exempt private placements of our common stock until and unless a new financing program is implemented that will provide sufficient funding.

The lack of additional capital could force us to substantially curtail or cease operations.  Further, there can be no assurance that any such required capital, if available, will be available on attractive terms or that such terms will not have a significantly dilutive effect on existing shareholders.  The financial statements do not include any adjustments that might result from these uncertainties.

Risks Relating to Our Common Stock

Shares of our common stock being offered for sale by selling shareholders are highly speculative and involve a high degree of risk.  Only those persons able to lose their entire investment should purchase these shares.  Before purchasing any of these shares, you should carefully consider the following factors relating to our business and prospects.  You should also understand that this Prospectus contains “forward-looking statements.”  See “FORWARD LOOKING STATEMENTS” section for more information.

There is currently no active trading market for our common stock and such a market may not develop or be sustained.  We currently plan to have our common stock quoted on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”) subsequent to the effective date of the registration statement of which this Prospectus forms a part. In order for our common stock to be quoted on the OTC Bulletin Board, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock.  As of the date hereof, we are not aware that any market maker has any such intention.  Accordingly, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.  If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment.  Alternatively, if we do establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors.  In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Our common stock is subject to regulations of the Securities and Exchange Commission (the “Commission”) relating to the market for penny stocks.  Generally, “penny stock” as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange or on NASDAQ that has a market price of less than $5.00 per share.  The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks.  The broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale.  In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer.  The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell the securities.

The sale of material amounts of our common stock by selling shareholders could reduce the price of our common stock and encourage short sales. Sales of a significant number of shares of our common stock in the public market, or the perception that such sales could occur, could harm the market price of the common stock. Our common stock becoming available for resale in the public market pursuant to the registration statement of which this prospectus is a part will immediately create a large supply of tradable common stock, which could decrease its price.

The exercise of outstanding warrants may adversely affect our stock price and shareholders’ percentage ownership.  There are outstanding warrants exercisable for the purchase of up to 76,331,852 shares of our common stock which include warrants for the purchase of up to 10,030,356 shares to be registered and offered for resale by our warrant holders in this Prospectus, and additional outstanding warrants for the purchase of up to 66,301,496 shares which are not being registered for resale in this Prospectus.  It should be noted that we will be obligated to issue 2,040,200 shares upon execution of a valid Notice of Exercise of warrants issued to PacifiCorp for funds transferred for exercise of warrants. Though technically unissued as of the date of this Prospectus, the warrants for the aforementioned 2,040,200 shares are considered exercised for purposes of the numbers in this risk disclosure. Unexercised PacifiCorp warrants account for 57,959,800 of the 66,301,496 warrant shares that are not being registered for resale in this Prospectus.  All of these warrants were issued at exercise prices ranging from $0.10 to $5.00 per share.  In the future, we may grant more warrants or options under stock option plans or otherwise.  The exercise of stock options authorized in the future or warrants that are presently outstanding or may be issued in the future will dilute the percentage ownership of our other stockholders.

Our Board of Directors has the right to issue up to 25,000,000 shares of preferred stock and to determine the rights, prices, preferences, privileges, and restrictions, including voting rights, of these shares without the approval of our stockholders.  Any issuance of preferred shares could be used by our current management to delay, defer or prevent a change in management, which may not be in the best interests of the holders of our common stock.

The price at which our common stock will trade after this offering is likely to be highly volatile.  The price may fluctuate substantially due to factors such as: actual or anticipated fluctuations in our results of operations; changes in or failure by us to meet securities analysts’ expectations; announcements of technological innovations; introduction of new products by us or our competitors; the terms of new financing arrangements which may be dilutive; and general market conditions.

FORWARD-LOOKING STATEMENTS

This Prospectus contains certain “forward-looking statements.”  The forward-looking statements in this Prospectus reflect our current views with respect to possible future events and financial performance.  You should consider any statements made in this Prospectus that are not statements of historical fact to be forward-looking statements.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “seek,” or “believe.”  We believe that the expectations reflected in such forward-looking statements are accurate as of the date of this Prospectus.  However, we cannot assure you that such expectations will occur.  Our actual future performance could differ materially from such statements.  Factors that could cause or contribute to such differences include, but are not limited to, economic and regulatory changes, inability to achieve significant revenues and/or financial resources, our history of losses, significant increase in competition, uncertainty relating to intellectual property protection, trading risks of low-priced stocks, as well as other risks and uncertainties discussed elsewhere in this Prospectus.  You should not unduly rely on these forward-looking statements.  We undertake no obligation to publicly revise forward-looking statements herein to reflect events or circumstances that may arise after the date of this Prospectus.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders.  We will not receive any proceeds from the sale of shares of common stock in this offering.  However, we have received proceeds from the sale of shares of common stock that are presently outstanding and may receive proceeds from the exercise of the warrants identified in this Prospectus for shares of common stock.  If all warrants exercisable for shares registered in connection with this Prospectus are exercised, we would receive approximately $28,921,068 in proceeds. We intend to use the proceeds, if any, primarily to commence business operations and for general working capital.

DETERMINATION OF OFFERING PRICE

The selling stockholders will sell their shares at a fixed price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  There is no established public market for our shares.  As a result, the offering price and other terms and conditions relative to our shares have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value, or any other objective criteria of value.  No investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares.

DILUTION

The book value of all shares outstanding upon completion of a public offering can be calculated by adding the net proceeds of the public offering to the net tangible book value of the Company before the offering and divide this resulting dollar amount by the total number of shares to be outstanding upon completion of the offering.  We will receive no proceeds from the sale of the common stock to be sold by the selling stockholders.  Moreover, with the exception of shares that may be issued upon the exercise of warrants, the common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding.  Accordingly, the book value of all shares outstanding upon completion of the offering will not change.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders.  The selling stockholder shares covered by this Prospectus consist of 94,342,930 shares of our common stock that are currently issued and outstanding.  Unless otherwise indicated by footnote, the selling stockholders received their shares of common stock as a result of the Reorganization dividend distribution of common stock of the Company by American Utilicraft Corporation to its stockholders.  See “DESCRIPTION OF BUSINESS - Development of Utilicraft Aerospace Industries, Inc” for more information.  We are also registering for offering by shareholders 10,030,356 shares of our common stock issuable upon exercise of certain warrants, of which an indeterminable number may not be issued.  We will not receive any proceeds from the resale of the common stock by the selling stockholders.  Assuming all shares offered by selling shareholders are sold, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this Prospectus, any position, office, or other material relationship which the stockholder has had within the past three years with the Company or American Utilicraft Corporation (“AMUC”), the number of shares of common stock beneficially owned by each person before the offering, the number of shares of common stock that may be sold in this offering, the number of shares of common stock each person will own after the offering — assuming they sell all of the shares offered — and the percentage of common stock owned after sale of common stock in the offering.

Selling Stockholder and Relationship to the Company and/or American Utilicraft Corporation Within Past Three Years	Number of Shares of Common Stock Owned Before Offering		Number of Shares of Common Stock Offered for Sale	Number of Shares of Common Stock Owned After Offering	Percentage of Shares of Common Stock Owned After Sale of Shares in Offering
WILLIAM ACKERMAN	200,000	(1)	200,000	0	less than 1%
GARY ADAMS — C/O HUNTLEIGH SECURITIES	3,000		3,000	0	less than 1%
MICHAEL H ADLER & CARLENE M ADLER JT TEN	2,500		2,500	0	less than 1%
AMY ALBERS AND GLENNON A. ALBERS & NANCY A. ALBERS JT/WROS — C/O RAYMOND JAMES & ASSOCIATES, INC.	6,000		6,000	0	less than 1%
GLENNON ALBERS — C/O RAYMOND JAMES & ASSOCIATES, INC.	5,000		5,000	0	less than 1%
DEBRA AMATA	7,000		7,000	0	less than 1%
WILLIAM T AMORIN	58,140		58,140	0	less than 1%
LISA M. ANDERSON & CHRIS A. ANDERSON JT TEN — C/O CHARLES SCHWAB & CO., INC.	8,000		8,000	0	less than 1%
SERAFIN ARELLANO & SHIRLEY ARELLANO JT TEN	1,870		1,870	0	less than 1%
DAVID & MOLLY ASHCRAFT – C/O UBS	2,000		2,000	0	less than 1%
JEANETTE ASTON	1,314		1,314	0	less than 1%
CHARLES F. AUSTER	425,264	(2)	425,264	0	less than 1%
ALAN I AZAR	25,000		25,000	0	less than 1%
R.W. BAIRD — C/O ROBERT W. BAIRD & CO. INC.	14,000		14,000	0	less than 1%
MARK AZAR DDS	66,000		66,000	0	less than 1%
MARK C. AZAR JR.	5,000		5,000	0	less than 1%
JANICE ELAINE BALDWIN	10,000		10,000	0	less than 1%
JANIS BALDWIN	1,000		1,000	0	less than 1%
MICHAEL L. BARNES	300		300	0	less than 1%
GLEN C BARRETT	1,066,000		1,066,000	0	less than 1%
VICTOR L BARRETT	16,280		16,280	0	less than 1%
JOHN H. (ROBIN) BARRY — C/O RAYMOND JAMES & ASSOCIATES, INC.	40,000		40,000	0	less than 1%
DONNA M BASKIN	1,200		1,200	0	less than 1%
JERRY BASKIN	9,120		9,120	0	less than 1%
KELLY S BASKIN	2,000		2,000	0	less than 1%
BENJAMIN S BATES III & NADINE BATES JT TEN	3,468		3,468	0	less than 1%
WALTER BEGLEY	14,500		14,500	0	less than 1%
WALTER BEGLEY & TOD-NHANH THI BEGLEY	38,000		38,000	0	less than 1%
MARK ALAN BENNETT — C/O CHARLES SCHWAB & CO., INC.	1,000		1,000		less than 1%
WESLEY BENTLY	20,000	(3)	20,000	0	less than 1%
JOE A BERNAL & JANELLA F BERNAL JT TEN	318		318	0	less than 1%

MICHAEL T. BERNHARDT & TERRI K. BERNHARDT JT/WROS — C/O RAYMOND JAMES & ASSOCIATES, INC.	7,000		7,000	0	less than 1%
MICHAEL TODD BERNHARDT — C/O RAYMOND JAMES & ASSOCIATES, INC.	5,000		5,000	0	less than 1%
TERRI BERNHARDT — C/O RAYMOND JAMES & ASSOCIATESINC.	2,000		2,000	0	less than 1%
WILLIAM BIVANS	22,800		22,800	0	less than 1%
CHARLES CLAY BLACK — ROTH CONTRIBUTORY IRA — C/O CHARLES SCHWAB & CO., INC.	3,850		3,850	0	less than 1%
CHARLES CLAY BLACK — C/O CHARLES SCHWAB & CO., INC.	13,500		13,500	0	less than 1%
GENE BLAYLOCK	28,000		28,000	0	less than 1%
CINDY BLIVEN	370		370	0	less than 1%
JEROME BLOOMBERG & SONDRA L. BLOOMBERG JT	4,000		4,000	0	less than 1%
MICHAEL F BOLAND & JUDY BOLAND JT TEN	16,000		16,000	0	less than 1%
ROBERT BOLAND	22,800		22,800	0	less than 1%
CECILIA BONEWICZ	600		600	0	less than 1%
PAUL BOROSTOVIK	200		200	0	less than 1%
KENNETH BOROWICZ	200		200	0	less than 1%
JAMES L BRADEN	22,800		22,800	0	less than 1%
RICK DEWAYNE BRANDON — C/O CHARLES SCHWAB & CO., INC.	400		400	0	less than 1%
RICHARD T. BRAUN CUST FOR SAMUEL HARRISON BRAUN UNMUTMA — C/O CHARLES SCHWAB & CO., INC.	5,000		5,000	0	less than 1%
RICHARD T. BRAUN — C/O CHARLES SCHWAB & CO., INC.	5,000		5,000	0	less than 1%
RICHARD T BRAUN & SUSAN NUNEMAKER BRAUN JT TEN — C/O CHARLES SCHWAB & CO., INC.	4,000		4,000	0	less than 1%
RICHARD T. BRAUN CUST FOR HANNAH JEANETTE BRAUN UNMUTMA — C/O CHARLES SCHWAB & CO., INC.	5,000		5,000	0	less than 1%
SUSAN NUNEMAKER BRAUN — C/O CHARLES SCHWAB & CO., INC.	6,000		6,000	0	less than 1%
THERESA BREEN	150		150	0	less than 1%
JANIS H BRENNAN & GEBRAN DABAGHI JT TEN	8,145		8,145	0	less than 1%
GHASSAN BRAIR	120,000	(4)	120,000	0	less than 1%
GHASSAN BRAIR— C/O MML INVESTOR SERVICES	2,500		2,500	0	Less than 1%
CAROL JUANITA BRIDGES — C/O CHARLES SCHWAB & CO., INC.	2,000		2,000	0	less than 1%
LYLE D BRIDGES	5,845,000		5,845,000	0	less than 1%

LYLE DAVID BRIDGES — C/O CHARLES SCHWAB & CO., INC.	1,679		1,679	0	less than 1%
LYLE DAVID BRIDGES & CAROL JUANITA BRIDGES JT TEN — C/O CHARLES SCHWAB & CO, INC.	2,000		2,000	0	less than 1%
ROBERT A W & SHIRLEY A BROWN	30,416	(5)	30,416	0	less than 1%
STEVEN BULMER	20,000		20,000	0	less than 1%
STEPHEN C BUSER & CLARE J BUSER JT TEN	4,920		4,920	0	less than 1%
GREG CADE	1,920		1,920	0	less than 1%
CHRISTINE CALORUSSO	1,168		1,168	0	less than 1%
SEAN D. CARAVAGLIA — C/O CHARLES SCHWAB & CO., INC.	6,000		6,000	0	less than 1%
BERNELLYN M CAREY	50		50	0	less than 1%
JAMES S CAREY	310,080		310,080	0	less than 1%
LYNNE MARIE CAREY	100		100	0	less than 1%
TRAVIS CARR	2,000		2,000	0	less than 1%
E. ANDRE CARTER	1,113,612	(6)	1,113,612	0	less than 1%
WILLIAM F. CARUTHERS II — C/O CHARLES SCHWAB & CO., INC.	800		800	0	less than 1%
CATHERINE LYNN CASEY — C/O CHARLES SCHWAB & CO., INC.	16,100		16,100	0	less than 1%
THOMAS P. CASON, SR CUST FOR THOMAS P CASON, JR UTXUTMA — C/O CHARLES SCHWAB & CO., INC.	500		500	0	less than 1%
JULIA MICHELLE CHADWICK — C/O RAYMOND JAMES & ASSOCIATES, INC.	2,000		2,000	0	less than 1%
WILLIAM A. CHADWICK — C/O RAYMOND JAMES & ASSOCIATES, INC.	160,000		160,000	0	less than 1%
HOBIH CHEN & CHI-LIN CHEN JT TEN	30,120	(7)	30,120	0	less than 1%
RAMSEY J. CHOUCAIR	30,000		30,000	0	less than 1%
RICHARD CLARK, JR. — C/O RAYMOND JAMES & ASSOCIATES, INC.	6,000		6,000	0	less than 1%
DIANE CLOHESSY	2,400		2,400	0	less than 1%
STEVE COFFMAN	82,000		82,000	0	less than 1%
TIMOTHY W COLLINS & PATRICIA A COLLINS	14,592		14,592	0	less than 1%
KEVIN CORNILS	926		926	0	less than 1%
KRISTINE N CORNILS	92,776		92,776	0	less than 1%
DAVID LEWIS CUNNINGHAM — C/O CHARLES SCHWAB & CO., INC.	150		150	0	less than 1%
PATRICK S. CURRY — C/O CHARLES SCHWAB & CO., INC.	10,000		10,000	0	less than 1%
BARBARA G DALTON	31,008		31,008	0	less than 1%
ROBERT F DALTON	55,108		55,108	0	less than 1%
JOANN E DANA	104,166		104,166	0	less than 1%
BARBARA S DAPOGNY (8)	1,000		1,000	0	less than 1%
JOHN P DAPOGNY (9)	517,690		517,690	0	less than 1%
ROBERT J DAPOGNY (10)	3,900		3,900	0	less than 1%

STEPHEN DAPOGNY (11)	23,166		23,166	0	less than 1%
FRANK J. D’AURIA — C/O CHARLES SCHWAB & CO., INC.	600		600	0	less than 1%
MARK J DAVITZ	141,668	(12)	141,668	0	less than 1%
STEVE DELBIANCO	115,824		115,824	0	less than 1%
STEVEN BAXTER DELIDUKA — C/O CHARLES SCHWAB & CO., INC.	350		350	0	less than 1%
DESIGN SURFACES INC	100,000	(13)	100,000	0	less than 1%
MARK N. DEWBERRY	189,832		189,832	0	less than 1%
TONJA R. DEWOLF — C/O CHARLES SCHWAB & CO., INC.	9,300		9,300	0	less than 1%
MICHAEL DIMATTINA	411		411	0	less than 1%
MICHAEL DIMATTINA & MARIAN F. COREY JT TEN — C/O CHARLES SCHWAB & CO., INC.	410		410	0	less than 1%
JEFFREY ALLEN DONOHUE	24,000		24,000	0	less than 1%
LYNDA S. DOUGHERTY & KLAUS D. SCHMIDT TEN BY ENT — C/O CHARELS SCHWAB & CO., INC.	400		400	0	less than 1%
MARION DAVID DUGGER — C/O CHARELS SCHWAB & CO., INC.	2,850		2,850	0	less than 1%
RANDALL R. ECKERT	440,879	(14)	440,879	0	less than 1%
RODNEY ECKHARDT — C/O FOCUSED INVESTMENTS	105,200		105,200	0	less than 1%
PELLE E EKLUND	800		800	0
GARY ELWOOD	340,000	(15)	340,000	0	less than 1%
THOMAS ENRIGHT & JEANINE ENRIGHT JT TEN	372,000		372,000	0	less than 1%

R. JERRY FALKNER	60,000	(16)	60,000	0	less than 1%
JIM FAULK	240,000	(17)	240,000	0	less than 1%
DANIEL H. FEATHER	464,000	(18)	464,000	0	less than 1%
DANIEL FEATHER — C/O SCOTTRADE	13,501		13,501	0	less than 1%
G. ALAN & KATHRYN H. FEATHER — C/O FIDELITY INVESTMENTS	5,080		5,080	0	less than 1%
VASILIOS FERENTINOS	7,453		7,453	0	less than 1%
KOSTAS FERGADIS & DIMITRI FERGADIS JT TEN — C/O CHARELS SCHWAB & CO., INC.	600		600	0	less than 1%
JAMES FERGUSON C/O GREGORY FERGUSON — C/O CHARLES SCHWAB & CO., INC.	800		800	0	less than 1%
BARBARA FORBES	6,000		6,000	0	less than 1%
RICHARD FORBES	150,000		150,000	0	less than 1%
SUSAN M. FRANKLIN JT WROS — C/O RAYMOND JAMES & ASSOCIATES, INC.	7,000		7,000	0	less than 1%
PAUL FRATE	18,240		18,240	0	less than 1%
CHARLES H FREEMAN & CHARLENE A FREEMAN JT TEN	1,000		1,000	0	less than 1%
ROLAND FREEMAN & DOTTIE FREEMAN JT TEN	1,160		1,160	0	less than 1%
DAVID M FRIERSON SR & L SUZETTE FRIERSON JT TEN	10,000		10,000	0	less than 1%

RAFAEL A GALLEGOS & ELIZABETH A GALLEGOS JT TEN	3,549		3,549	0	less than 1%
GANDEE LIVING TRUST	358,176	(19)	358,176	0
DAN GANDEE & KITTY GANDEE	78,000	(20)	78,000	0	less than 1%
RANDALL E. GANIM	1,100,000	(21)	1,100,000	0	less than 1%
CHARLES M. AND KELLY G. GARDNER, TRUSTEE FOR GARDNER FAMILY TRUST — C/O WELLS FARGO INVESTMENTS LLC	500		500	0	less than 1%
CHARLES M & KELLY J GARDNER TTEE CARDNER TR UA	400		400	0	less than 1%
JAMES S. GARRISON — C/O CHARLES SCHWAB & CO., INC.	400		400	0	less than 1%
MARY BEYERS GARRISON — C/O CHARELS SCHWAB & CO., INC.	2,000		2,000	0	less than 1%
FRANK T & SUSAN J GASPER	74,720	(22)	74,720	0	less than 1%
GGDG LTD	478,800	(23)	478,800	0	less than 1%

LARRY GLAENZER: INHERITANCE ACCOUNT	360,000	(24)	360,000	0	less than 1%
DEAN GLENGES & PAULA GLENGES	4,104		4,104	0	less than 1%
DAVID W GOAD & DONNA GOAD JT TEN	2,958		2,958	0	less than 1%
PHILIP GOOLSBY & SUSANNE GOOLSBY JT	150		150	0	less than 1%
SOTIRIOS GOUDOUVAS	1,156		1,156	0	less than 1%
DON GRAMMER	205,200	(25)	205,200	0	less than 1%
NATHAN GRAVES — C/O NORTH DFW UROLOGY	105,000	(26)	105,000	0	less than 1%
NATHAN L. GRAVES	105,500		105,500	0	less than 1%
RUTH L. GRUBB — C/O CHARLES SCHWAB & CO., INC.	1,000		1,000	0	less than 1%
MARK GUIDI	21,152	(27)	21,152	0	less than 1%
TIM HAGERTY	100,000		100,000	0	less than 1%
WAYNE A HANSEN	2,000		2,000	0	less than 1%
ERIC HARR & KATHLEEN HARR JTTEN	298,424	(28)	298,424	0	less than 1%
MICHAEL HARR	18,000		18,000	0	less than 1%
ALTON DONALD HARRIS III	1,738		1,738	0	less than 1%
DAVID GREGORY HARRIS & ERICA BAHRMANN HARRIS JT TEN	948		948	0	less than 1%
JOHN HARRIS	10,000		10,000	0	less than 1%
HOWARD R. HATCHER — C/O CHARLES SCHWAB & CO., INC.	1,000		1,000	0	less than 1%
JACQUELINE M HAUSER & ROBERT A HAUSER JT TEN	2,457		2,457	0	less than 1%
ROBERT HAYES	73,590		73,590	0	less than 1%
ROBERT R HAYES & VIRA E HAYES JT	50,000		50,000		less than 1%
VIRA HAYES	73,590		73,590	0	less than 1%
WARREN J. HEATER — C/O CHARLES SCHWAB & CO., INC.	2,000		2,000	0	less than 1%
GENE HENCKLER	23,712		23,712	0	less than 1%
KIRBY HELVIE — C/O HUNTLEIGH SECURITIES	8,000		8,000	0	less than 1%

STEVEN HENRIKSON — C/O CHARLES SCHWAB & CO., INC.	1,000		1,000	0	less than 1%
JIM M. HENRY — C/O CHARLES SCHWAB & CO., INC.	5,000		5,000	0	less than 1%
DANIEL MARK HENSON	200,000	(29)	200,000	0	less than 1%
AMARANTE HERRERA JR & JUDY HERRERA JT TEN	20,856		20,856	0	less than 1%
BRANDON E HERRERA	1,250		1,250	0	less than 1%
RALPH P & RENEE R HERRMANN	529,016	(30)	529,016	0	less than 1%
THOMAS F. HIGGINS & NANCY S. HIGGINS JT TEN — C/O CHARLES SCHWAB & CO., INC.	7,245		7,245	0	less than 1%
DAVID THOMAS HILL	1,600		1,600	0	less than 1%
JASON HIPSKIND — C/O RAYMOND JAMES & ASSOCIATES	20,500		20,500	0	less than 1%
JASON E. HIPSKIND — C/O CHARLES SCHWAB & CO., INC.	14,500		14,500	0	less than 1%
KENT BRISCOE HOFFMAN — C/O MORGAN STANLEY DW INC.	101,500		101,500	0	less than 1%
WILLARD AND DEBBIE HOLTZMAN — C/O HUNTLEIGH SECURITIES	5,000		5,000	0	less than 1%
MICHAEL B HOOKS & PEGGY S HOOKS JT TEN	20,000		20,000	0	less than 1%
HARLYN H & GERALDINE A HUBBS	2,041,472	(31)	2,041,472	0	less than 1%
LEE HOWARD — C/O AMERITRADE INC.	325,280		325,280	0	less than 1%

DONALD HUBERT & CATHERINE HUBERT JT	1,280,000	(32)	1,280,000	0	less than 1%
ABIGAIL HUGHES	10,000		10,000	0	less than 1%
LOGAN HUGHES	10,000		10,000	0	less than 1%
MASON HUGHES	10,000		10,000	0	less than 1%
MARCOS HUI	1,500		1,500	0	less than 1%
AARON JEFFREY HUL & JEFFREY B UHL JT	2,000		2,000	0	less than 1%
MICHAEL B HUSSEY JR & SUSAN K HUSSEY JT	4,000		4,000	0	less than 1%
C HUTCHINS & M WECHSLER TTEE — C/O CHARLES SCHWAB & CO., INC.	20,000		20,000	0	less than 1%
DANIEL W HUTHWAITE	250,000		250,000	0	less than 1%
DANIEL W HUTHWAITE	750,000		750,000	0	less than 1%
DAVID GLENN HUTHWAITE & NAOMI SUE HUTHWAITE	4,000		4,000	0	less than 1%
RONALD D. HUXEN	400		400	0	less than 1%
RAYMOND T HUXEN JR	600		600	0	less than 1%
DEBORAH HYLAND	300		300	0	less than 1%
JAMES E. JALINSKI	20,000	(33)	20,000	0	less than 1%
LOUIS JENDRUS	5,000		5,000	0	less than 1%
KIMBERLY C JOGGERST	525		525	0	less than 1%

ROSS L JOHN AND HOLLY A JOHN JT	47,424		47,424	0	less than 1%
ANN JOHNSON	150		150	0	less than 1%
DAVID A JOHNSON — C/O CHARLES SCHWAB & CO., INC.	4,000		4,000	0	less than 1%
GEORGE G JOHNSON	600		600	0	less than 1%
JILL A JOHNSON	3,276		3,276	0	less than 1%
ROBERT L JONES	2,931		2,931	0	less than 1%
PETER JORDAN	23,116		23,116	0	less than 1%
ROBERT R JORDAN	2,885		2,885	0	less than 1%
LILLIE JUSTICE	9,120		9,120	0	less than 1%
KEVIN A. KADOW — C/O CHARLES SCHWAB & CO., INC.	9,150		9,150	0	less than 1%
MARY KAY KADOW — C/O CHARLES SCHWAB & CO., INC.	6,000		6,000	0	less than 1%
LARRY E. KAEMMERER & ELIZABETH L. KAEMMERER JT TEN — C/O CHARLES SCHWAB & CO., INC.	11,000		11,000	0	less than 1%
JOHN S. KARLINCHAK — C/O CHARLES SCHWAB & CO., INC.	11,193		11,193	0	less than 1%
JOHN S KARLINCHAK & KIMBERLEE A KARLINCHAK JT TEN	11,193		11,193	0	less than 1%
STEPHEN P KARLINCHAK	1,183		1,183	0	less than 1%
MARK S. KASSNER — C/O CHARLES SCHWAB & CO., INC.	2,000		2,000	0	less than 1%
JANICE D KELLERMAN	19,682		19,682	0	less than 1%
THOMAS E KELLEY	59,216	(34)	59,216	0	less than 1%
E K KELLY	54,720		54,720	0	less than 1%
WILLIAM F KELLY	84,720	(35)	84,720	0	less than 1%
DAVID L. KELSHEIMER TR DAVID KELSHEIMER REV LTV TR	5,000		5,000	0	less than 1%
ERROL WAYNE KING & NANCY E. KING JT TEN — C/O CHARLES SCHWAB & CO., INC.	2,000		2,000	0	less than 1%
LINDA KIRBY	10,000		10,000	0	less than 1%
ESTELLE KLUGER	10,000	(36)	10,000	0	less than 1%
LANCE KLUGER	10,000	(37)	10,000	0	less than 1%
MARK I KLUGER	212,464	(38)	212,464	0	less than 1%
ELIZABETH VIA KOLINSKI	5,000		5,000	0	less than 1%
JANICE KOPROWSKI	33,680		33,680	0	less than 1%
RICHARD KOPROWSKI	20,000		20,000	0	less than 1%
RICK KORPOWSKI	32,000		32,000	0	less than 1%
DAVE KOPROWSKI & JANICE KOPROWSKI JT	220,000		220,000	0	less than 1%
KEANU KOPROWSKI & MIKE KOPROWSKI JT	72,000		72,000	0	less than 1%
JOHN GERALD KOSANOVICH — C/O CHARLES SCHWAB & CO., INC.	30,000		30,000	0	less than 1%
MICHAEL P. KOSAR & CORRINE X KOSAR JT TEN	14,004		14,004	0	less than 1%
LAWRENCE P KOVAC & JULIA T KOVAC JT	1,500		1,500	0	less than 1%
AIMEE KRISFALUSI & ALEX KIRSFALUSI JT	9,282		9,282	0	less than 1%
MAURICE KRAUT — C/O DA DAVIDSON & CO	200		200	0	less than 1%
CHARLES KRISFALUSI	1,156		1,156	0	less than 1%
PETER KRONOWITT	11,558		11,558	0	less than 1%
ALAN & KAREN KUNSEMILLER	50,000	(39)	50,000	0	less than 1%
AMY KUNSEMILLER	8,333	(40)	8,333	0	less than 1%
JEFF KUNSEMILLER	96,667	(41)	96,667	0	less than 1%

ANNA KYRIAKOUDIS & PAUL W MACRIDES JT TEN	489,860		489,860	0	less than 1%
APOSTOLOS KYRIAKOUDIS & MARY KYRIAKOUDIS JT TEN	12,500		12,500	0	less than 1%
PHOTIOS A KYRIAKOUDIS	49,871		49,871	0	less than 1%
JANET M. LANIER TTEE — JANET MH LANIER REV TRUST — C/O CHARLES SCHWAB & CO., INC.	15,000		15,000	0	less than 1%
KEITH LAPEE	800		800	0	less than 1%
MICHAEL J. LATTANZI — C/O CHARLES SCHWAB & CO., INC.	10,000		10,000	0	less than 1%
STEVE ROBERT LATTRAY JR & DOROTHY LATTRAY JT	5,600		5,600	0	less than 1%

CLAIRE S. LEOPOLD — C/O HUNTLEIGH SECURITIES	1,500		1,500	0	less than 1%
LINDA LEE LASPE — C/O CHARLES SCHWAB & CO., INC.	36,500		36,500	0	less than 1%
DAVID D LEE & CAROLINE M LEE JT TEN	2,366		2,366	0	less than 1%
WARREN KUANG-NAN LEE	42,360	(42)	42,360	0	less than 1%
RUSSELL C & BARBARA F LEGG REV TRUST UAD 10-10-90	800		800	0	less than 1%
PHILLIPPE P LE ZONTIER	510,000	(43)	510,000	0	less than 1%
MICHAEL D LINVILLE & JEANETTE F LINVILLE JT TEN	5,794		5,794	0	less than 1%
SANDY LIPSCOMB	16,000		16,000	0	less than 1%
KIM LITTLEFIELD	2,800,000	(44)	2,800,000	0	less than 1%
KIM LITTLEFIELD — C/O JPMORGAN INVEST, LLC	120,900		120,900	0	less than 1%
KIM LITTLEFIELD, DMD, P.C. DEFINED BENEFIT PLAN	800,000	(45)	800,000	0	less than 1%
KIM LITTLEFIELD, DMD, P.C. PROFIT SHARING PLAN	1,000,000	(46)	1,000,000	0	less than 1%
KIM LITTLEFIELDDMD PC DEFINED BENEFIT PLAN	800,000	(47)	800,000	0	less than 1%
DARLENE J. LONG — C/O CHARLES SCHWAB & CO., INC.	200		200	0	less than 1%
WES LONG	16,000		16,000	0	less than 1%
JOHN D & EVA E LONGENECKER	74,720	(48)	74,720	0	less than 1%
JOHN D LONGENECKER	16,000		16,000	0	less than 1%
JOHN H LOPEZ & DIANA LOPEZ JT TEN	222,464	(49)	222,464	0	less than 1%
JOHN LOW	10,000		10,000	0	less than 1%
JOHN M LOW & TAWNA M LOW JT	300		300	0	less than 1%
LUIS LAURO LOZANO	50,000		50,000	0	less than 1%
WILLIAM D. LUKE III TTEE REV TR OF WILLIAM D. LUDE III — C/O CHARLES SCHWAB & CO., INC.	2,000		2,000	0	less than 1%
KYLE HARRINGTON MALLOY — C/O MORGAN STANLEY DW INC.	1,000		1,000	0	less than 1%
MARGARET C. MALLOY — C/O MORGAN STANLEY DW INC.	1,000		1,000	0	less than 1%
MARJORIE MANDANIS — C/O CHARLES SCHWAB & CO., INC.	600		600	0	less than 1%

CHERYL ANNA RYAN MANN — C/O DA DAVIDSON & CO.	780		780	0	less than 1%
JOSEPH PAUL MARCELLINO	20,000		20,000	0	less than 1%
CAROL MARINI	3,100		3,100	0	less than 1%
THEODORE MARSH	200		200	0	less than 1%
DAVID MASON	200		200	0	less than 1%
CAROL A MCCASLIN	3,000		3,000	0	less than 1%
COREY MCDANIEL	1,186		1,186	0	less than 1%
CECIL F MCGEE TTEE CECIL F MCGEE REV TR UAD	750		750	0	less than 1%
TRUDIE MCGOVERN	14,592		14,592	0	less than 1%
JAMES MCGOWEN & CO.	105,000	(50)	105,000	0	less than 1%
JAMES P MCGOWEN	522,800	(51)	522,800	0	less than 1%
TAMARA MCGOWEN	11,584		11,584	0	less than 1%
MCGRATH, WILLIAM A & L VICTORIA VAN TA	63,840		63,840	0	less than 1%
WILLIAM A MCGRATH 3RD	94,848		94,848	0	less than 1%
J MCGUIRE & R MCGRUIRE TTEE — C/O CHARLES SCHWAB & CO., INC.	2,000		2,000	0	less than 1%
BRUCE A MCMANUS & GLORIA K MCMANUS JT TEN	1,638		1,638	0	less than 1%
ROBERT MICHALAK — C/O CHARLES SCHWAB & CO., INC.	1,500		1,500	0	less than 1%
ALICIA MITCHELL — C/O RAYMOND JAMES & ASSOCIATES, INC.	8,000		8,000	0	less than 1%
VIRGINIA MODEAN & KENNETH A MODEAN JT TEN	3,000		3,000	0	less than 1%
ROBERT C. MOELLER — C/O CHARLES SCHWAB & CO., INC.	350		350	0	less than 1%
PATRICE C & DWIGHT A MOODY JT TEN — C/O CHARLES SCHWAB & CO., INC.	400		400	0	less than 1%
ARIC W MOORE	67,724		67,724	0	less than 1%
EDWARD MORGISON & KAREN MORGISON	1,300,976	(52)	1,300,976	0	less than 1%
TODD MULFORD	112,500		112,500	0	less than 1%
RONALD T MULLINS & REBECCA L MULLINS JTTEN	96,652		96,652	0	less than 1%
LINDA S MURANKO - IRA	56,250		56,250	0	less than 1%
FRED E MYERS	70,000		70,000	0	less than 1%
FRED EDWIN MYERS & ANNA MYERS JTTEN	46,512		46,512	0	less than 1%
MANUEL NALDA	25,000		25,000	0	less than 1%
ARDAMAN S. NANDA & MANMOHAN K. NANDA JT TEN — C/O CHARLES SCHWAB & CO., INC.	10,000		10,000	0	less than 1%
CATHERINE T. NGUYEN	20,550		20,550	0	less than 1%
NGUYEN X NGUYEN — IRA — C/O NATIONAL INVESTOR SERVICES CORP	44,000		44,000	0	less than 1%
TRAM Q TAN NGUYEN — C/O NATIONAL INVESTOR SERVCES CORP	44,000	(53)	44,000	0	less than 1%
CATHERINE T NGUYEN W	20,550		20,550	0	less than 1%
NGUYEN XUAN NGUYEN	290,000		290,000	0	less than 1%
ROBERT NGYEN	10,000		10,000	0	less than 1%
MARIAN NICASTRO	63,000	(54)	63,000	0	less than 1%
DEAN NICOLAIDES — C/O CHARLES SCHWAB & CO., INC.	2,000		2,000	0	less than 1%

JOHN F NICHOLS	47,360	(55)	47,360	0	less than 1%
DENNIS OAKIE	11,900		11,900	0	less than 1%
CYNTHIA OBADIA	14,446		14,446	0	less than 1%
D O’CONNOR & J LUKE TTEE — C/O CHARLES SCHWAB & CO., INC.	1,000		1,000	0	less than 1%
ODYSSEY CONTRACTING LLC	32,000	(56)	32,000	0	less than 1%
JUDGE MICHAEL O’MALLEY — C/O HUNTLEIGH SECURITIES	2,000		2,000	0	less than 1%
DAVID A ORDNER CUST JEFFREY D ORDNER UTMA GA	2,000		2,000	0	less than 1%
STEVEN G PACE	37,500		37,500	0	less than 1%
PAULA E PAHOS	125,000		125,000	0	less than 1%
RANDY PAINTON & PATTI LEACH PAINTON JT	950		950	0	less than 1%
M PALMER & R PALMER TTEE — C/O CHARLES SCHWAB & CO., INC.	2,000		2,000	0	less than 1%
CHAD PARKER & MEGAN PARKER JT TEN	70,834		70,834	0	less than 1%
CHAD PARKER	20,000		20,000	0	less than 1%
DONALD PARKER	25,000	(57)	25,000	0	less than 1%

MICHAEL B PARKINSON	80,000	(58)	80,000	0	less than 1%
MICHAEL B PARKINSON — C/O SCOTTRADE	10,527		10,527	0	less than 1%
PATRICIA PARSONS	14,397,625	(59)	14,397,625	0	less than 1%
BARRY PENLAND-COYLE & RAMONA PENLAND-COYLE JT TEN	6,284		6,284	0	less than 1%
JOAO PEREIRA	1,779		1,779	0	less than 1%
RORY PERIMENIS	23,251		23,251	0	less than 1%
MICHAEL H PERROTT	2,780		2,780	0	less than 1%
DAVID A. PETERSON & TRACY L. PETERSON JT	20,000	(60)	20,000	0	less than 1%
DAVID PETTY	570,000	(61)	570,000	0	less than 1%
DAVID PETTY — C/O CHARLES SCHWAB & CO., INC.	74,250		74,250	0	less than 1%
DAVID PETTY — C/O SCOTTRADE	2,500		2,500	0	less than 1%
LAWAN DWIGHT PETTY — C/O UBS	35,500		35,500	0	less than 1%
RON PETTY — C/O UBS	71,000		71,000	0	less than 1%
LISA PIANTA	13,680		13,680	0	less than 1%
JACKSON PITTARD	400,000		400,000	0	less than 1%
RON S POE & LINDA L LASPE JT TEN	100,000		100,000	0	less than 1%
RONALD S. POE	240,000	(62)	240,000	0	less than 1%
RONALD S. POE — C/O CHARLES SCHWAB & CO., INC.	59,760		59,760	0	less than 1%
SHAWN C. POE	20,000	(63)	20,000	0	less than 1%
SHAWN C. POE — C/O CHARLES SCHWAB & CO., INC.	7,360		7,360	0	less than 1%
SCOTT C POGORELE & PATRICIA M POGORELE JT TEN	5,251		5,251	0	less than 1%
DON POWELL	440,000		440,000	0	less than 1%
KATHRYN R. PROHM — C/O CHARLES SCHWAB & CO., INC.	32,000		32,000	0	less than 1%
RONALD PROHM	50,000		50,000	0	less than 1%
RONALD J. PROHM — C/O CHARLES SCHWAB & CO., INC.	30,000		30,000	0	less than 1%
RONALD J PROHM & KATHRYN R. PROHM JT TEN — C/O CHARLES SCHWAB & CO., INC.	21,000		21,000	0	less than 1%
STEVEN MARSHALL PROHM — C/O CHARLES SCHWAB & CO., INC.	13,500		13,500	0	less than 1%
JOHN PROVISNAL & ELKE PROVINSAL JT	19,380		19,380	0	less than 1%
LYNN M. PUGH — C/O CHARLES SCHWAB & CO., INC.	2,500		2,500	0	less than 1%
STEVEN LOUIS PULEO — C/O CHARLES SCHWAB & CO., INC.	5,500		5,500	0	less than 1%

DOUGLAS QUINN	9,120		9,120	0	less than 1%
EILEEN QUATLEBAUM — C/O STEPHENS INC.€	600		600	0	less than 1%
CAROLYN R RANKIN	40,000		40,000	0	less than 1%
WILLIAM G RANKIN JR	40,000		40,000	0	less than 1%
DONALD BRETT RAY	70,000		70,000	0	less than 1%
MATTHEW A REIMANN	340		340	0	less than 1%
MARCELLA N. REIMER — DESIGNATED BENE PLAN/TOD — C/O CHARLES SCHWAB & CO., INC.	75,000		75,000	0	less than 1%
MARCELLA N. REIMER — C/O CHARLES SCHWAB & CO., INC.	30,000		30,000	0	less than 1%
LINDSAY REISINGER	200		200	0	less than 1%
RONALD L. RENARD — C/O CHARLES SCHWAB & CO., INC.	2,000		2,000	0	less than 1%
MARY B. ROBERTSON — C/O RAYMOND JAMES & ASSOCIATES, INC.	6,000		6,000	0	less than 1%
ROBERT J. ROBERTSON — C/O RAYMOND JAMES & ASSOCIATES, INC.	6,000		6,000	0	less than 1%
KENNETH ROHLFING & RHONDA ROHLFING JT TEN	18,496		18,496	0	less than 1%
DALLAS ROOSE	225,000		225,000	0	less than 1%
DALLAS ROOSE - C/O EDWARD D. JONES	225,000		225,000	0	less than 1%
MARLEN ROOSE — C/O EDWARD D. JONES	225,000		225,000	0	less than 1%
MARLEN ROOSE	75,000		75,000	0	less than 1%
MERLEN ROOSE	37,500		37,500	0	less than 1%
DONNY & MEREDITH SAMSON	50,000		50,000	0	less than 1%
MIRELLA V SANFORD	2,366		2,366	0	less than 1%
CONNIE SAUERWEIN AND DAVID SAUERWEIN	350		350	0	less than 1%
SAXA INVESTMENTS	70,000	(64)	70,000	0	less than 1%
SAYLOR MARKETING PROFIT SHARING PLAN	3,381,684	(65)	3,381,684	0	less than 1%
BEN SAYLOR & SONDRIA SAYLOR JT TEN	23,934		23,934	0	less than 1%
BRIAN SAYLOR & KIM SAYLOR JT TEN	1,186		1,186	0	less than 1%
BRIAN SAYLOR	4,166		4,166	0	less than 1%
H CLIF SAYLOR	473,242	(66)	473,242	0	less than 1%
CLIF SAYLOR (MEGAN)	11,856		11,856	0	less than 1%
CLIF SAYLOR (MELISSA)	11,856		11,856	0	less than 1%
CLIF SAYLOR (MEREDITH)	11,856		11,856	0	less than 1%
DOROTHY SAYLOR	14,166		14,166	0	less than 1%
H CLIF SAYLOR & CAROLYN SAYLOR JT TEN	1,172,670		1,172,670	0	less than 1%
MELISSA SAYLOR	70,834		70,834	0	less than 1%
MEREDITH SAYLOR	20,834		20,834	0	less than 1%
DAVID SCARCLIFF	4,000	(67)	4,000	0	less than 1%
HOWARD O. SCHAFFER & ELIZABETH H. SCHAFFER JT TEN — C/O CHARLES SCHWAB & CO., INC.	20,000		20,000	0	less than 1%
DON SCHOFIELD & VIOLET SCHOFIELD JTTEN	2,500		2,500	0	less than 1%

MARC E. SCHUFF & MARY AWOOD — C/O RAYMOND JAMES & ASSOCIATES, INC.	15,865		15,865	0	less than 1%
TERRY L SCHULTZ	8,000		8,000	0	less than 1%
JOHN SCOTT	21,000	(68)	21,000	0	less than 1%
SUZANNE SEITZ	2,500		2,500	0	less than 1%
MAEBEL A SEMEGNE	5,000		5,000	0	less than 1%
CARMELO SEMERARO C/F NICHOLAS SEMERARO UGMA NY	800		800	0	less than 1%
SG INVESTMENTS	1,000,000	(69)	1,000,000	0	less than 1%
RICHARD M. SHAFFER & DENISE C. SHAFFER, JTTEN	4,732		4,732	0	less than 1%
CAROL SHANKLE	100,000	(70)	100,000	0	less than 1%
CAROL SHANKLE — C/O SCOTTRADE	2,500		2,500	0	less than 1%
PETER J SHERIDAN	61,888	(71)	61,888	0	less than 1%
ROBERT SHUMAN	9,120		9,120	0	less than 1%
JUDITH LYNN SIDERS	1,824		1,824	0	less than 1%
BUFORD B SIDES & BRENDA A SIDES JT TEN	80,000		80,000	0	less than 1%
JAMES SIDES	20,000		20,000	0	less than 1%
WESLEY C SIDES & MARY E SIDES JT TEN	10,000		10,000	0	less than 1%
JEREMY SIMS	2,722		2,722	0	less than 1%
BOBBY SLATON	400		400	0	less than 1%
SMITH FAMILY TRUST, DOUGLAS E SMITH, TTEE	128,042	(72)	128,042	0	less than 1%
ALEXANDRA SMITH (73)	641,578		641,578	0	less than 1%
BRAEDEN SMITH (74)	10,000		10,000	0	less than 1%
BRIAN SMITH (75)	25,000		25,000	0	less than 1%
CLAUDE SMITH (76)	930		930	0	less than 1%
DAVID SMITH (77)	199,592		199,592	0	less than 1%
DOUGLAS E SMITH	20,663,139	(78)	20,663,139	0	less than 1%
GORDON SMITH (79)	50,000		50,000	0	less than 1%
JAQUELINE SMITH (80)	641,578		641,578	0	less than 1%
MICHAEL SMITH (81)	40,628		40,628	0	less than 1%
TOM SMITH (82)	80,000		80,000	0	less than 1%
DOUGLAS E SMITH C/F ALEXANDERIA DIXON SMITH UTMA GA	2,800		2,800	0	less than 1%
DOUGLAS E SMITH C/F JACQUELINE MARIE SMITH UTMA GA	2,800		2,800	0	less than 1%
SMITH FAMILY TRUST DOUGLAS E SMITH TTEE	28,042		28,042	0	less than 1%
STUART SOLOMON	208,334		208,334	0	less than 1%
SAMUEL K SPELL	98,770		98,770	0	less than 1%
RICHARD SPIGLER	104,166		104,166	0	less than 1%
DEBRA KAY SPILLMAN — C/O CHARLES SCHWAB & CO., INC.	10,000		10,000	0	less than 1%
JUSTIN NEAL SPILLMAN — C/O CHARLES SCHWAB & CO.	10,000		10,000	0	less than 1%
WILLIAM & DEBRA SPILLMAN	50,000	(83)	50,000	0	less than 1%
BRENDA M STACKHOUSE	40,000		40,000	0	less than 1%
LISA F STACKHOUSE	2,500		2,500	0	less than 1%
LYNETTE A STACKHOUSE	80,000		80,000	0	less than 1%
ANTHONY EDWARD STADUM — SIMPLE IRA— C/O CHARLES SCHWAB & CO., INC.	10,000		10,000	0	less than 1%
ANTHONY EDWARD STADUM — IRA ROLLOVER — C/O CHARLES SCHWAB & CO., INC.	4,000		4,000	0	less than 1%
ANTHONY EDWARD STADUM & KATHLEEN STADUM JT TEN — C/O CHARLES SCHWAB & CO., INC.	120,000		120,000	0	less than 1%

KATHLEEN STADUM — C/O CHARLES SCHWAB & CO., INC.	20,000		20,000	0	less than 1%
NICHOLAS P. STATHIS — C/O CHARLES SCHWAB & CO., INC.	3,000		3,000	0	less than 1%
NICHOLAS P. STATHIS — C/O CHARLES SCHWAB & CO., INC.	700		700	0	less than 1%
PETER NICHOLAS STATHIS & JENNIE STATHIS JT TEN — C/O CHARLES SCHWAB & CO., INC.	50,000		50,000	0	less than 1%
CRAIG P STEELE	20,000		20,000	0	less than 1%
DONALD P STEELE	100,000		100,000	0	less than 1%
DEBRA A STEWARD	200		200	0	less than 1%
FORREST & WENDY STEWART JT	445,136	(84)	445,136	0	less than 1%
HELEN J. STRABALA — C/O CHARLES SCHWAB & CO., INC.	500		500	0	less than 1%
JOSEPH L. STRABALA — C/O CHARLES SCHWAB & CO., INC.	1,200		1,200	0	less than 1%
ANDREW SUN	2,000		2,000	0	less than 1%
WAYNE SUWAY	9,500		9,500	0	less than 1%
LANCE W SVENDSEN	80,000		80,000	0	less than 1%
LEROY SVENDSEN	410,400	(85)	410,400	0	less than 1%
LEROY W & JUANITA SVENDSEN	202,100	(86)	202,100	0	less than 1%
RANDY SVENDSEN — IRA — C/O MERRILL LYNCH PIERCE FENNER & SMITH	160,000		160,000	0	less than 1%
WILLIAM P. SWANSON & DIANA M. SWANSON JT TEN — C/O CHARLES SCHWABY & CO., INC.	5,630		5,630	0	less than 1%
DALE SWEARY	100,000	(87)	100,000	0	less than 1%
DALE SWEARY & ELISSA SWEARY	2,000		2,000	0	less than 1%
CHESTER D TAYLOR	556,000	(88)	556,000	0	less than 1%
JARED M TAYLOR	812		812	0	less than 1%
ROBERT A TAYLOR	194,854		194,854	0	less than 1%
ROBERT L TAYLOR	9,270		9,270	0	less than 1%
ROBERT TAYLOR & RAFELITA TAYLOR - C/O RAYMOND JAMES & ASSOCIATES, INC.	310		310	0	less than 1%
WALTER LJ TAYLOR	11,000		11,000	0	less than 1%
DANTE TERZO — C/O STRAFE & CO	4,000		4,000	0	less than 1%
ROBERT L THOMA	596,966	(89)	596,966	0	less than 1%
GLEN THURMAN	9,120		9,120	0	less than 1%
BARRY EUGENE TODD	48,000		48,000	0	less than 1%
JENNIFER TOLEDO	926		926	0	less than 1%
GARY TOLLEY	36,582		36,582	0	less than 1%
JAMES G TOON	900		900	0	less than 1%
JAN M TOON	80,000		80,000	0	less than 1%
JAMES TOON & JAN TOON	2,000		2,000	0	less than 1%
KIRK DOUGLAS TOWNS — C/O CHARLES SCHWAB & CO., INC.	65,000		65,000	0	less than 1%
KIRK DOUGLAS TOWNS — C/O CHARLES SCHWAB & CO., INC.	40,000		40,000	0	less than 1%
JASON A. TROLARD — C/O CHARLES SCHWAB & CO., INC.	252		252	0	less than 1%
RICHARD TROLARD	11,870,771	(90)	11,870,771	0	less than 1%
RONALD D TROLARD (91)	49,388		49, 388	0	less than 1%
RONALD DEAN TROLARD — C/O CHARLES SCHWAB & CO., INC.	9,500		9,500	0	less than 1%
RONALD DEAN TROLARD & CLAUDIA J. TROLARD JT TEN — C/O CHARLES SCHWAB & CO., INC.	17,200		17,200	0	less than 1%

RONALD DUFFY TROLARD — C/O CHARLES SCHWAB & CO., INC.	1,220		1,220	0	less than 1%
ROBERT EUGENE & SOPHIA C TROMM JT TEN — C/O CHARLES SCHWAB & CO, INC.	7,000		7,000	0	less than 1%
SOPHIA C TROMM CUST FOR ROBERT EUGENE TROMM JR UMDUTMA — C/O CHARLES SCHWAB & CO, INC.	450		450	0	less than 1%
SOPHIA C. TROMM CUST FOR NICOLE ELIZABETH TROMM UMDUTMA — C/O CHARLES SCHWAB & CO., INC.	420		420	0	less than 1%
DOMINIC TURANO	5,000		5,000	0	less than 1%
TOMMY TWOMEY	47,424		47,424	0	less than 1%
JEFFREY B UHL & LINDA L UHL JT	15,000		15,000	0	less than 1%
JEFFREY UHL — C/O HUNTLEIGH SECURITIES	14,000		14,000	0	less than 1%
LINDA UHL — C/O HUNTLEIGH SECURITIES	3,500		3,500		less than 1%
G DANIEL URBAN	5,779		5,779	0	less than 1%
NIKOLAOS ANDREAS VAKAKIS	25,000		25,000	0	less than 1%
ISAAC VALDEZ & CAROL VALDEZ JT TEN	1,158		1,158	0	less than 1%
RAJESH VARMA	3,000		3,000	0	less than 1%
EMMANUEL C. VASILOMANOLAKIS — C/O CHARLES SCHWAB & CO., INC.	6,000		6,000	0	less than 1%
THOMAS J VENDEMIA	40,000		40,000	0	less than 1%
ROBERT L VERBOSKI	104,080	(92)	104,080	0	less than 1%
PAIGE VIA	154,686		154,686	0	less than 1%
ELIZABETH ANN VIA-KOLINSKI	8,122		8,122	0	less than 1%
NICK R. VILORD — C/O CHARLES SCHWAB & CO., INC.	6,000		6,000	0	less than 1%
KENNETH ENRICO & JUDY KATHRYN VOLPATO JT TEN — C/O CHARLES SCHWAB & CO., INC.	400		400	0	less than 1%
LOUIS M VON GUGGENBERG — C/O CHARLES SCHWAB & CO., INC.	75,200		75,200	0	less than 1%
KEVIN WALL — C/O D A DAVIDSON	4,450		4,450	0	less than 1%
BRIAN WARNER — C/O RAYMOND JAMES & ASSOCIATES, INC.	7,000		7,000	0	less than 1%
HEATH WATERS	2,280		2,280	0	less than 1%
JEFF WEAVER	8,000		8,000	0	less than 1%
JOHN WEAVER	14,582		14,582	0	less than 1%
JOHN WEAVER — C/O E*TRADE CLEARING LLC	6,500		6,500	0	less than 1%
ROBERT D. WEBBER AND CYNTHIA WEBBER — C/O USAA	20,000		20,000	0	less than 1%
ZHUANG WEN — C/O CHARLES SCHWAB & CO., INC.	7,064		7,064	0	less than 1%
WILL M. WEEKS FAMILY PARTNERSHIP L.P.	2,470,000	(93)	2,470,000	0	less than 1%
				0	less than 1%
BILLY E WEST & DELORES L WEST JT TEN	220		220	0	less than 1%
DONALD WETHERBEE — C/O CHARLES SCHWAB & CO., INC.	3,400		3,400	0	less than 1%
MELANIE B WHITE	600		600	0	less than 1%
GEORGE-ANNE WHITEHURST	80,000		80,000	0	less than 1%
JAMES WHITEMAN & BETTY WHITEMAN JT TEN — C/O CHARLES SCHWAB & CO., INC.	900		900	0	less than 1%
STEPHEN C WICKER	1,156		1,156	0	less than 1%
JOHN WILDING	325,000		325,000	0	less than 1%

JOHN F WILDING III	40,000		40,000	0	less than 1%
JOHN F WILDING IV	100,000		100,000	0	less than 1%
KATHERINE A WILDING — IRA	208,333		208,333	0	less than 1%
MICHAEL J WILDING SR	100,000		100,000	0	less than 1%
MARY ANN WILHELM	8,000		8,000	0	less than 1%
MONTE WILHELM	8,000		8,000	0	less than 1%
KEVIN WILLIAMS	150,000	(94)	150,000	0	less than 1%
MARLISE WILLIAMS	52,500		52,500	0	less than 1%
ALAN WILSON — C/O CHARLES SCHWAB & CO., INC.	2,000		2,000	0	less than 1%
MIKE WILSON	16,666		16,666	0	less than 1%
WIN CORPORATION — C/O CHARLES SCHWAB & CO., INC.	4,000		4,000	0	less than 1%
STEVEN WISEHART	1,000,000	(95)	1,000,000	0	less than 1%
EDGAR W WOERNER	600		600	0	less than 1%
JOHN T WOLF	1,040		1,040	0	less than 1%
JOHN T WOLF & DIANA M WOLF JT TEN	3,000		3,000	0	less than 1%
DON WOOD	31,500		31,500	0	less than 1%
DONALD B WOOD — IRA	40,000		40,000	0	less than 1%
DOROTHY M WOOD — IRA	40,000		40,000	0	less than 1%
SCOTT WOOD	80,000	(96)	80,000	0	less than 1%
RAYMOND C WOYCHESIN JR	189,266		189,266	0	less than 1%
STEPHEN M YAKIMEC & MARY K. YAKIMEC JT TEN — C/O CHARLES SCHWAB & CO., INC.	10,000		10,000	0	less than 1%
STEPHEN M. YAKIMEC CUST FOR GREGORY M. YAKIMEC UNJUTMA — C/O CHARLES SCHWAB & CO., INC.	1,200		1,200	0	less than 1%
KUO YANG	20,000		20,000	0	less than 1%
PATRICK M YOUNG	1,000		1,000	0	less than 1%
ROBERT A YOUNG & NANCY B YOUNG JT	10,000		10,000	0	less than 1%
S PETER YOUNG II	12,500		12,500	0	less than 1%
THE YOUNG GROUP INC.	10,000		10,000	0	less than 1%
ROY ZENTZ	200,000	(97)	200,000	0	less than 1%
PHILLIPPE P LE ZONTIER	450,000		450,000	0	less than 1%
AUDREY ZUCK & JONATHAN ZUCK JT	29,184		29,184	0	less than 1%
JONATHAN V & AUDREY A ZUCK JT	176,192		176,192	0	less than 1%
JOYCE ZUCK	94,992		94,992	0	less than 1%

(1)           Includes 100,000 shares of common stock that may be acquired pursuant to outstanding warrants.

(2)           Includes 200,000 shares of common stock that may be acquired pursuant to outstanding warrants.

(3)           Stockholder received 20,000 shares upon dissolution of 1080 Investment Group, Inc. (“1080 Investment Group”).

(4)           Stockholder received 120,000 shares upon dissolution of 1080 Investment Group.

(5)           Includes 14,000 shares of common stock that may be acquired pursuant to outstanding warrants.

(6)           Includes 10,000 shares of common stock that may be acquired pursuant to outstanding warrants.

(7)           Includes 30,000 shares of common stock that may be acquired pursuant to outstanding warrants.

(8)           Barbara Dapogny is the sister of Thomas A. Dapogny, our Vice President of Operations, Treasurer, and Secretary.

(9)           John Dapogny is the brother of Thomas A. Dapogny, our Vice President of Operations, Treasurer, and Secretary.

(10)         Robert Dapogny is the brother of Thomas A. Dapogny, our Vice President of Operations, Treasurer, and Secretary.

(11)         Stephen Dapogny is the brother of Thomas A. Dapogny, our Vice President of Operations, Treasurer, and Secretary.

(12)         Stockholder received 100,000 shares upon dissolution of 1080 Investment Group.

(13)         Beneficial Owner: John Wilding 100,000.

(14)         Includes 100,000 shares of common stock that may be acquired pursuant to outstanding warrants.

(15)	Stockholder received 240,000 shares upon dissolution of 1080 Investment Group.
(16)	Includes 60,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(17)	Includes 100,000 shares of common stock that may be aquired pursuant to outstanding warrants.
(18)	Stockholder received 464,000 shares upon dissolution of 1080 Investment Group.
(19)	Beneficial Owner: Dan Gandee.
(20)	Includes 78,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(21)	Stockholder received 1,000,000 shares upon dissolution of 1080 Investment Group.
(22)	Includes 20,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(23)	Beneficial Owner: Gregory Grammer, general partner and Dana Grammer
(24)	Stockholder received 360,000 shares upon dissolution of 1080 Investment Group.
(25)	Includes 205,200 shares of common stock that may be acquired pursuant to outstanding warrants.
(26)	Mr. Graves received 105,000 shares as partial consideration for a loan made to AMUC in the amount of $25,000 pursuant to a Memorandum of Understanding between AMUC and Mr. Graves.
(27)	Includes 2,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(28)	Includes 15,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(29)	Includes 50,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(30)	Includes 529,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(31)	Includes 483,320 shares of common stock that may be acquired pursuant to outstanding warrants.
(33)	Stockholder received 1,280,000 shares upon dissolution of 1080 Investment Group.
(33)	Stockholder received 20,000 shares upon dissolution of 1080 Investment Group.
(34)	Includes 20,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(35)	Includes 30,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(36)	Includes 10,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(37)	Includes 10,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(38)	Includes 10,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(39)	Stockholder received 50,000 shares upon dissolution of 1080 Investment Group.
(40)	Stockholder received 8,333 shares upon dissolution of 1080 Investment Group.
(41)	Stockholder received 96,667 shares upon dissolution of 1080 Investment Group.
(42)	Includes 15,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(43)	Includes 60,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(44)	Stockholder received 2,800,000 shares upon dissolution of 1080 Investment Group, Inc.
(45)	Stockholder received 800,000 shares upon dissolution of 1080 Investment Group; beneficial owner: Kim Littlfield
(46)	Stockholder received 1,000,000 shares upon dissolution of 1080 Investment Group; beneficial owner: Kim Littlefield
(47)	Stockholder received 800,000 shares upon dissolution of 1080 Investment Group; beneficial owner: Kim Littlefield
(48)	Includes 20,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(49)	Includes 20,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(50)	Beneficial Owner: James McGowen
(51)	Mr. McGowen received 105,000 shares as partial consideration for a loan made to AMUC in the amount of $25,000 pursuant to a Memorandum of Understating between AMUC and Mr. McGowen.
(52)	Includes 505,316 shares of common stock that may be acquired pursuant to outstanding warrants.
(53)	Beneficial Owner: Tram Q Tan Nguyen
(54)	Ms. Nicastro received 63,000 shares as partial consideration for a loan made to AMUC in the amount of $15,000 pursuant to a Memorandum of Understanding between AMUC and Ms. Nicastro.
(55)	Includes 20,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(56)	Beneficial Owner: Phillip Offill 32,000 shares
(57)	Stockholder received 25,000 shares upon dissolution of 1080 Investment Group.
(58)	Stockholder received 80,000 shares upon dissolution of 1080 Investment Group.
(59)	Includes 1,200,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(60)	Stockholder received 20,000 shares upon dissolution of 1080 Investment Group.
(61)	Stockholder received 570,000 shares upon dissolution of 1080 Investment Group.
(62)	Stockholder received 240,000 shares upon dissolution of 1080 Investment Group.
(63)	Stockholder received 20,000 shares upon dissolution of 1080 Investment Group.
(64)	Beneficial Owner: Andre Carter
(65)	Includes 50,000 shares of common stock that may be acquired pursuant to outstanding warrants; beneficial owner: Howard Clifton Saylor (13,900)

(66)	Includes 130,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(67)	Includes 2,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(68)	Mr. Scott received 21,000 shares as partial consideration for a loan made to AMUC in the amount of $5,000 pursuant to a Memorandum of Understanding between AMUC and Mr. Scott.
(69)	Beneficial Owners: Richard Trolard (250,000); Will Weeks Family Trust (Will Weeks 250,000); Donald Hubert (250,000); Lyle David Bridges (250,000)
(70)	Stockholder received 100,000 shares upon dissolution of 1080 Investment Group.
(71)	Includes 40,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(72)	Includes 100,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(73)	Management believes that Alexandra Smith is the daughter of Douglas E. Smith, a beneficial owner of more than five percent (5%) of our voting capital stock.
(74)	Management believes that Braeden Smith is a cousin of Douglas E. Smith, a beneficial owner of more than five percent (5%) of our voting capital stock.
(75)	Management believes that Brian Smith is a cousin of Douglas E. Smith, a beneficial owner of more than five percent (5%) of our voting capital stock.
(76)	Management believes that Claude Smith is a cousin of Douglas E. Smith, a beneficial owner of more than five percent (5%) of our voting capital stock.
(77)	Management believes that David Smith is the brother of Douglas E. Smith, a beneficial owner of more than five percent (5%) of our voting capital stock.
(78)	Includes 3,726,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(79)	Management believes that Gordon Smith is a son of Douglas E. Smith, a beneficial owner of more than five percent (5%) of our voting capital stock.
(80)	Management believes that Jaqueline Smith is the daughter of Douglas E. Smith, a beneficial owner of more than five percent (5%) of our voting capital stock.
(81)	Management believes that Michael Smith is a cousin of Douglas E. Smith, a beneficial owner of more than five percent (5%) of our voting capital stock.
(82)	Management believes that Tom Smith is a cousin of Douglas E. Smith, a beneficial owner of more than five percent (5%) of our voting capital stock.
(83)	Stockholder received 50,000 shares upon dissolution of 1080 Investment Group.
(84)	Includes 160,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(85)	Includes 205,200 shares of common stock that may be acquired pursuant to outstanding warrants.
(86)	Includes 200,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(87)	Stockholder received 100,000 shares upon dissolution of 1080 Investment Group.
(88)	Includes 100,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(89)	Includes 250,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(90)	Includes 250,000 shares of common stock that may be acquired pursuant to outstanding warrants. Stockholder received 7,981,322 shares upon dissolution of 1080 Investment Group.
(92)	Management believes that Ronald Trolard is the brother of Richard Trolard, a beneficial owner of more than five percent (5%) of our voting capital stock.
(92)	Includes 22,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(93)	Stockholder received 2,170,000 shares upon dissolution of 1080 Investment Group; beneficial owner: Will Weeks and Julia Weeks 2,470,000
(94)	Stockholder received 150,000 shares upon dissolution of 1080 Investment Group.
(95)	Includes 400,000 shares of common stock that may be acquired pursuant to outstanding warrants.
(96)	Stockholder received 80,000 shares upon dissolution of 1080 Investment Group.
(97)	Includes 200,000 shares of common stock that may be acquired pursuant to outstanding warrants.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire pursuant to warrants within 60 days.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  The sale price is fixed at $0.10 per share until such time as our shares may be quoted on the OTC Bulletin Board, and thereafter, at then prevailing market prices or privately negotiated prices.

Unless applicable state laws require that shares only be sold through a registered dealer in the state, the selling stockholders may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately-negotiated transactions;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  through the writing of options on the shares;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.  The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.  The selling stockholders cannot assure that all or any of the shares offered in this Prospectus will be issued to, or sold by, the selling stockholders.  The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this Prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this Prospectus through an underwriter.  No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

LEGAL PROCEEDINGS

We are currently not a party to any material pending legal proceeding.

The Company did not make adequate provisions for withholding FICA and other taxes from employee compensation during 2005, and anticipates the total under-funded obligation, including estimated interest and penalties, to be approximately $213,000.  There are possible civil and criminal penalties that may be assessed against the Company and its officers unless this shortfall is promptly funded.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth information concerning our directors, executive officers, and certain of our significant employees as of the date of this Prospectus.  Our Board of Directors consists of a total of three members who serve terms of three years and hold office until death, resignation or until removed from office in accordance with our Bylaws.  Our officers are appointed by our Board of Directors and hold office until their successors are chosen and qualified or removed by our Board of Directors.

Name	Age	Position	Term as Director Expires
John Dupont	58	Chief Executive Officer, President, and Director	2007
R. Darby Boland	54	Vice President, General Manger and Director	2007
Edward F. Eaton	57	Director	2007
Thomas A. Dapogny	43	Vice President of Operations, Treasurer, and Secretary	N/A
Karen Shoemaker	49	Vice President and Principal Accounting Officer	N/A
Scott Jacox	46	Vice President of Marketing	N/A
Ruben Fragoso	47	Vice President of Sales — Mexico, South and Central America	N/A

John Dupont has been a director and President and Chief Executive Officer of our Company since inception, and also served American Utilicraft Corporation (“AMUC”) as a director and President and Chief Executive Officer from its inception in 1990 to March 7, 2006.  From 1984 to 1989, Mr. Dupont was the President and CEO of Skytrader Corporation, an aeronautical research and development firm which he founded in 1984, and where he designed the UV-23 Scout STOL (Skytrader).  From 1989 through July 1990, Mr. Dupont was President of Advanced Lift Research, Inc. where he completed a design feasibility study, market review and operational competitive analysis of a new 17,000 lb. aircraft design, the UC-219, specifically for the worldwide combination passenger/freight market.

R. Darby Boland has been a director, the Vice President and General Manager of our Company since inception, and also currently serves AMUC as a director, and Vice President.  From 1975 to 1978, he was a Design and Logistics Engineer with McDonnell Douglas Corporation in connection with the F-4, F-15, Harpoon and Cruise Missile programs.  From 1978 to 1989, he was the Executive Manager with Southwestern Bell Corporation, where he was responsible for the design, implementation and marketing technical support of fiber-optic network systems for long distance and cellular service providing companies.  From 1989 to 1992, he was the Director of Corporate Development of Restore Industries, a telecommunications service equipment provider.  In 1988, Mr. Boland founded B&H Machine, Inc., a design manufacturer of metal cutting die products, where he served as President and Chief Executive Officer, and financed the sale of the company in 1996.  After 1996, Mr. Boland assisted AMUC with the development of their program until his recent appointment to Vice President, General Manager and Director of AMUC.  Mr. Boland is a graduate of St. Louis University with a B.S. degree in Aeronautical Engineering Management.

Edward F. Eaton has been a director of the Company since inception, and also currently serves AMUC as a director.  He is an attorney with Connolly, Bove, Lodge & Hutz, LLP of Wilmington, Delaware, where he has been a partner since 1991.  He practices in the areas of litigation, criminal law, real estate law, and business and commercial law, and has been employed with Connolly, Bove since 1986.  Mr. Eaton received his J.D. from Temple University and his Bachelor’s degree from Cornell University.

Thomas A. Dapogny has been the Vice President of Operations, Treasurer and Secretary since inception, and served AMUC as Vice President of Operations commencing in 1998.  From 1986 to 1997, he served as a consultant in information systems development for clients such as E-Systems/Raytheon, Ernst & Young, CACI, Global One, CSC and National Computer Systems.  His project work included CASE tool management; analysis and design; rapid prototype design and production; management and production of system life-cycle technical, management, and user documentation; development and production of Help systems; curriculum design and training material production; user-group management, and contract proposal development.

Karen Shoemaker has been the Vice President, Principal Accounting Officer since inception. Ms. Shoemaker served as Principal Accounting Officer of AMUC.

Ms. Shoemaker has served as a principal of By the Numbers, Inc. (“BTN”) since 1988.  At BTN she worked as a consultant-controller and accountant for startup to medium sized businesses, and was involved in preparing extensive financial reporting and providing hands-on accounting management.  Ms. Shoemaker has experience serving on project teams for BTN clients on finance and accounting related issues, consulting regarding selection, implementation and training for automated accounting related systems and establishment of accounting procedures, including internal control, revenue recognition and Government reporting.

Scott Jacox was employed by the Company on August 1, 2005 to serve as Vice President of Marketing. Mr. Jacox received a Bachelors of Arts degree in Management Information Systems and a Minor in Accounting from the University of Utah in 1985.  From 1986 to 1987 Mr. Jacox worked as a charter and cargo pilot for Sunwest Aviation.  In 1987 he began working as a freight delivery pilot for Alpine Air Express.  In 1990, Mr. Jacox worked as an overnight and express cargo delivery Pilot for Corporate Air. In 1992 he worked as a Captain for Alpine Air Express where he logged over 15,000 flight hours and personally carried over 20 million pounds of cargo in the overnight freight delivery system contracted to Federal Express, UPS, Airborne Express, and the USPS.  In 1998 he served as a Check Airmen and instructor pilot responsible for the evaluation and instruction for all Alpine Air Captains and First Officers in the BE-99 and BE-1900 aircraft.  In 1999 he served as a Chief Pilot for Alpine Air Express where he was instrumental in the implementation of an innovative palm pilot weight and balance system for all Alpine Aircraft.  In 2003 Mr. Jacox acted as Senior Vice President at Alpine Air Express where he was responsible for the acquisition of new contracts as well as the bidding and successful awarding of a $50,000,000 contract for the Hawaiian Islands for the USPS.  As Senior Vice President at Alpine Air Express he was also responsible for the start up, safe and profitable operations for the Honolulu based 14 aircraft operation.

Ruben Fragoso was employed by the Company on August 1, 2005 to serve as Vice President of Sales — Mexico, South and Central America.  Mr. Fragoso initiated his career in international trade in 1990 when he worked for a customs brokers agency.  During his tenure with this agency as International Trade and Logistics Specialist he assisted importers and exporters with customs clearance procedures, document preparation, warehousing and distribution, and international logistics which included freight-forwarding (air-freight, ocean-freight, and land-freight).  Five years later Mr. Fragoso was offered a position with one of his clients who owned a manufacturing company in Albuquerque, New Mexico, and operated five manufacturing plants (maquiladoras) in Mexico.  Mr. Fragoso’s duties were to manage all areas of the supply chain; such as, outsourcing, procurement, inventories, transportations, and customs clearance for the five maquiladoras.  He was also tasked with developing a vendor management program.  In 1998 Mr. Fragoso started International Trade Services (ITS), a third party logistics and supply chain management company.  As owner and managing partner of ITS, Mr. Fragoso assisted businesses in the areas of international and domestic logistics management, border crossing, international supply chain management, international marketing, import and export management, international warehousing and distribution, and international outsourcing.  Mr. Fragoso also managed all areas of the business administration including operations, marketing, human resources, accounting, payroll, and financing.  In early 2002 Mr. Fragoso entered employment with the State of New Mexico’s Economic Development Department in its Mexican Affairs Division.  During his tenure with the department he assisted in the development and implementation of the Maquiladora Supplier Program - an initiative designed to recruit maquiladora suppliers to be closer to their market in order to reduce transportation costs, inventory levels, and delivery times, while increasing customer service.  Mr. Fragoso also assisted in the design and implementation of several other programs that deal with Mexican federal and state governments, such as the New Mexico/Chihuahua Commission which addresses border, water, environment, immigration, and border development issues.  Mr. Fragoso has a Bachelors degree in International Business.

Family Relationships

There are no family relationships among the persons set forth above.

Involvement in Certain Legal Proceedings

None of the above persons or any business in which such person was an executive officer have been involved in a bankruptcy petition, been subject to a criminal proceeding (excluding traffic violations and other minor offenses), been subject to any order enjoining or suspending their involvement in any type of business, or been found to have violated a securities or commodities law.

Directorships in Other Companies

No directors hold directorships in any other reporting companies.

Audit Committee Financial Expert

The Securities and Exchange Commission has adopted rules implementing Section 407 of the Sarbanes-Oxley Act of 2002 requiring public companies to disclose information about “audit committee financial experts.”  As of the date of this Prospectus, we do not have a standing Audit Committee.  The functions of the Audit Committee are currently assumed by our full Board of Directors.  Additionally, we do not have a member of our Board of Directors that qualifies as an “audit committee financial expert.”  For that reason, we do not have an audit committee financial expert.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our capital stock as of the date of this Prospectus for (a) each person known by us to own beneficially five percent or more of the voting capital stock, and (b) each director and executive officer who owns capital stock.  Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to his or her shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner(1)		Percent of Class(2)
Common Stock As a Group	Officers and Directors 7339 Paseo Del Volcan Albuquerque, New Mexico 87121	36,831,540		16.7%

As Individuals	John Dupont 7339 Paseo Del Volcan Albuquerque, New Mexico 87121	18,350,048	(3)	8.4%

	R. Darby Boland 7339 Paseo Del Volcan Albuquerque, New Mexico 87121	14,355,050	(4)	6.7%

	Thomas A. Dapogny 7339 Paseo Del Volcan Albuquerque, New Mexico 87121	2,933,716	(5)	1.4%

	Edward F. Eaton 7339 Paseo Del Volcan Albuquerque, New Mexico 87121	958,726	(6)	0.4%

	Karen Shoemaker 7339 Paseo Del Volcan Albuquerque, New Mexico 87121	234,000	(7)	0.1%

	Scott Jacox 7339 Paseo Del Volcan Albuquerque, New Mexico 87121	0		0%

	Ruben Fragoso 7339 Paseo Del Volcan Albuquerque, New Mexico 87121	0		0%

	PacifiCorp Funding Partners Trust c/o The Newhaven Group(8) 40 Gerard Street London, England W1V 7 LP	135,917,400	(9)	49.9%

Patricia Parsons 2820 Sugarloaf Club Drive Duluth, Georgia 30097	14,397,625	(10)	6.7%

Douglas E Smith 46 Delegal Savannah, Georgia 31411	20,706,181	(11)	9.6%

Richard Trolard 6 Emerald Terrace #1 Swansea, Illinois 62226	12,128,970	(12)	5.7%

(1)

Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of August 28, 2006, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2)	The percentage is based on 212,323,029 shares of common stock outstanding as of August 28, 2006.

(3)	Includes exercisable warrants for the purchase of 5,906,312 shares of common stock.

(4)	Includes exercisable warrants for the purchase of 735,000 shares of common stock.

(5)	Includes exercisable warrants for the purchase of 903,922 shares of common stock.

(6)	Includes exercisable warrants for the purchase of 756,462 shares of common stock.

(7)	Includes exercisable warrants for the purchase of 40,000 shares of common stock.

(8)

Fergus Anstock serves as the Trustee/Protector of PacifiCorp Funding Partners Trust and is consequently the natural person who would be considered the beneficial owner of the shares held in the name of PacifiCorp Funding Partners Trust.

(9)

Includes 2,040,200 currently un-issued shares to be issued pursuant to warrants that PacifiCorp has transferred funds to exercise (but has not provided the required Notice of Exercise) and the remaining exercisable warrants for the purchase of 57,989,800 shares of common stock issued to PacifiCorp Funding Partners Trust pursuant to the PacifiCorp Agreement.

(10)	Includes exercisable warrants for the purchase of 1,200,000 shares of common stock.

(11)	Includes exercisable warrants for the purchase of 3,726,000 shares of common stock. 28,042 shares are held in the name of “Smith Family Trust, Douglas E. Smith, TTEE.”

(12)	Includes exercisable warrants for the purchase of 250,000 shares of common stock.

There are no arrangements the operation of which would result in a change in control of Utilicraft Aerospace Industries, Inc.

DESCRIPTION OF SECURITIES

The following description summarizes some of the terms of our capital stock and provisions of our Articles of Incorporation, as amended, and Bylaws, which have been filed as exhibits to our registration statement, and is qualified in its entirety by reference to our Articles of Incorporation, the amendment thereto, and our Bylaws.

As of the date of this Prospectus, our authorized capital stock consists of five hundred million (500,000,000) shares, consisting of four hundred seventy-five million (475,000,000) shares of common stock, par value $0.0001 per share, and twenty-five million (25,000,000) shares of preferred stock, par value $0.0001 per share.  As of August  28, 2006, pursuant to records certified by our transfer agent there were 212,323,029 shares of our common stock outstanding and held of record by approximately 440 active stockholders and no shares of preferred stock outstanding.  It should be noted that the Company is also obligated to issue 2,040,200 shares to PacifiCorp for exercise of warrants for which the exercise price has been paid, once PacifiCorp provides the required Notice of Exercise.  As of the date of this Prospectus, no series of preferred stock has been designated by the Board of Directors and no shares of preferred stock have been issued.

Common Stock

Our Board of Directors has the authority, without further action by our stockholders, to issue up to four hundred seventy-five million (475,000,000) shares of common stock.  Subject to all preferred stock rights, holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  The holders of our common stock are entitled to receive such lawful dividends as may be declared by our Board of Directors.  In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders.  At each election for directors every shareholder has the right to vote the number of shares owned by the shareholder for as many persons as there are directors to be elected.  There are no redemption or sinking fund provisions applicable to the common stock.  All outstanding shares of common stock are fully paid and non-assessable.

Signature Stock Transfer, Inc., in Dallas, Texas acts as transfer agent and registrar for our common stock.

Preferred Stock

Our Board of Directors has the authority, without further action by our stockholders, to issue up to twenty-five million (25,000,000) shares of preferred stock in one or more series.  The Board of Directors is authorized to fix the designation, preferences, limitations and relative rights, including voting rights relating to the shares of each preferred stock series without any further vote or action by our stockholders.  The powers, preferences, relative participating, optional and other special rights of each series of preferred stock and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.  Such rights, limitations and preferences include dividend rights, conversion rights and terms, voting rights and terms, redemption rights and terms, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series.  All shares of any one series of preferred stock are to be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon will cumulate, if cumulative.  As of the date of this Prospectus the Board of Directors has not designated a series of preferred stock.  The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that the holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.  Any issuance of preferred stock will be approved by a majority of the Company’s independent directors who do not have an interest in the transaction and who have access, at the Company’s expense, to the Company’s or independent legal counsel.

Warrants

The Company has issued warrants that, if and when exercised, will result in the issuance of up to 76,331,852 shares of our common stock.  This registration statement covers the offer and sale of up to 10,030,356 of these shares upon the exercise of warrants, and so long as this registration statement remains in effect at the time of issuance.  All outstanding warrants were issued at exercise prices ranging from $0.10 to $5.00 per share.

The Board of Directors has the authority to issue additional warrants and to fix the exercise price, term and other provisions without any further vote or action by our stockholders.  The issuance of additional shares upon the exercise of a warrant could adversely affect the voting power of holders of our common stock and the likelihood that the holders will receive dividend payments and payments upon liquidation.

INTEREST OF NAMED EXPERTS AND COUNSEL

The Company is represented by the law firm of Godwin Pappas Langley Ronquillo, LLP, Dallas, Texas.  Phillip W. Offill, Jr., an attorney and partner in the law firm of Godwin Pappas Langley Ronquillo, LLP served as the initial Director of the Company until its organizational meeting on December 10, 2004.  There are no experts or other consultants involved in this offering, and no persons have any manner of contingent interest in this offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that the Company will indemnify and hold harmless any director, officer or employee made a party to a proceeding solely because he or she is or was a director of the Company if:  (1) he or she acted in good faith; (2) reasonably believed that his or her actions were in the best interest of the Company; (3) reasonably believed that his or her conduct was lawful; and (4) the director prevails on the merits.  Indemnification permitted in connection with a proceeding is limited to reasonable expenses incurred in connection with the proceeding and any amounts paid in settlement of the proceeding.

We have agreed pursuant to the Dupont Employment Agreement to indemnify Mr. Dupont, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as President and Chief Executive Officer of the Company and in such other capacity to which he may be elected or appointed, and with respect to his services as a director, member of a committee and any other duties related to his position whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Dupont therein.

We have agreed pursuant to an Employment Agreement — R. Darby Boland dated December 10, 2004 to indemnify Mr. Boland, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as Vice President, General Manager of the Company and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Boland therein.

We have agreed pursuant to an Employment Agreement — Thomas A. Dapogny dated December 10, 2004 to indemnify Mr. Dapogny, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as Vice President of Operations of the Company and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Dapogny therein.

We have agreed pursuant to an Employment Agreement — Karen Shoemaker dated December 10, 2004 to indemnify Ms. Shoemaker, and hold her harmless against any claims or legal action of any type brought against her with respect to her activities as Vice President, Principal Accounting Officer of the Company and in such other capacity to which she may be appointed or elected and with respect to her services as a member of a committee and other duties related to her position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Ms. Shoemaker therein.

We have agreed pursuant to an Employment Agreement — Scott Jacox dated August 1, 2005 to indemnify Mr. Jacox, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as Vice President of Marketing of the Company and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Jacox therein.

We have agreed pursuant to an Employment Agreement — Ruben Fragoso dated August 1, 2005 to indemnify Mr. Fragoso, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as Vice President of Sales — Mexico, South and Central America of the Company and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Fragoso therein.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

Development of Utilicraft Aerospace Industries, Inc.

Utilicraft Aerospace Industries, Inc. is a Nevada corporation that was incorporated on December 10, 2004.  The Company was formed to effect a reorganization (the “Reorganization”) of American Utilicraft Corporation (“AMUC”).  The Reorganization was deemed necessary by the AMUC Board of Directors because they concluded that the business of AMUC could not be continued by the corporation in its current form due to its inability to facilitate significant investment to satisfy capital requirements for bringing its products to market.  Among other things, delinquencies and deficiencies in its public filings under federal securities laws and certain pending litigation were reasons AMUC was unable to facilitate significant investment necessary to fund continuing operations.  Upon formation, the Company:  (1) obtained from John Dupont, assignments of patent rights for the design of the FF-1080-300 aircraft, the method patent for the Express Turn-Around (ETA) electronic freight tracking system and for the Automated Flat Rate System (AFRS); (2) entered into separate employment agreements with John Dupont, Darby Boland, John Dapogny and Karen Shoemaker; (3) entered into lease agreements for facilities for use in its business operations, including a sublease (which has since been terminated) from AMUC of facilities located at 554 Briscoe Blvd., Lawrenceville, Georgia (formerly AMUC headquarters); and (4) recognized and resolved to honor deferred compensation obligations of AMUC to its officers in the amount of $1,892,108 to effect the Reorganization of AMUC.  In connection with the Reorganization, the Company has also paid an aggregate of approximately $1,095,077 to AMUC or its creditors and assumed debt owed by AMUC to an officer of the Company aggregating approximately $532,000.  AMUC applied approximately $46,499 of the proceeds from UAI toward settlement of certain obligations to persons who serve as officers/directors of the Company, who also served AMUC as officers/directors. The settled AMUC obligations to such officers/directors included payroll obligations totaling approximately $36,224 paid to Messrs Dupont, Boland and Dapogny, approximately $775 in accounts payable paid to Darby Boland, repayment of $7,000 of personal loans from John Dupont to AMUC, approximately $1,500 paid to John Dupont in reimbursement for travel expenses, and a $1,000 payment to Mr. Dupont for research and development services.

As part of the Reorganization, the Company also received preliminary letter agreements from Global Aircraft Group and WSI Hong Kong Ltd. (“WSI”), agreeing that they would enter into contracts with the Company for the purchase of aircraft on substantially the same terms as those between them and AMUC.  AMUC was in default on those contracts because it was unable to meet development and production deadlines for the delivery of aircraft, which comprised material breaches as disclosed in AMUC’s Form 8-K filed December 16, 2004.  Because of delays in arranging funding, the Company never finalized agreements with either Global or WSI.

To effect the Reorganization, the Company executed a Reorganization Agreement with AMUC pursuant to which it issued 111,444,769 shares of its common stock to AMUC to be distributed as a share dividend to AMUC shareholders on a share-for-share basis.  AMUC declared a dividend of the shares of the Company’s common stock to its shareholders on September 22, 2005.  Pursuant to the terms of the Reorganization Agreement the Company also issued warrants (the “UAI Warrants”) exercisable for the purchase of 17,287,664 shares of our common stock to holders of AMUC issued warrants (the “AMUC Warrants”) for the purchase of 17,287,664 shares of AMUC common stock, in the same proportion and on the same terms as the AMUC Warrants, except that any cashless exercise rights in the AMUC Warrants were not granted in connection with the UAI Warrants.  As a result of the Reorganization, AMUC is currently essentially a “shell” company, with no business and limited assets. Mr. Dupont executed the Reorganization Agreement in his capacity as President on behalf of the Company, and  Mr. Boland executed the Reorganization Agreement in his capacity as an officer of AMUC on behalf of AMUC.

Pursuant to the Reorganization, the Company’s officers entered into employment agreements with the Company, which are incorporated as Exhibits to this Registration Statement, and the Company assumed the obligation to pay them compensation deferred on AMUC’s books (see “EXECUTIVE COMPENSATION” section) as well as AMUC’s debt to John Dupont (see “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” section).  John Dupont and Darby Boland each also received 10,000,000 shares of stock in the Company for services rendered and their agreement to serve as a directors of the Company.

At the time of the Reorganization, AMUC was party to litigation concerning the exercise of warrants issued to an underwriter in its 2001 securities offering styled Schwartz Private Equity Group, LLC v. American Utilicraft Corp., State Court of Fulton County Georgia No. 04VS074071A.  Schwartz claims that it was entitled to exercise warrants for AMUC shares during 2002 and 2003, but was refused; Schwartz provided notice that it would exercise warrants but never tendered payments therefor.  Since AMUC answered Schwartz’ original petition, Schwartz has not pursued the litigation, and there are no outstanding discovery requests or scheduling orders.

Business Overview

The Company is engaged in the development and marketing of a freight forwarding aircraft, and certain information systems relating to the operation and function of the aircraft and freight management.  The goal of the Company is to implement solutions to the problem of declining capacity in the short haul (or feeder) route segments of the air cargo hub and spoke system.

The result of the Company’s efforts and research and development is a complete system for transporting air freight, centered around a new air vehicle specifically designed for medium range route segments, the FF-1080-300 Freight Feeder aircraft (the “FF-1080-300”).  The FF-1080-300 is designed to be capable of economically carrying standard industry air containers on short-to-medium range/medium density routes from airports with runways as short as 3,500 feet.

The Company has obtained assignment of rights to three (3) U.S. patents from one of the Company’s founders, John Dupont.  One patent is for the design of the FF-1080-300 aircraft.  Another is a method patent that incorporates the design in an integrated air cargo information system for the freight feed market, the Express Turn-Around (ETA) electronic freight tracking system.  The third patent is for the Automated Flat Rate System (AFRS). The AFRS system computes the most economical performance curve for each route segment based on the change in aircraft gross weight on the segment.  The AFRS system reduces pilot workload and assures that the FF-1080-300 is operated with optimal fuel efficiency.

The Company has obtained arrangements (sometimes referred to herein as “Risk Sharing Agreements”) with a number of experienced companies that provide aviation products and services necessary for the production of the FF-1080-300.  Most of the Risk Sharing Agreements are informal oral and in some cases preliminary written commitments.  Though we have obtained a definitive written agreement with one supplier, binding written agreements with most of the supply companies have not yet been obtained.  See “Suppliers and Materials” below.  These suppliers will provide, and have provided, products and/or services at no cost or at the manufacturer’s lowest direct costs for both the Pre-Production prototype FF-1080-300 aircraft and the Conformity Aircraft.  With respect to no-cost products, we obtain those on essentially a consignment basis, permitting us to use the products on our aircraft without an up-front payment.  However, if we remove the equipment from the aircraft, we must return such equipment to the manufacturer.  The willingness of these companies to share the risk to bring the FF-1080-300 to market, indicates their belief in the potential of the aircraft and their desire to participate in the program.  The understandings reached with these companies have enhanced the technical capability and operational value of the FF-1080-300, as well as assured the success of the development and production program.

Our Products

The FF-1080-300 is designed to be capable of economically carrying standard industry air containers on short-to-medium range/medium-density routes from feeder airports with runways as short as 3,500 feet, opening up thousands of additional airports in gear, turboprop aircraft specifically designed as a commercial utility air-freight transport system using off-the-shelf systems and design standards.  The FF-1080-300 is designed to satisfy an industry-recognized need to cost-effectively feed containerized air cargo to the major hubs of the scheduled passenger carriers and the overnight express airlines.  The aircraft is also designed for Short Take-Off and Landing (STOL) capability.  This feature would make the FF-1080-300 the only short-haul, heavy-lift containerized feeder aircraft capable of cost-effectively transporting ten revenue (air freight) tons over 1,000 miles, or eight tons over 1,500 miles, from airfields with less than 3,500 feet of runway, expanding air cargo capacity to many smaller cities and airports worldwide.

The Company has obtained assignment of patent rights to an integrated air cargo electronic information system for the freight feed market, the “Express Turn-Around” (ETA) electronic freight tracking system.  Embodied in the design of the FF-1080-300, the ETA is a completely automatic freight management and control system.  This patented system, which integrates currently available components, automatically accumulates and transmits real-time information on cargo handled by the aircraft to the carrier’s aircraft dispatch and freight management center.  The cargo containers (LD-3’s and various main deck containers) are identified by bar codes on the side of the container.  The codes are read by bar code readers installed on both sides of each cargo door as the containers are moved on and off the FF-1080-300 aircraft.  As the containers are loaded, they are automatically weighed.  The identification and weight of individual containers are stored in a portable central processing unit (CPU) located on board the aircraft, which also records and stores each container’s on-load/off-load status, specific aircraft identification, date, time and place by means of the aircraft’s Global Positioning System (GPS) navigation system.  This stored information is transmitted to the operator’s control center by means of a data communications system which transmits automatically.  This management information system reduces station workload at remote locations, allows pre-planning at the hub for rapid freight transfer, provides real time information on specific shipments in the hub feed route segments, and operates without any work or activation by the pilot or ground employees.

The ETA system has not been developed by the Company as of yet for commercial application, and there is no budget for such development.  As time and funding permits, the Company plans to seek assistance from a subcontractor to develop and manufacture the required components at a later date.  We are currently testing equipment provided by AirCell, Inc., a leading manufacturer of air-to-ground communications systems, who has consigned an equipment package to the Company for integration and testing purposes.  AirCell’s Iridium system has been installed in the Company’s test aircraft.

The Company has obtained assignment of patent rights for the Automated Flat Rate System (AFRS).  The AFRS system computes the most economical performance curve for each route segment based on the change in aircraft gross weight on the segment.  The AFRS system reduces pilot workload and assures that the FF-1080-300 is operated with the highest fuel efficiency, which can save fleet operators millions of dollars on an annual basis.  The AFRS is designed to automatically reset the flat engine power rate setting of the engine or engines of an aircraft relevant to the actual operational gross weight prior to flight.  For example, if a fully loaded aircraft has a gross weight of 68,000 lbs., and requires 4,200 shaft horse power (SHP) per each of its two engines, the AFRS will set the flat rate of both engines at 4,200 SHP.  If, however, on the next flight the aircraft unloads cargo and now only has a operational gross weight of 50,000 lbs., and only requires 3,500 SHP per engine, the AFRS will reset the flat rate to 3,500 SHP per engine prior to flight.  This results in a substantial savings in fuel and less wear and tear on the engines resulting in less maintenance and longer engine life.

The AFRS automatically receives the aircraft weight data from a commercial weight and balance system installed on the aircraft.  The information is digital and is interpreted by the AFRS software. The AFRS also receives temperature and air density digital data from the aircraft air-data system.  The AFRS information for engine operation is displayed to the pilot as a reference bug on the engine instrument panel and guides him as to the necessary settings to maintain the adjusted flat rate.  However, should the pilot need the remaining unused engine the remaining power is available by simply advancing the throttles forward, as in normal flight operation.

The AFRS technology is patented, but there has been no manufacture or commercial application of any product based on the patent.  As time and funding permits, we intend to hire a software development company to integrate the software into other commercially available hardware.  We have not developed a budget for this integration process.  AFRS is not vital to the completion of the aircraft, but once developed may be offered as an option.

The Market

The FF-1080-300 was designed to target the growing distribution requirement for more shipments with in-transit visibility and containerization delivered as close as possible to its end destination.  This market niche includes the freight feed operations of the overnight/two day express airlines, the airline freight feeder market, the world postal services, manufacturing just-in-time inventory and fulfillment, the combination passenger/cargo airlines, and the international airlines.

Our initial target client base consists of international and domestic freight carriers and U.S. passenger airlines seeking to expand their freight services.  The major freight carriers include Federal Express, United Parcel Service, Emery Worldwide, Airborne Express, DHL, and TNT.  The major U.S. passenger airlines include American Airlines, Continental Airlines, Delta Airlines, Northwest Airlines, Southwest Airlines, United Airlines and US Air.

Our secondary target market includes major international passenger airlines seeking to expand freight operations.  Such airlines would include British Airways, Lufthansa, Japan Airlines, Air France, All Nippon Airways, Alitalia and KLM Royal Dutch Airlines.

We believe that the passenger airlines may eventually purchase FF-1080-300s because of the expanding market opportunities for same-day, overnight, and international cargo services, and to keep their operations viable by removing freight from the scheduled passenger airlines and place such freight in a more cost-effective transport system.  The FF-1080-300 is an appropriately sized freight feeder aircraft for both the hub feeder role and the stand-alone regional express service.

The cargo that the FF-1080-300 is designed to carry is standard industry air containers containing a variety of packages including commercial shipments ranging from e-commerce retailer shipments directly to customers to manufacturing supply chain operations.

The Company believes that the high speed, high frequency, and high volume required by developing distribution system needs will be best accomplished by using the FF-1080-300 aircraft.  The FF-1080-300 is an all-cargo aircraft that is designed specifically for hub-and-spoke cargo operations.  We believe that the FF-1080-300 will contribute to the development of regional hub-and-spoke cargo operations in the same way that passenger turboprop aircraft were used to build the passenger hub-and-spoke systems.  The FF-1080-300 will be able to fly to smaller cities and airports that are located closer to origin/destination points.  The FF-1080-300 is designed to have lower acquisition and operating costs than older generation turboprop aircraft, such as the DeHavilland Dash 8, Aerospatiale ATR 42 and 72, the Saab 340, the Embraer EM 120 and the Dornier 328, while still providing the speed needed to create high-performance, fast-delivery shipping.  Our goal is to provide airlines the critical flexibility needed to move air cargo to more cities, more frequently, in manageable and trackable containerized units.

The Company’s sales and marketing efforts will primarily consist of direct sales initiatives with prospective airline customers and large commercial operations that can influence the sale of aircraft.  The Company’s direct sales efforts will entail the preparation of aircraft route and market analysis, and aircraft cost and benefit analysis, in conjunction with customer airline planning teams.  As customer sales initiatives approach the decision-making stage, the sales effort will focus on the development of sales contracts and aircraft financing support.  The marketing and sales effort also consists of participation in air cargo industry trade shows that include the National Business Aircraft Association (NBAA) Annual Conference, the Regional Airline Association Annual Meeting, the National Defense Industry Association (NDIA) symposia, and other U.S. and international trade shows.  These presentations include a display of the full-scale mockup of the FF-1080-300 and video and graphic presentations of the key features and operating economics of the FF-1080-300.  Upon completion of the preproduction prototype, trade show presentations and customer sales efforts will also include flight demonstrations of the FF-1080-300 and the aircraft’s systems.  Finally, the marketing effort will be supported by advertising and promotional campaigns appearing in premier worldwide airline industry trade publications.  These efforts will emphasize the benefits and features of the FF-1080-300 to air shippers and airline operators as well as to companies and industries in need of multiple-stop Just-In-Time shipping to support their manufacturing supply chains.

Competition

Other companies that build small and intermediate-sized aircraft such as Spain’s CASA, Canada’s DeHavilland, Sweden’s Saab, Germany’s Dornier, and the U.S.’s Beechcraft and Cessna currently have no products that the Company is aware of with comparative features that would directly compete with the FF-1080-300.  Aerospace (France) and British Aerospace, which build larger jet aircraft, also manufacture intermediate-sized passenger aircraft that are often converted for freight, but we believe that such aircraft are too large to pose a threat to our targeted market segment.

Light Aircraft Under 20,000 Pounds

Aircraft in this category, such as the Cessna Caravan 208 and the Dornier 228, are small and cannot accommodate the air cargo industry standard containers.  These planes are more suitable for the non-containerized, overnight small package services in low volume markets.  Federal Express developed a fleet of more than 250 Cessna 208 aircraft since the early 1980s.  Other overnight express operators such as Martinaire, Superior Aviation, AirNet Systems, and Union Flights also fly small fleets of the Cessna 208s, but the majority of the aircraft used by these operators are older corporate executive or passenger commuter aircraft converted into makeshift freighters.  This class of aircraft does not provide enough capacity per departure to meet increasing shipping demand.  Though established manufacturers of light aircraft with greater financial resources and brand name recognition could potentially enter the market and develop products that compete against ours, there has been no indication that they will do so.

Intermediate-Sized Aircraft

Intermediate-sized aircraft such as the DeHavilland Dash 8, Aerospatiale ATR42 and 72, Saab 340, Embraer EM120, Dornier 328 and CASA 235 were specifically designed to haul passengers at high speeds to the major hub airports.  Therefore, their designs cannot be modified to accommodate the features needed in a pure freighter aircraft, such as a larger forward side cargo door, high point-load capable floors, cargo net attachments, and a container roller system, and, as a result, they pose little competitive threat to our market segment.  The new aircraft in this category, the CASA 235, was designed for dual passenger and cargo use.  Although the CASA 235 has a rear ramp door, its heavy aircraft empty weight and slow cruise speed causes a range/payload deficiency in both freight and passenger operations.  There is no cost-effective means to convert any of these existing aircraft into cargo airplanes which is why FAA-compliant cargo modification procedures for these planes have not been developed.  In addition, all of these aircraft are unable to operate from airfields with runways of 3,500 feet or less because they were designed for high-speed takeoffs from long runways.  For these reasons, current owners of fleets of these aircraft are presently exploring placing them in Third-World and developing nations as passenger aircraft and parts (scavenged) aircraft in order to gain some revenue from their use.  Though established manufacturers of intermediate-sized aircraft with greater financial resources and brand name recognition could potentially enter the market and develop products that compete against ours, there has been no indication that they will do so.

Heavy/Large Aircraft

Several freight carriers are using Boeing 717, 727s, 737x, and McDonnell Douglas DC9s for feeder operations.  These aircraft can carry containers, but they are too large and too costly to operate efficiently in a hub feeder role.  These aircraft cannot be used to serve small feeder airports because of landing/takeoff requirements.  They are also not economical to operate on the typical feeder stage length of 250 to 500 miles.  Though established manufacturers of heavy/large aircraft with greater financial resources and brand name recognition could potentially enter the market and develop products that compete against ours, there has been no indication that they will do so.

Used, Out-Of-Production Aircraft

The backbone of the utility/freight feeder fleet to date has been a group of small piston and light turboprop aircraft.  In the mid-1990s, product liability litigation and passenger feeder market demand for much larger turboprop aircraft resulted in the halt of production of most of the popular aircraft used for air cargo operations.  The out-of-production aircraft most commonly used are the smaller Piper Cherokee Six, Piper Aztec, Piper Navajo, Cessna 400 series, the DeHavilland Dash 6 Twin Otter, Beech 99, Beech 1900, and Beech Baron.  Larger aircraft in this category are the Convair 580, Convair 660, the Fairchild F27, Shorts 330, Shorts 360, CASA 212, and the DeHavilland Dash 7.

With every passing year, fewer of these aircraft are available for the utility market due to the increasing fleet age and the difficulty of getting parts and other product support.  Even when spare parts are available, the older designs of these aircraft make them unattractive freight haulers.  They are heavy, fuel-intensive, and prone to breakdowns, grounding planes and stranding cargo.  These pose little real threat to the FF-1080-300 purely from an economic standpoint, because they are too small and too expensive to operate with modern freight handling systems.

New Market Entrants

We are currently unaware of any other companies with programs competing in this niche market.  We have found no evidence of new entrants in the airfreight feeder market, and communications with our potential suppliers and industrial partners have confirmed this observation.  The potential market size can, however, support more than one or two producers of this type of aircraft in the future in a similar way that passenger aircraft demand supports two primary aircraft manufacturers, Boeing and Airbus.

Our patent protection for our aircraft design, the ETA system, and the AFRS system will also help the FF-1080-300 retain a leading market position.

Patents and Trademarks

Our performance and ability to compete depend to a significant degree on our proprietary knowledge.  In 1992, the U.S. Patent and Trademark Office (“PTO”) issued to John Dupont a method patent for the method of transporting cargo using freight feeder aircraft with an automated freight management system.  In 1993, the PTO issued a design patent to Mr. Dupont for the FF-1080 aircraft, a predecessor aircraft to the FF-1080-300.  In 2001, the PTO issued to Mr. Dupont a method patent for the Automatic Flat Rate Setting System for Freight Feeder Aircraft.  John Dupont, President and CEO of the Company, executed assignments (the “Assignments”) on December 10, 2004 assigning all rights to the three (3) aforementioned patents to the Company pursuant to the Dupont Employment Agreement.  Each of the Assignments are for terms beginning on December 10, 2004, and subject to rights of revocation set forth in the Dupont Employment Agreement, ending on the expiration of the underlying patents.  The rights granted under the Assignments are revoked if, except under certain circumstances set forth in the Dupont Employment Agreement, the Company discontinues its start-up efforts, its development of the FF-1080 aircraft, the ETA aircraft freight feeder system, its FAA certification of the FF-1080 aircraft, its aircraft manufacturing business or files for bankruptcy.  Copies of the Assignments and the Dupont Employment Agreement are included as exhibits to the Company’s registration statement.  The method patent for the method of transporting cargo using freight feeder aircraft with an automated freight management system expires February 20, 2011, the design patent for the FF-1080 aircraft expires September 14, 2007, and the patent for the Automatic Flat Rate Setting System for Freight Feeder Aircraft expires May 26, 2020.

We have non-disclosure agreements with all of our employees that provide further protection for our intellectual property.

In consideration of Mr. Dupont’s execution of the Dupont Employment Agreement and the Assignments, the Company entered into a Royalty Agreement (the “Royalty Agreement”) with Mr. Dupont on December 10, 2004.  Pursuant to the Royalty Agreement, the Company has agreed to pay Mr. Dupont royalties in the amount of 3% of the Company’s gross proceeds on all sales of the FF1080-100, FF1080-200, FF1080-300, and FF1080-500, and all variants and/or future versions or other aircraft and/or other products which are covered by the patents underlying the Assignments and/or which utilize the trademarks assigned to the Company by Mr. Dupont.  Such royalties shall be paid on the first two thousand (2,000) aircraft sold by the Company.  The aforementioned royalties are payable in addition to certain royalties provided for in the Dupont Employment Agreement that may be triggered upon termination/non-renewal of the Dupont Employment Agreement.

Suppliers and Materials

We are organized as a system integrator that will enable us to use experienced aviation industry risk-sharing companies that work on specific tasks on an as-needed basis.  As a system integrator we will build our product by putting together components from different suppliers.  As a system integrator, we will be able to devote time and resources to our final product rather than the individual components which will be or have already been developed by subcontractor suppliers.  This approach will give us the flexibility to increase or decrease, as needed, personnel and services based on planned requirements that will result in substantial savings and control of overhead costs.  Subcontracting, or “outsourcing,” is a standard industry practice and is used extensively in the aerospace industry.

We have had discussions with companies that have provided oral commitments (and in  the case of Metalcraft Technologies, Inc., a written commitment), to enter into arrangements with us to produce a pre-production prototype aircraft.  With the exception of our agreement with Metalcraft Technologies, Inc., we have not yet obtained final binding agreements on acceptable terms with the companies who have provided such commitments.  Our intention is to structure these arrangements to provide products and/or services to us on favorable pricing terms for both the pre-production prototype aircraft and the conformity aircraft in exchange for our agreement to continue using these products and/or services in the aircraft we will eventually produce for commercial sale.  We believe the willingness of these companies to share the risk to bring the FF-1080-300 to market and their high degree of interest in participating in the program indicates their belief in the potential of the aircraft.  The understandings reached with these companies have enhanced the technical capability and operational value of the FF-1080-300, as well as assured the success of the development and production program.

We have entered into a Purchase Agreement #       Dated March 18, 2005, An Aircraft Sub-Assembly Manufacturing Agreement Between Utilicraft Aerospace Industries, Inc. and Metalcraft Technologies, Inc. (the “Metalcraft Agreement’).  Pursuant to the Metalcraft Agreement, we have contracted with Metalcraft Technologies, Inc. of Cedar City, Utah, to build the Forward, Center and Aft fuselage and empennage (tail) assemblies for the FF-1080-300 at their facilities and to provide these subassemblies for the Pre-Production Prototype and Conformity Prototype at a reduced price.  Metalcraft will also provide these assemblies for production aircraft. The Metalcraft Agreement provides that we will include Metalcraft’s assemblies on the FF-1080-300 for a term of 6 years.

Though we are reliant upon Metalcraft for manufacture of a large portion of the FF-1080-300 aircraft, there are numerous other qualified subassembly fabrication and manufacturing companies with necessary experience and FAA certifications, both in the U.S. and in foreign countries that could be utilized if Metalcraft is unable or unwilling to perform under the Metalcraft Agreement. In the event Metalcraft should be unable or unwilling to perform under its agreement, management expects it could find a suitable alternative supplier in 60 days or less.

We plan to subcontract wing assembly production, aircraft completions, e.g., exterior/interior paint, cockpit interior, avionics/electronics, cargo-bay interiors, roller-floor handling systems, and installation of other buyer furnished equipment.  We are currently in discussions with the following potential suppliers of FF-1080-300 components:  Shaw Aero Devices, Inc. (fuel systems), AAR Advanced Structures (cargo roller floors), Thales, Inc. (electrical power systems), Pratt & Whitney (turboprop engines), Hi-Temp Insulation, Inc. (insulation), Securaplane Technologies, Inc. (smoke and fire detection equipment), BF Goodrich Aerospace (air data systems), Lord Corporation (engine mount systems), General Electrodynamics Corporation (weight and balance systems), Hamilton Standard (propellers), IPECO (crew seats), Michelin Aerospace (tires), Dunlop Aerospace (wheel, brake, and landing-gear integration) and M7 Aerospace (wing assemblies).  As of the date of this Prospectus, we have not begun serious negotiation or reached final agreements with any of the foregoing potential suppliers.  We believe that the participation of these companies would enhance the technical capability and operational value of the FF-1080-300, in addition to contributing to the likelihood of the success of the development and production program.

Dependence on a Few Major Customers

Since the FF-1080-300 is still under development, the Company’s sales and marketing efforts have only yielded preliminary agreements with a few potential customers.  The following is a summary of the current status of our arrangements with potential customers.

We have entered into a Letter of Intent to Purchase One-Hundred (100) FF-1080-300 Aircraft between Benin Airlines SA  (“Benin”) and the Company dated December 2, 2005 (the “Benin LOI”).  The Benin LOI sets forth the preliminary terms of an arrangement between the Company and Benin pursuant to which Benin intends to purchase one hundred FF-1080-300 aircraft and an option to purchase an additional one hundred aircraft.  Benin intends to operate, resell or lease the Aircraft in accordance with an Aircraft Purchase Agreement, Distributorship Agreement, and Aircraft Production Rights Agreement to be negotiated and executed within ninety days of the date of the Benin LOI unless extended by agreement of the parties.  The Aircraft Purchase Agreement, Distributorship Agreement, and Aircraft Production Rights Agreement have not yet been finalized or executed.  The Benin LOI also sets forth the intention of the Company to grant Benin exclusive distributorship rights to market, sell, and support the Africa and specific Middle East markets, including United Arab Emirates, Saudi Arabia, Oman, Qatar, Kuwait, Jordan, Baharain, Lebanon, and excluding any Governments or Nations that are considered hostile to the United States of America.  The exclusive rights of Benin will be protected by negotiation and execution of an Interim Non-Circumvention Agreement detailing the areas of mutual interest of the parties and setting out the rights of each party with respect to marketing and distribution therein.  The Company has further agreed to grant Benin an exclusive right to select final assembly facilities for any aircraft purchased for a period of 25 years.  The Company has further agreed to build and certify an Extended Range (ER) version of the FF-1080-300 aircraft and offer this version to Benin at no extra cost.  The Benin LOI sets the purchase price at $13,500,000 USD per Aircraft delivered, plus applicable taxes, duties and other expenses.  At Benin’s option, the Company will either deliver the Aircraft fully assembled or will deliver subassemblies “kitted” for final assembly at facilities designated by Benin with final cost of assembly of the kitted aircraft to be borne by the Company.  Benin is to be responsible for shipping costs and insuring “kitted” subassemblies.  The Company has agreed to pay a 20% commission to Benin or any sales agent specified by Benin on each delivered Aircraft.  The Benin LOI specifies that delivery schedules are to be negotiated and included in the Aircraft Purchase Agreement.  Benin has agreed to provide the Company with a “good faith” deposit of $5,000,000 USD in the form of a Letter of Credit, to be kept in escrow until the Aircraft are being produced and to be applied to the purchase price as provided for in the Aircraft Purchase Agreement.  The Benin

LOI prohibits us from drawing on the Letter of Credit until after we certify to Benin that we have commenced construction of the aircraft covered by the Aircraft Purchase Agreement.  The Benin LOI is also conditioned upon John Dupont and his management team, remaining in majority ownership or control of the Company and the President Director General, and Executive Director of Benin remaining in majority ownership or control of Benin.

We have also entered into a Letter of Intent to Lease a Fleet of FF-1080-300 Freight Feeder Aircraft between Furia Organization, Inc. and Fronthaul Intermodal, LLC (collectively “Furia”) and the Company dated February 16, 2006 (the “Furia LOI”).  The Furia LOI sets forth the preliminary terms of an arrangement between the Company and Furia pursuant to which Furia intends to lease ten FF-1080-300 aircraft with an option to lease an additional ten aircraft.  Furia intends to operate the aircraft under contract with a freight aircraft operator.  The Company has further agreed to build and certify an Extended Range (ER) version of the FF-1080-300 aircraft for Furia.  Furia will be responsible for negotiating the terms of lease of the aircraft and the Furia LOI sets the purchase price at $13,500,000 USD FOB per aircraft delivered, plus tax, shipping, transportation costs and other expenses.  The purchase price is subject to adjustment in the event Furia makes lease payments directly to suppliers of certain components of the aircraft.  The Company will be paid by the lessor of the aircraft pursuant to an Aircraft Purchase Agreement between the Company and the lessor.  The Company may pay a broker a 10% commission if a broker is required to acquire a suitable lessor for Furia. The Furia LOI specifies that delivery schedules are to be negotiated and included in the to-be-negotiated Aircraft Purchase Agreement.  The Company has not yet entered into substantive negotiations or any definitive lease or aircraft purchase agreements under the Furia LOI.  Furia has agreed to provide the Company with an initial “good faith” deposit of $10,000 USD and upon entering into a lease agreement an additional $90,000 USD to be kept in escrow until the aircraft are being produced and to be applied to the purchase price as provided for in the Aircraft Purchase Agreement.  Furia has paid neither the good faith deposit nor the additional escrow deposit yet.  The Furia LOI is also conditioned upon John Dupont and his management team, remaining in majority ownership or control of the Company.

As part of the Reorganization, the Company received preliminary letter agreements from Global Aircraft Group and WSI Hong Kong Ltd., agreeing that they would enter into contracts with the Company for the purchase of aircraft on substantially the same terms as those between them and AMUC.  Definitive agreements have not yet been executed.  The preliminary agreements are merely letter agreements that state the intentions and commitments of the parties to enter into similar contracts and agreements with the Company on substantially the same terms and conditions as are reflected in the AMUC contracts and agreements.  The Company has not placed any emphasis on the preliminary agreements yet since there is no assurance that definitive agreements will be reached on terms acceptable to the parties.

Research and Development

The Company is in the final definition stage of the prototype engineering, and computer aerodynamic testing. We spent approximately $354,954 for engineering, research and development for the period from December 10, 2004 (inception) through June 30, 2006. Analytical Models, Inc. (“AMI”) has constructed a digitized and physical wind tunnel model and will commence aeronautical and analytical testing once financing for the balance of $261,096 for such services is arranged.  We expect that AMI will require a deposit of $100,000 to commence testing work, with the balance paid over the test period.  We have also contracted with D3 Technologies, Inc. (“D3”) to provide structural analysis and design integration, some of which will be reliant on completion of AMI’s wind tunnel testing. The services provided by D3 will total approximately $137,750, of which we have already paid $52,563. The balance that will be owed to D3 will be paid out over the remainder of the test cycle.  Upon completion of the work to be performed by AMI and D3, we will have an engineering report on a final Outside Mold Line (the outside surface commonly referred to as the “OML”), and can then conclude prototype construction.  We have an agreement with Metalcraft Technologies, Inc., to build the  prototype fuselage and empennage.  Metalcraft has constructed soft tooling but has delayed further work pending funding at our request.  We are currently negotiating with another manufacturer for prototype and final wing development and fabrication  We also expect to enter into additional contracts with AMI, D3 and others for additional analytical and test work and structural and manufacturing analysis, including a finite stress analysis, in connection with the certification process.

Government Approvals and Regulation

Federal Regulation

We are subject to regulations promulgated by the FAA with respect to safety requirements for and certification of aircraft. The FF-1080-300 prototype is a pre-certified, non-production aircraft that will be built under the regulations for experimental aircraft. The FAA regulates experimental aircraft primarily by a philosophy of protecting the citizens on the ground, rather than by attempting to enforce any particular code of airworthiness on the airplane, such as is done for all FAA “certified” airplanes. An experimental airplane has a set of FAA-issued operating limitations which must be carried in the aircraft when flying, which limit the airplane from doing some things which a certified airplane can do. Such limitations usually include a geographic limit (50 miles from the home airport and away from populated areas, busy airports, and congested airways). Night and instrument flight are usually restricted in the early days of an experimental airplane’s life. As experience is gained and the systems of a new airplane are developed, these limitations are relaxed to allow further expansion and demonstration of the capabilities of the airplane. Certifying the airplane for use in commerce is a different matter, requiring a major engineering effort to show that the airplane complies with the regulations which govern the design and construction of a certified airplane.

The FF-1080-300 is a simple twin-engine, standard configuration, aluminum airframe that requires a low-risk, low-tech FAA certification process. We believe that there are no systems on the aircraft (such as hydraulic, retractable landing gear, assisted/boosted flight controls, cargo cabin pressurization, emergency ejection egress, crash-worthy/fire retardant passenger seats and passenger environmental control systems) that could cause scheduling and approval difficulties with the FAA during the flight test and static-test programs.

We will also be subject to governmental regulations applicable to public companies.

FAA Type Certificate

Type certification is the process that conforms the FF-1080-300 engineering and flight characteristics to FAA requirements.  The type certification process legally enables a U.S. manufacturer to mass-produce its aircraft “type,” insuring that each delivered FF-1080-300 meets identical safety and performance requirements.  The regulations governing an FAA Type Certificate for the FF-1080-300 are contained in Federal Aviation Rules (“FAR”) Part 25.  The FARs require that the manufacturer provide drawings and engineering data for every component of the aircraft.  The engineering data must show precisely what stresses will be imposed on the component during its operational life.  Its capabilities must exceed these stresses by a minimum of fifty percent.  The FF-1080-300 is designed with even greater margins of safety and uses as many proven industry-standard and “off-the-shelf” items as possible for safety, ease of certification and ease of maintenance.  The quality of each component must also be shown to be repeatable during the manufacturing process, and when the Company buys a part from another manufacturer, the part must also be certified by the Company, or qualified under a specific “Technical Standard Order (TSO)” by the FAA.

We plan to execute FAA Part 25 Certification in two phases. Phase I will include the development of the certification plan, filing of the certification application, certification of the detailed production engineering, construction of the static test articles and the conformity aircraft subassemblies, and initial flight tests using the prototype aircraft. Phase II will include final assembly of the conformity aircraft, initiation of limited production of the aircraft, certification flight-testing and receipt of final Part 25 Aircraft Type Certification.

Foreign Laws and Regulations

FAA certification is recognized as the world-wide standard, and many countries, including those in which we are currently working, have bi-lateral agreements coordinating their certification requirements with those in the U.S.  While we recognize the necessity of country-by-country compliance, we expect that meeting FAA certification will permit us to meet or exceed certification requirements in countries without bi-lateral agreements.

We plan to begin the FAA Certification program after completion of the pre-production prototype aircraft. Full FAA Part 25 Certification of the aircraft (completion of both phases of the FAA Certification plan) is expected to take 24 months. Based upon past experience of the Company’s executives, it is the Company’s opinion that this is a reasonable schedule.

Employees

As of August 30, 2006, we employed a total of 6 employees, all of which are considered full-time employees.

Additional Information

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission relating to the shares of common stock being offered by this Prospectus, and reference is made to such registration statement.  This document constitutes the Prospectus of Utilicraft Aerospace Industries, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement and exhibits thereto, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.  Statements contained in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents and are not necessarily complete.  In each instance, we refer you to the copy of the contracts or other documents filed as exhibits to the registration statement, and the statements we have made in this Prospectus are qualified in their entirety by reference to the referenced contracts, agreements or documents.

The registration statement, including all exhibits, have been filed with the SEC through the Electronic Data Gathering Analysis and Retrieval (EDGAR) system.  Following the effective date of the registration statement, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with these requirements, will file annual, quarterly and special reports, and other information with the SEC.  We also intend to furnish our stockholders with an annual report containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

The public may read and copy any materials filed with the Securities and Exchange Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.  The address of that site is (http://www.sec.gov).

The Internet address for Utilicraft Aerospace Industries, Inc. is (http://www.utilicraft.com).

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following discussion of our financial condition and operations in conjunction with the financial statements and the related notes included in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to, those described under “RISK FACTORS” and elsewhere in this Prospectus.

Overview

We are a development stage research and development company with no product to sell, no revenue stream, significant operating losses and negative cash flow from operations.  The Company has incurred net losses from operations of $7,800,000 for the period from inception to June 30, 2006.  Our ability to continue as a going concern is subject to sales of stock, the vagaries of the market for our stock and various other factors.  There is no assurance that we can continue as a going concern.

Our current business plan is to focus on expediting the certification and production of the FF-1080-300 in furtherance of our goal to bring the aircraft to market within 30 months of commencement of development of the Pre-Production Prototype FF-1080-300 aircraft assuming we are able to obtain adequate funding of approximately $89,000,000.  We anticipate that the Pre-production prototype FF-1080-300 aircraft will cost approximately $13,000,000, Phase I FAA certification will cost approximately $34,000,000 and Phase II FAA certification will cost approximately $42,000,000. We expect to continue to fund operations through private-placement sales of common stock and/or warrants.

To implement the foregoing time schedule, we expect to complete the detailed engineering of the FF-1080-300 Pre-Production Prototype aircraft and to construct the aircraft during the first 12 months of the plan.  The FF-1080-300 Pre-Production prototype will be a pre-certified, non-production aircraft that will be built under the regulations for experimental aircraft.

Upon completion of the detailed CAD engineering of the prototype, we will initiate the FAA type certification (“Part 25 Certification”) program, which is anticipated to be completed over a 24 month period.  We have completed approximately 80% of our detailed CAD engineering, and expect to be completed with this element within two months, pending availability of funds.

Our Company plans to execute FAA Part 25 Certification in two phases:  Phase I is expected to commence 6 months after commencement of the Pre-production prototype development and will be completed in 12 months.  Phase I will include the development of the certification plan, filing of the certification application, certification of the detailed production engineering, construction of the static test articles and the conformity aircraft subassemblies, and initial flight tests using the prototype aircraft.  Phase II, which will begin 6 months after commencement of Phase I and is expected to take 18 months, will include final assembly of the conformity aircraft, initiation of limited production of the aircraft (Production Lot I [48 aircraft]), certification flight-testing and receipt of final Part 25 Aircraft Type Certification.

Upon receipt of the Part 25 Type Certification, our business plan calls for completion of the initial 36 aircraft for delivery.  Though we have no firm orders secured as of the date of this Prospectus, we expect to begin obtaining orders during the Part 25 Type Certification process.

Notwithstanding the anticipated estimates set forth in this section, it should be noted that the timeline for the development stages has been and may be further delayed due to lack of funding for specific stages of the development schedule.

We also continue to pursue various direct sales initiatives with prospective customers.  Our current focus is on the international market, where we believe buyers would be willing to begin committing funds to eventual purchases of our planes earlier than their domestic counterparts.  Our current marketing and customer-development program is aimed at securing orders for the FF-1080-300 aircraft.

Liquidity and Future Capital Requirements

Since inception we initially funded operations from proceeds from a private placement.  We were capitalized with approximately $2,000,000 raised from a private placement offering of 20,000,000 shares of common stock on January 19, 2005.

We will require approximately $15,000,000 to sustain operations over the next 12 months, which includes prototype engineering and construction costs of $11,885,833, general and administrative expenses of $3,003,750, and the balance to initiate FAA type certification.  We cannot satisfy our current cash requirements without raising additional funds through our agreement with PacifiCorp Funding Partners Trust or obtaining debt or equity financing through other qualified lenders or investors.

We entered into an Amended Master Financing Agreement (referred to herein as the “PacifiCorp Agreement”) Between PacifiCorp Funding Partners Trust and Utilicraft Aerospace Industries, Inc. effective as of September 12, 2005. Pursuant to the terms of the PacifiCorp Agreement, PacifiCorp Funding Partners Trust (“PacifiCorp”), a trust formed under the laws of the Republic of Mauritius has agreed to potentially provide a minimum of $40,000,000 and a maximum of $80,000,000 in financing through the exercise of warrants (the “PacifiCorp Warrants”) granted to PacifiCorp for the purchase of up to 60,000,000 shares of our common stock.  The PacifiCorp Agreement provides that PacifiCorp will utilize its best efforts to provide funding but does not obligate PacifiCorp to exercise any of the PacifiCorp Warrants. The PacifiCorp Warrants consist of (1) warrants for the purchase of 20,000,000 shares of common stock at a price of $0.50 per share, exercisable for a period of 360 days; (2) warrants for the purchase of 30,000,000 shares of common stock at a price of $1.50 per share, exercisable for a period of 540 days; and (3) warrants for the purchase of 10,000,000 shares of common stock at a price of $2.50 per share, exercisable for a period of 720 days.  The PacifiCorp Agreement expressly states that the parties reserve the right, without obligation, to renegotiate the terms of exercise of the PacifiCorp Warrants, whether as to exercise price or period, in the event of the establishment and based on the condition (price and volume) of a public market for our common stock. In addition, the Company, John Dupont and Darby Boland collectively agreed to contribute a total of 80,000,000 shares (the “PacifiCorp Shares”) of restricted common stock of the Company to PacifiCorp.  The PacifiCorp Shares consist of 60,584,260 shares newly issued by the Company, 11,660,000 shares contributed and transferred by John Dupont personally, and 7,755,740 shares contributed and transferred by Darby Boland personally.  The PacifiCorp Trustee is entitled to exercise full voting rights relating to the PacifiCorp Shares.  In the event that PacifiCorp fails to exercise PacifiCorp Warrants sufficient to generate the minimum funding (i.e., $40,000,000) provided for in the PacifiCorp Agreement within 540 days following execution, PacifiCorp is obligated to return the PacifiCorp Shares and all unexercised PacifiCorp Warrants for cancellation.  Notwithstanding the foregoing obligation, the PacifiCorp Agreement allows for transfer of the PacifiCorp Shares to third parties but provides that any transfer during the period the PacifiCorp Agreement is in effect requires a counter-party signature from an Officer of the Company.  No security interest in the PacifiCorp Shares is reserved pursuant to the PacifiCorp Agreement, and absent any subsequent agreement between the parties with respect to resale of the PacifiCorp shares, the Company retains no right to demand return of the shares from a third party in the event PacifiCorp defaults on its obligations.  None of the PacifiCorp Shares or shares to be issued upon exercise of the PacifiCorp Warrants are being registered pursuant to the registration statement relating to this Prospectus.

During the six month period ended June 30, 2006, PacifiCorp transferred funds totaling $1,020,100 to us for exercise of PacifiCorp Warrants for the purchase of 2,040,200 shares at an exercise price of $.50 per share.  Notwithstanding the fact that PacifiCorp has only paid for the purchase of 2,040,200 shares as of June 30, 2006, it has requested and obtained transfer of a total of 4,082,600 of the PacifiCorp Shares to third parties.

We protect our rights with respect to return of the PacifiCorp Shares under the PacifiCorp Agreement (in the event PacifiCorp fails to meet its minimum funding obligation) by maintaining control over the certificates representing PacifiCorp Shares that are registered in the name of PacifiCorp (i.e., the shares that have not been transferred to third parties) as well as any shares issued upon the exercise of the PacifiCorp Warrants in the name of PacifiCorp (“PacifiCorp Warrant Shares”). As such,we are effectively able to ensure that PacifiCorp will be able to meet its share return obligations in the event it is unable to meet minimum funding obligations under the PacifiCorp Agreement.

While PacifiCorp has agreed to provide potential financing, we do not intend to stop looking for other means of funding our needs.  Among other things, we will continue to explore debt and equity financing from qualified lenders or investors.  The PacifiCorp Agreement contains no anti-dilution provisions or other restrictions that would prevent the Company from obtaining other financing.  John Dupont has personally loaned the Company or paid Company expenses  to maintain Company operations. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” section  below.

Pursuant to our Employment Agreement — Karen Shoemaker dated December 10, 2004 pursuant to which we have employed Ms. Shoemaker to serve as our Vice President, Principal Accounting Officer, Ms. Shoemaker’s base salary will increase from One Hundred Twenty-Five Thousand Dollars ($125,000) per annum to One Hundred Fifty Thousand Dollars ($150,000) per annum upon the effective date of our registration statement and the Company becoming a reporting company under the Exchange Act. See “EXECUTIVE COMPENSATION — Employment Agreements — Karen Shoemaker” section below.

Material Commitments for Expenditures

Depending on our ability to arrange financing, we expect to pay Metalcraft between $7 million and $10 million for the construction and assembly of a prototype FF-1080-300 during the next 12 months. See “Liquidity and Future Capital Requirements” section above for details regarding our plans to finance such expenditures. In addition, apart from our current lease obligations for the hangar and assembly facility at Double Eagle-II in Albuquerque, New Mexico, we expect to spend between $200,000 and $400,000 for leasehold improvements to our facilities to make them suitable for final assembly of the aircraft.  See “DESCRIPTION OF PROPERTY” section below. Additionally, we have committed to pay $323,276 to Analytical Models, Inc. for construction of the wind tunnel model and related engineering and testing, of which we have paid a total of $62,180. We have also contracted with D3 Technologies, Inc. (“D3”) to provide structural analysis and design integration services. The services provided by D3 will total approximately $137,750, of which we have already paid $52,563.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

DESCRIPTION OF PROPERTY

The Company terminated a sublease agreement with AMUC for its principal office and hangar facility in Lawrenceville, Georgia, and the property has been sold by the owner, terminating AMUC’s lessee liabilities.

The Company has moved operations to the Double Eagle II Airport in Albuquerque, New Mexico.  We have entered into a Ground Lease with the City of Albuquerque for 10 acres located on the Double Eagle II Airport, at a rate of $48,000 per year for the initial five year period and is adjusted each successive five year period throughout the 20 year term based on changes in the fair market value of the land. The City of Albuquerque has agreed to abate certain portions of the monthly rentals until the end of the initial five years of the lease, in January 2010.  The abatement results in 100% of the first year’s rent and 50% of the next four years’ rent to be deferred until January 2010, at which time, the abated rent, aggregating $144,000, will be due and payable.

We have also entered into a Hangar Lease with the city, subsequently amended by a First Amendment to the Double Eagle II Airport Hangar Lease (the original Hangar Lease, as Amended is referred to herein as the “Amended Hangar Lease”), which provides for a 14,400 square foot hangar at a rate of $3,600 per month.  The Amended Hangar Lease also provides that we will pay certain fees relating to maintenance, identification badges and refuse containment. The city of Albuquerque has reserved the right to adjust the rent annually in an amount equal to 3% of the previous years rent. The term of the Amended Hangar Lease is month to month, commencing on March 1, 2006.  Separately, we are in negotiations with builders to construct a 3-40,000 square foot addition to the existing hangar, and to construct a 15,000 square foot attached office facility at our expense to complete the Prototype Assembly Facility.  The property is an industrial park space, with runway access.  We also have plans for a Final Assembly Facility on the lease option property.  The 80,000 sq. ft. hangar-like structure is expected to be designed to support the planned production rate of eight aircraft per month or 96 aircraft per year. The facility is also expected to include 26,000 sq. ft. of office space.  A second 100,000 sq. ft. facility may also be constructed to handle future increased production rates.  We intend to perform the final assembly of all of the FF-1080-300 aircraft in New Mexico. Our Quality Assurance flight testing program will be conducted at the planned facility in New Mexico.  Additionally our customer on-site engineering employees will be housed at this facility as well as the final customer flight test and Final Delivery inspection personnel.

The Company entered into a Lease Agreement with Plaza II Executive Center, Inc. on July 25, 2005. Pursuant to the Lease Agreement the Company leased 1,500 sq. ft. of office space located at 125 Lincoln Avenue, Suite 400, 125 Lincoln Plaza, Santa Fe, New Mexico for an initial term of eight (8) months beginning on August 1, 2005 and ending on March 1, 2006. The lease was automatically extended pursuant to its terms to July 31, 2006 and was amended on August 1, 2006 to again extend the term of the lease to July 31, 2007. Pursuant to the amendment, the monthly rent on the extended lease is $2,420 and the lease provides for a minimum $50 monthly support service charge, and a $10 per month, per person, kitchen fee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We believe that all of the transactions set forth below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. However, it should be noted that the Company only has one director that would be considered an “Independent Director” as defined by the North American Securities Administrators Association, Inc. (“NASAA”) Statement of Policy Regarding Corporate Securities Definitions, as amended.  As such, at the time of the following transactions, the Company lacked sufficient disinterested independent directors to ratify the transactions as required by guidelines set forth in the NASAA Statement of Policy Regarding Loans and Other Material Affiliated Transactions, as amended.

The Company was formed to effect a reorganization (the “Reorganization”) of American Utilicraft Corporation (“AMUC”). Upon formation, the Company: (1) obtained from John Dupont, assignments of patent rights for the design of the FF-1080-300 aircraft, the method patent for the Express Turn-Around (ETA) electronic freight tracking system and for the Automated Flat Rate System (AFRS); (2) entered into separate employment agreements with John Dupont, Darby Boland, Thomas Dapogny and Karen Shoemaker; (3) entered into lease agreements for facilities for use in its business operations, including a now-terminated sublease from AMUC of facilities located at 554 Briscoe Blvd., Lawrenceville, Georgia  (formerly AMUC headquarters); and (4) recognized and resolved to honor deferred compensation obligations of AMUC to its officers and employees. In connection with the Reorganization, the Company has also paid an aggregate of $1,095,076.58 to AMUC or its creditors. To effect the Reorganization, the Company executed a Reorganization Agreement with AMUC pursuant to which it issued 111,444,769 shares of its common stock to AMUC to be distributed as a share dividend to AMUC shareholders on a share-for-share basis. AMUC declared a dividend of the shares of the Company’s common stock to its shareholders on September 22, 2005. Pursuant to the terms of the Reorganization Agreement the Company also issued warrants (the “UAI Warrants”) exercisable for the purchase of 17,287,664 shares of our common stock to holders of AMUC issued warrants (the “AMUC Warrants”) for the purchase of 17,287,664 shares of AMUC common stock, in the same proportion and on the same terms as the AMUC Warrants, except that any cashless exercise rights in the AMUC Warrants were not granted in connection with the UAI Warrants. It should be noted that AMUC and the Company had the same directors (i.e., Messrs. Dupont, Boland and Eaton were the only directors of both AMUC and Utilicraft Aerospace Industries, Inc.) at the time of the Reorganization. Mr. Dupont executed the Reorganization Agreement in his capacity as President on behalf of the Company, and  Mr. Boland executed the Reorganization Agreement in his capacity as an officer of AMUC on behalf of AMUC.

In consideration of Mr. Dupont’s execution of the Employment Agreement and the Assignments, the Company entered into a Royalty Agreement with Mr. Dupont, President, Chief Executive Officer, and director of the Company on December 10, 2004.  Pursuant to the Royalty Agreement, we agreed to pay Mr. Dupont royalties in the amount of 3% of the Company’s gross proceeds on all sales of the FF1080-100, FF1080-200, FF1080-300, and FF1080-500, and all variants and/or future versions or other aircraft and/or other products which are covered by the patents underlying the Assignments and/or which utilize the trademarks assigned to the Company by Mr. Dupont.  Such royalties must be paid on the first two thousand (2,000) aircraft sold by the Company. The aforementioned royalties are payable in addition to certain royalties provided for in the Dupont Employment Agreement that may be triggered upon termination/non-renewal of the Dupont Employment Agreement.

On May 6, 2005, the Board of Directors authorized the issuance of 10,000,000 shares of UAI common stock to John

Dupont, President, Chief Executive Officer, and a director of the Company and 10,000,000 shares of UAI common stock to Darby Boland, Vice President, General Manager, and a director of the Company.  The 20,000,000 shares were issued for services rendered and their agreement to serve as directors of the Company and not issued in connection with either of the employment agreements in place with Messrs. Dupont or Boland.

On June 10, 2005, in connection with the Reorganization (discussed above), the directors of the Company resolved to assume $2,031,511 in deferred compensation of AMUC to its officers and employees. Subsequent to the resolution, the Company reduced the amount of AMUC deferred compensation that it would assume to $1,892,108.  The deferred compensation actually assumed included $385,678 payable to John Dupont, President, Chief Executive Officer and director of the Company; $208,442 payable to Thomas Dapogny, Vice President Operations, Treasurer and Secretary; $179,668 payable to R. Darby Boland, Vice President, General Manager and a director of the Company; and $393,814 payable to Karen Shoemaker, Vice President and Principal Accounting Officer.  Under AMUC’s employment contracts with these officers, their compensation was fixed and earned over the term of the contracts, but amounts due would not be paid until the Company reached certain financing goals.  The unpaid obligations were deemed earned and the payment thereof deferred, and the Company accrued the amounts earned but not paid.  The directors of the Company determined to assume the reduced deferred compensation amount in connection with the Reorganization as an incentive to these officers to enter into employment agreements with the Company.

On August 5, 2005, in connection with the Reorganization, the directors of the Company resolved by unanimous consent to assume certain debt owed by AMUC in the aggregate amount of $470,000 (the “AMUC Debt”) owing and payable to John Dupont, President, Chief Executive Officer, and director of the Company and JD Aero, LLC, a company owned by John Dupont.  The AMUC Debt bears interest at a rate of 4%.  Effective as of September 13, 2005, the directors of the Company resolved by unanimous consent to assume an additional $61,889 of debt of AMUC also payable to John Dupont. Since Mr. Dupont, an officer and director of the Company, had interest in both sides of the assumption transaction, and participated in board consent of the assumption transaction, the transaction was not conducted in the same manner as that which would have been conducted between two unaffiliated parties.

The Company leases a Cessna 414A aircraft from JD Aero, LLC, a company wholly owned by John Dupont, for use in corporate travel, as well as research and development activities regarding the information processing and navigation systems that may be used in the FF-1080-300.  The monthly payments are $2,500 per month.  The lease was executed on July 1, 2005 and is for a term of 60 months.  We are also responsible for all maintenance, inspections, overhaul, repair, and insurance.  In April 2006, the Company paid $25,489 for electronics that were added to the aircraft for testing purposes for the FF-1080-300. Under the terms of the lease, any equipment and modifications that we add to the aircraft will remain on the aircraft and become the property of JD Aero, LLC.

We entered into the PacifiCorp Agreement with PacifiCorp effective as of September 12, 2005. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION - Liquidity and Future Capital Requirements” section above for details regarding the PacifiCorp Agreement. The Company, John Dupont, President, Chief Executive Officer, and a director of the Company, and Darby Boland, Vice President, General Manager, and a director of the Company, collectively agreed to contribute a total of 80,000,000 shares (the PacifiCorp Shares) of restricted common stock of the Company to PacifiCorp. The PacifiCorp Shares consist of 60,584,260 shares issued by the Company, 11,660,000 shares contributed and transferred by John Dupont personally, and 7,755,740 shares contributed and transferred by Darby Boland personally.

On January 15, 2006, the Company entered into a Loan Agreement with John Dupont, President, Chief Executive Officer, and a director of the Company, pursuant to which the Company memorialized certain loans made to UAI by John Dupont in the form of wire transfers and expenses advanced by Dupont during the period beginning on August 16, 2005 and ending on December 31, 2005 in the aggregate amount of $224,355. The Company agreed to repay the full amount of $224,355 by March 15, 2006.  As interest on the full amount of the loans, the Company has agreed to grant Mr. Dupont warrants for the purchase of 897,416 shares of UAI common stock at an exercise price of $1.00 per share for a term of 3 years. The amount and terms of these warrants were agreed to in consideration of default risk as well as in lieu of payment of interest.

On March 31, 2006, the Company executed a Loan Memorandum memorializing certain loans made to UAI for various Company expenses by John Dupont, President, Chief Executive Officer, and a director of the Company, in the form of wire transfers and expenses advanced by Dupont during the period beginning on January 1, 2006 and ending on March 27, 2006 in the aggregate amount of $93,486. The Loan Memorandum notes that the Company settled $85,000 of the $93,486 on March 29, 2006 and a balance of $8,486 remains owed to Mr. Dupont. As interest on the full amount of the loans, the Company has agreed to grant Mr. Dupont cashless warrants for the purchase of 186,972 shares of UAI common stock at an exercise price of $1.00 per share for a term of 3 years. The amount and terms of these warrants were agreed to in consideration of default risk as well as in lieu of payment of interest.

As of June 30, 2006, John Dupont, President, Chief Executive Officer, and director of the Company, has also advanced an additional $13,211 on behalf of the Company for miscellaneous expenses.

We anticipate that all ongoing and future affiliated transactions will be made or entered into on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties.  Moreover, all ongoing and future affiliated transactions and any forgiveness of loans, must be approved by a majority of the independent, disinterested members of the Company’s Board of Directors. Edward F. Eaton is the only independent director currently serving on our board of directors and all of the foregoing transactions have been approved or ratified by Mr. Eaton.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

No Public Market

There is currently no active trading market for our common stock.

Options, Warrants, Convertible Securities

We have issued and outstanding warrants exercisable for the purchase of up to 76,331,852 shares of our common stock.  All of the warrants were issued at exercise prices ranging from $0.10 to $5.00 per share.  This Prospectus relates to the resale of up to 10,030,356 of the shares of common stock underlying certain of the foregoing warrants.

Rule 144 Shares

As of the date of this Prospectus, no shares of our common stock have been held in excess of a year and therefore none are available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Act.

The Company has agreed to use its best efforts to register 20,000,000 shares of common stock issued in a private placement and 294,000 shares issued to James McGowen, Nathan Graves, Marian Nicastro and John Scott in connection with certain loans to AMUC within 6 months and also granted piggy-back registration rights with respect to such shares. The 20,294,000 shares are included in the 104,373,286 shares offered by shareholders under this Prospectus.

Holders

As of August 28, 2006, we had approximately 440 active stockholders of record of our common stock pursuant to the records of our transfer agent.  The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.  The transfer agent of our common stock is Signature Stock Transfer, Inc.

Dividends

We have not declared or paid any dividends on our capital stock since inception and do not expect to pay any cash dividends for the foreseeable future.  The payment of cash dividends, if any, in the future will be at the sole discretion of our Board of Directors.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth the total annual compensation paid or accrued by us to or for the account of the Chief Executive Officer and each other executive officer whose total cash compensation exceeds $100,000:

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
						Awards
					Other	Restricted	Securities	Payout(s)
Name and					Annual	Stock	Underlying	LTIP	All Other
Principal					Compensation	Award(s)	Options/	Payouts	Compensation
Position	Year	Salary($)		Bonus($)	($)	($)	SARs (#)	($)	($)

John Dupont,	2003	0		0	0	0	0	0	0
President and CEO	2004	11,833	(1)	0
	2005	200,000	(2)	0					1,085,678	(3)

R. Darby Boland,	2003	0		0	0	0	0	0	0
Vice President, and	2004	8,875	(4)	0
General Manger	2005	150,000	(5)	0					879,668	(6)

Thomas A. Dapogny,	2003	0		0	0	0	0	0	0
VP Operations,	2004	8,875	(7)	0
Treasurer, Secretary	2005	150,000	(8)	0					208,442	(9)

Karen Shoemaker,	2003	0		0	0	0	0	0	0
VP, Principal	2004	7,395	(10)	0
Accounting Officer	2005	125,000	(11)	0					393,814	(12)

Scott Jacox,	2003	0		0	0	0	0	0	0
VP, Principal	2004	0		0
Accounting Officer	2005	15,385		0

(1)                                  We entered into an Employment Agreement with Mr. Dupont on December 10, 2004, however, no compensation was paid under the agreement as of December 31, 2004. We accrued $11,834 as deferred compensation for services preformed as of December 31, 2004.

(2)                                  This amount includes $113,846 paid and $86,154 accrued by UAI but unpaid.

(3)                                  This amount includes $385,678 of AMUC deferred compensation assumed by UAI, and $700,000 in value for issuance of 10,000,000 shares of our common stock to Mr. Dupont.

(4)                                  We entered into an Employment Agreement with Mr. Boland on December 10, 2004, however, no compensation was paid under the agreement as of December 31, 2004.  We accrued $8,875 as deferred compensation for services preformed as of December 31, 2004.

(5)                                  This amount includes $103,500 paid and $46,500 accrued by UAI but unpaid.

(6)                                  This amount includes $179,668 of AMUC deferred compensation assumed by UAI, and $700,000 in value for issuance of 10,000,000 shares of our common stock to Mr. Boland.

(7)                                  We entered into an Employment Agreement with Mr. Dapogny on December 10, 2004, however, no compensation was paid under the agreement as of December 31, 2004.  We accrued $8,875 as deferred compensation for services preformed as of December 31, 2004.

(8)                                  This amount includes $78,769 paid and $71,231 accrued by UAI but unpaid.

(9)                                  This reflects $208,442 of AMUC deferred compensation assumed by UAI.

(10)                            We entered into an Employment Agreement with Ms. Shoemaker on December 10, 2004, however, no compensation was paid under the agreement as of December 31, 2004.  We accrued $7,395 as deferred compensation for services preformed as of December 31, 2004.

(11)                            This amount includes $7,488 paid and $117,513 accrued by UAI but unpaid.

(12)                            This reflects $393,814 of AMUC deferred compensation assumed by UAI.

The Company assumed the AMUC deferred compensation obligations referenced above in furtherance of its Reorganization plan and as an incentive to its employees to enter into employment agreements with the Company.

Option/SAR Grants in Last Fiscal Year

No Options/SARs were granted in the last fiscal year to any executive officers.

Compensation Of Directors

Our Bylaws authorize our Board of Directors to fix the compensation of directors for their services and allow the reimbursement of actual expenses of directors for their attendance at each meeting of our Board of Directors.  10,000,000 shares of our common stock was issued to John Dupont for services rendered and his agreement to serve on the Board of Directors, and 10,000,000 shares of our common stock was issued to Darby Boland for services rendered and his agreement to serve on the Board of Directors. No other compensation has been paid to our directors since inception of the company for any services provided as director, committee participation or special assignments.

Employment Agreements

The following descriptions summarize some of material terms of the current employment agreements between the Company and our executive officers named above, all of which have been filed in their entirety as exhibits to our registration statement, and are qualified by reference to such agreements.

John Dupont

We entered into an Employment Agreement - John Dupont (referred to herein as the “Dupont Employment Agreement”) with Mr. Dupont on December 10, 2004 to serve as our President and Chief Executive Officer.  The Dupont Employment Agreement was amended by a First Amendment to Employment Agreement — John J. Dupont pursuant to which a provision providing for a loan to Mr. Dupont was deleted.  The agreement is for five (5) years, with a base salary of two hundred thousand dollars ($200,000) per annum, which shall be adjusted to two hundred fifty thousand dollars ($250,000) per annum in 2006 and to three hundred thousand dollars ($300,000) per annum in 2007.  We have also agreed to pay Mr. Dupont a bonus amounting to four percent (4%) of the net profits of the Company each fiscal year and commissions equaling four percent (4%) of the gross sale price of aircraft and equipment sold by the Company.  After the Company obtains major start-up financing, it is obligated to pay Mr. Dupont’s legal representatives $5,000 in the event of his death during the term of the agreement.  Mr. Dupont is not obligated to devote his full time and efforts to the Company until such time as major start-up financing is obtained.  The employment agreement requires Mr. Dupont to assign and grant the Company, subject to certain limitations, all rights necessary to manufacture the FF-1080-300 aircraft and the ETA aircraft freight feeder system. In the event the employment agreement expires without renewal or is terminated, the Company shall be obligated to pay Mr. Dupont royalties equal to three percent (3%) of the gross sales on the aircraft and/or systems delivered to purchasers after the termination date.  If the aforementioned termination/non-renewal royalty provisions are triggered, such royalties would be payable in addition to three percent (3%) royalties due on the first 2000, aircraft sold by UAI, as provided for in our separate Royalty Agreement with Mr. Dupont. The employment agreement contains non-disclosure provisions and prohibits Mr. Dupont from engaging in business competitive with the Company for a period of 3 years after termination of the agreement.  Mr. Dupont and the Company have the right to terminate the agreement upon 180 days notice, however, if the Company exercises its right, it must pay Mr. Dupont in lump sum, ten (10) times the average amount of annual salary payable, and ten (10) times the average amount of bonus payments payable prior to the date of termination (or projected).  In the event of a change in control, if Mr. Dupont is terminated he will be entitled to a lump sum payment of ten (10) times the amount of annual salary payable prior to the change in control, and ten (10) times the average amount of bonus payments payable (or projected), allowance of surrender of all outstanding stock options and employee benefits for a period of two (2) years.

R. Darby Boland

We entered into an Employment Agreement - R. Darby Boland with Mr. Boland on December 10, 2004 to serve as our Vice President, and General Manager.  The agreement is for a term of three (3) years, with a base salary of one hundred fifty thousand dollars ($150,000) per annum.  Per the employment agreement, Mr. Boland’s base salary is to be increased upon achievement of FAA certification to two hundred thousand dollars ($200,000) per annum, and to two hundred fifty thousand dollars ($250,000) per annum once the Company has delivered its twenty-fourth production aircraft.  The foregoing salary is not payable by the Company until major start-up financing (approximately $20,000,000) has been achieved.  We have also agreed to pay Mr. Boland a bonus amounting to .125% of sales of certain aircraft, the responsibility for which has been assigned to Mr. Boland by the President and CEO.  After the Company obtains major start-up financing, it is obligated to pay Mr. Boland’s legal representatives $5,000 in the event of his death during the term of the agreement.  The employment agreement contains nondisclosure provisions and prohibits Mr. Boland from engaging in business competitive with the Company for a period of 3 years after termination of the agreement.  After major financing has been achieved, Mr. Boland or the Company have the right to terminate the agreement upon 180 days notice, however, if the Company exercises its right without cause, we must pay Mr. Boland in lump sum two (2) times his average annual salary.  In the event of a change in control, if Mr. Boland is terminated he will be entitled to a lump sum payment of ten (10) times the amount of annual salary, allowance of surrender of all outstanding stock options, and employee benefits for a period of two (2) years.

Thomas A. Dapogny

We entered into an Employment Agreement - Thomas A. Dapogny with Mr. Dapogny on December 10, 2004 to serve as our Vice President, Operations. The agreement is for a term of three (3) years, with a base salary of one hundred fifty thousand dollars ($150,000) per annum.  Mr. Dapogny’s base salary is to be increased upon achievement of FAA certification to two hundred thousand dollars ($200,000) per annum, and to two hundred fifty thousand dollars ($250,000) per annum once the Company has delivered its twenty-fourth production aircraft.  The foregoing salary is not payable by the Company until major start-up financing (approximately $20,000,000) has been achieved.  We have also agreed to pay Mr. Dapogny a bonus amounting to .125% of sales of certain aircraft, the responsibility for which has been assigned to Mr. Dapogny by the President and CEO.  After the Company obtains major start-up financing, it is obligated to pay Mr. Dapogny’s legal representatives $5,000 in the event of his death during the term of the agreement.  The employment agreement contains provisions prohibiting disclosure of proprietary information and prohibits Mr. Dapogny from engaging in business competitive with the Company for a period of 3 years after termination of the agreement.  After major financing has been achieved, Mr. Dapogny or the Company have the right to terminate the agreement upon 180 days notice, however, if the Company exercises its right without cause, we must pay Mr. Dapogny in lump sum two (2) times his average annual salary.  In the event of a change in control, if Mr. Dapogny is terminated he will be entitled to a lump sum payment of ten (10) times the amount of annual salary, allowance of surrender of all outstanding stock options, and employee benefits for a period of two (2) years.

Karen Shoemaker

We entered into an Employment Agreement — Karen Shoemaker with Ms. Shoemaker on December 10, 2004 to serve as our Vice President, Principal Accounting Officer.  The agreement expires on January 10, 2007, and provides for a base salary of one hundred twenty-five thousand dollars ($125,000) per annum, which shall increase to one hundred fifty thousand dollars ($150,000) per annum upon the effective date of our registration statement and the Company becoming a reporting company under the Exchange Act.  The foregoing salary may be deferred to the extent the Company has insufficient funds available to pay such salary.  We have also agreed to pay Mrs. Shoemaker a bonus amounting to .0625% of sales of certain aircraft, the responsibility for which has been assigned to Ms. Shoemaker by the President and CEO.  After the Company obtains major start-up financing, it is obligated to pay Ms. Shoemaker’s legal representatives $5,000 in the event of her death during the term of the agreement.  The employment agreement contains provisions prohibiting disclosure of proprietary information and prohibits Ms. Shoemaker from engaging in business competitive with the company for a period of 3 years after leaving our employ.  After major financing has been achieved, Ms. Shoemaker or the Company have the right to terminate the agreement upon 180 days notice, however, if the Company exercises its right without cause, we must pay Ms. Shoemaker in lump sum two (2) times her average annual salary.  In the event of a change in control, if Ms. Shoemaker is terminated without cause she will be entitled to a lump sum payment of ten (10) times the amount of annual salary, allowance of surrender of all outstanding stock options, and employee benefits for a period of two (2) years.

Scott Jacox

We entered into an Employment Agreement — Scott Jacox with Mr. Jacox on August 1, 2005 to serve as our Vice President of Marketing. The agreement expires on December 10, 2007 and provides for a base salary of one hundred thousand dollars ($100,000) per annum. Mr. Jacox’s base salary is to be increased upon achievement of FAA certification to one hundred twenty five thousand dollars ($125,000) per annum, and to one hundred fifty thousand dollars ($150,000) per annum once the Company has delivered its twenty-fourth production aircraft. We have also agreed to pay Mr. Jacox a bonus amounting to .125% of sales of certain aircraft, the responsibility for which has been assigned to Mr. Jacox by the President and CEO. After the Company obtains major start-up financing, it is obligated to pay Mr. Jacox’s legal representatives $5,000 in the event of his death during the term of the agreement. The employment agreement contains provisions prohibiting disclosure of proprietary information and prohibits Mr. Jacox from engaging in business competitive with the company for a period of 3 years after termination of the agreement. After major financing has been achieved, Mr. Jacox or the Company have the right to terminate the agreement upon 180 days notice, however, if the Company exercises its right without cause, we must pay Mr. Jacox in lump sum two (2) times his average annual salary. In the event of a change in control, if Mr. Jacox is terminated he will be entitled to a lump sum payment of ten (10) times the amount of annual salary, allowance of surrender of all outstanding stock options, and employee benefits for a period of two (2) years.

LEGAL MATTERS

Godwin Pappas Langley Ronquillo LLP, Dallas, Texas will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Turner, Stone & Company, L.L.P., Dallas, Texas, Independent Registered Public Accounting Firm, have audited, as set forth in their report thereon appearing elsewhere herein, our  balance sheet as of December 31, 2005 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2005, the period from December 9, 2004 (inception) through December 31, 2004 and the period from December 9, 2004 (inception) through December 31, 2005 that appear in this Prospectus. The financial statements referred to above are included in this Prospectus with reliance upon the Independent Registered Public Accounting Firm’s opinions based on their expertise in accounting and auditing.

Utilicraft Aerospace Industries, Inc.

(A Development Stage Company)

Financial Statements

and

Report of Independent Registered Public Accounting Firm

December 31, 2005

and June 30, 2006

(Unaudited)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Utilicraft Aerospace Industries, Inc.

We have audited the accompanying balance sheet of Utilicraft Aerospace Industries, Inc. (a development stage company) as of December 31, 2005 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2005, the period from December 9, 2004 (inception) through December 31, 2004 and the period from December 9, 2004 (inception) through December 31, 2005.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Utilicraft Aerospace Industries, Inc. as of December 31, 2005 and the results of its operations and cash flows for the periods set forth above, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the accompanying financial statements, the Company retrospectively changed its method of accounting for intangible asset rights obtained in the reorganization at December 9, 2004.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has incurred substantial losses from operations of approximately $6,900,000 since inception in December 2004, has experienced negative cash flows from operations of approximately $1,690,000 since inception in December 2004 and has a working capital deficiency of approximately $3,900,000 at December 31, 2005 all of which raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

March 10, 2006, except as to the matters discussed in the paragraph above concerning the change in method of accounting for intangible asset rights, as to which the date is August 30, 2006.

Utilicraft Aerospace Industries, Inc.

(A Development Stage Company)

Balance Sheets

	June 30,	December 31,
	2006	2005
	(Unaudited)
Assets

Current assets:
Cash	$164,179	$507
Prepaid expenses	33,170	26,400
Total current assets	197,349	26,907

Other assets:
Lease security deposits and other assets	50,299	41,120
Prototypes for design aircraft	276,062	233,075
Deferred financing costs	—	176,172
	326,361	450,367

Total assets	$523,710	$477,274

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable and accrued expenses	$573,734	$424,776
Payroll taxes payable	235,695	183,470
Accrued interest, related party	35,815	22,828
Rent payable, related party	114,000	114,000
Accrued aircraft rent, related party	30,000	15,000
Deferred compensation	2,551,296	2,425,205
Loans and advances from related party	601,741	735,244
Total current liabilities	4,142,281	3,920,523

Long-term liabilities:
Deferred rent obligation	54,000	48,000

Stockholders’ equity (deficit):
Preferred stock, $.0001 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.0001 par value, 475,000,000 shares authorized:155,325,679 and 151,738,769 shares issued and outstanding	15,533	15,174
Additional paid-in capital	4,136,946	3,384,826
Deficit accumulated during the development stage	(7,825,050)	(6,891,249)
Total stockholders’ deficit	(3,672,571)	(3,491,249)

Total liabilities and stockholders’ equity (deficit)	$523,710	$477,274

The accompanying notes are an integral part of these financial statements.

Utilicraft Aerospace Industries, Inc.

(A Development Stage Company)

Statements of Operations

			Period From	Period From
			December 9, 2004	December 9, 2004
	Six Months	Year Ended	(inception)	(Inception) to
	Ended June 30,	December 31,	to December 31,	June 30,
	2006	2005	2004	2006
	(Unaudited)			(Unaudited)

Revenues	$—	$—	$—	$—

Operating expenses:

Related party reorganization costs (Notes 1 and 2)	—	—	3,519,073	3,519,073
Compensation and related costs	461,554	2,311,945	46,700	2,820,199
General and administrative, exclusive of compensation cost shown separately above	362,355	709,302	19,602	1,091,259

Engineering, research and development	93,526	261,428	—	354,954

Interest expense	16,366	23,199	—	39,565
Total operating expenses	933,801	3,305,874	3,585,375	7,825,050

Loss before income taxes	(933,801)	(3,305,874)	(3,585,375)	(7,825,050)

Provision for income taxes	—	—	—	—

Net loss	$(933,801)	$(3,305,874)	$(3,585,375)	$(7,825,050)

Basic net loss per share based on weighted average common shares	$(0.01)	$(0.02)	$(0.03)	$(0.05)

Weighted average number of common shares outstanding	153,125,388	142,342,440	111,738,769	153,125,388

The accompanying notes are an integral part of these financial statements.

Utilicraft Aerospace Industries, Inc.

(A Development Stage Company)

Statements of Stockholders’ Equity (Deficit)

				Deficit
				Accumulated
			Additional	during the
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage	Total
Balance at December 9, 2004	—	$—	$—	$—	$—

Issuance of common stock in reorganization transaction	111,738,769	11,174	(11,174)	—	—

Net loss	—	—	—	(3,585,375)	(3,585,375)

Balance at December 31, 2004	111,738,769	11,174	(11,174)	(3,585,375)	(3,585,375)

Issuance of common stock for cash	20,000,000	2,000	1,998,000	—	2,000,000

Issuance of common stock for services	20,000,000	2,000	1,398,000	—	1,400,000

Net loss	—	—	—	(3,305,874)	(3,305,874)

Balance at December 31, 2005	151,738,769	15,174	3,384,826	(6,891,249)	(3,491,249)

Issuance of common stock for exercise of warrants, net of $176,172 of previously deferred and current period offering costs of $94,827	3,586,910	359	748,742	—	749,101

Accrued interest converted to warrants	—	—	3,378	—	3,378

Net loss	—	—	—	(933,801)	(933,801)

Balance at June 30, 2006 (Unaudited)	155,325,679	$15,533	$4,136,946	$(7,825,050)	$(3,672,571)

The accompanying notes are an integral part of these financial statements.

Utilicraft Aerospace Industries, Inc.

(A Development Stage Company)

Statements of Cash Flows

			Period From	Period From
			December 9, 2004	December 9, 2004
	Six Months	Year Ended	(Inception) to	(Inception) to
	Ended June 30,	December 31,	December 31,	June 30,
	2006	2005	2004	2006
	(Unaudited)			(Unaudited)

Cash Flows from operating activities:

Net loss	$(933,801)	$(3,305,874)	$(3,585,375)	$(7,825,050)

Adjustments to reconcile net loss to net cash used in operating activities:

Non-cash portion of related party reorganization costs	—	—	2,450,615	2,450,615
Common stock issued for services	—	1,400,000	—	1,400,000
Deferred compensation	126,091	519,397	46,700	692,188
Expenses paid by related party	101,697	104,355	—	206,052
Compensation paid by AMUC	—	46,923	—	46,923
Deferred rent	6,000	48,000	—	54,000
Changes in operating assets and laibilities:
Prepaid expenses	(6,770)	(26,400)	—	(33,170)
Lease security deposits and other assets	(9,179)	(41,120)	—	(50,299)
Deferred financing costs	176,172	(176,172)	—
Accounts payable and accrued expenses	148,958	328,023	19,602	496,583
Accounts payable, AMUC	—	(1,068,458)	1,068,458	—
Payroll taxes payable	52,225	187,080	—	239,305
Accrued interest, related party	16,365	22,828	—	39,193
Rent payable, related party	—	114,000	—	114,000
Accrued aircraft rent, related party	15,000	15,000	—	30,000
Deferred compensation	—	(33,000)	—	(33,000)

Net cash used in operating activities	(307,242)	(1,865,418)	—	(2,172,660)

Cash flows from investing activities:
Purchase of prototypes for design aircraft	(42,987)	(233,075)	—	(276,062)

Net cash used in investing activities	(42,987)	(233,075)	—	(276,062)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,020,100	2,000,000	—	3,020,100
Financing cost associated with common stock	(270,999)	—	—	(270,999)
Advances from related party	5,000	119,000	—	124,000
Repayment of advances from related party	(240,200)	(20,000)	—	(260,200)

Net cash provided by financing activities	513,901	2,099,000	—	2,612,901

Net increase in cash	163,672	507	—	164,179
Cash at beginning of period	507	—	—	—
Cash at end of period	$164,179	$507	$—	$164,179

Interest paid	$—	$371	$—	$371

The accompanying notes are an integral part of these financial statements.

Utilicraft Aerospace Industries, Inc.

(A Development Stage Company)

Statements of Cash Flows

Supplemental Disclosures of Non-Cash

Investing and Financing Activities

			Period From	Period From
			December 9, 2004	December 9, 2004
	Six Months	Year Ended	(Inception) to	(Inception) to
	Ended June 30,	December 31,	December 31,	June 30,
	2006	2005	2004	2006
	(Unaudited)			(Unaudited)

Assumption of obligations for deferred compensation of former AMUC officers	$—	$—	$1,892,108	$1,892,108

Assumption of loans and advances from related party	$—	$—	$531,889	$531,889

Assumption of accounts payable of AMUC	$—	$—	$1,145,609	$1,145,609

The accompanying notes are an integral part of these financial statements.

UTILICRAFT AEROSPACE INDUSTRIES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2006 AND DECEMBER 31, 2005

1.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and business

Utilicraft Aerospace Industries, Inc., (the “Company”) was incorporated in the State of Nevada on December 9, 2004 and uses a December 31 year end.  It is a development stage, research and development company.  The Company was formed to conceive and implement a solution to the problem of declining capacity in the short haul (or feeder) route segments of the air cargo hub and spoke system.  The research and development efforts are focused on the design of a system for moving freight, centered around a new aircraft specifically designed for feeder route segments, the FF-1080-300 Freight Feeder aircraft (FF-1080).  The Company is also engaged in the development of related systems for fuel management and electronic freight tracking (Note 2).

Basis of presentation and going concern uncertainty

All amounts and disclosures as of June 30, 2006 and for the period from December 9, 2004 to June 30, 2006, are unaudited.  In management’s opinion, all adjustments have been made to the June 30, 2006 financial statements, consisting only of normal recurring adjustments, in order to make them not misleading.

The financial statements of the Company have been prepared assuming that the Company will continue as a going concern.  However, since inception the Company has a loss from operations of approximately $7,800,000.  This is largely attributable to the reorganization costs associated with American Utilicraft Corporation (“AMUC”) (Note 2) and the costs of sustaining a corporate infrastructure and the related overhead deemed necessary to support the Company’s operations while raising capital to develop a prototype of the aircraft described above.  Cash losses from operations since inception have been approximately $2,170,000.  Although the Company has working capital deficiencies of approximately $3,900,000 at December 31, 2005 and June 30, 2006, approximately $3,200,000 of these deficiencies at December 31, 2005 and June 30, 2006, are owed to the principal officers of the Company and will be paid when and if funds are available.

In light of the Company’s current financial position and the uncertainty of raising sufficient capital to achieve its business plan, there is substantial doubt about the Company’s ability to continue as a going concern.  In the opinion of management, approximately $15,000,000 will be required over the next twelve months to remove any threat to the continuation of its business during such time.  The Company has entered into a financing agreement as more fully discussed in Note 5, with Pacificorp Funding Partners Trust (“PacifiCorp”), to potentially provide between $40,000,000 and $80,000,000 in equity financing.  Despite these activities, there can be no assurance that management’s efforts to adequately capitalize the Company will be successful.

Management estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of operating expenses during the reporting periods.  Actual results could differ from these estimates.

Cash and cash flows

For purposes of the statements of cash flows, cash includes demand deposits and time deposits with maturities of less than three months.  None of the Company’s cash is restricted.

The Company maintains cash accounts, which could exceed federally insured limits. The Company has not experienced any losses from maintaining cash accounts in excess of federally insured limits. Management believes that the Company does not have significant credit risk related to its cash accounts.

Deferred financing costs

Deferred financing costs reflected on the accompanying balance sheets at December 31, 2005, represented legal fees incurred related directly to the raising of additional capital, specifically, the proposed funding by PacifiCorp as discussed in Note 5, and the warrants discussed in Note 3.  These costs were charged to additional paid-in capital during the six month period ended June 30, 2006, as a reduction of the proceeds received from the exercised PacifiCorp warrants.

Fair value of financial instruments

In accordance with the reporting requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this statement and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair value of the loans from related party approximate their carrying amounts due to the short maturity of these instruments. At December 31, 2005 and June 30, 2006, the Company did not have any other financial instruments.

Recent accounting pronouncements

Since inception of the Company (December 9, 2004), there have been several new accounting pronouncements issued by the Financial Accounting Standards Board (FASB) that could have an impact on the Company.  Each of these pronouncements, as applicable, has been or will be adopted by the Company.  Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s financial position or operating results, except as set forth in the paragraphs below.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payments”, revising SFAS No. 123, “Accounting for Stock-Based Compensation,” and superseding Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”.  SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, including obtaining employee services in share-based payment transactions.  SFAS No. 123R applies to all awards granted after the required effective date and to awards modified, purchased or canceled after that date.  Management elected to apply SFAS No. 123R in the quarter ended September 30, 2005 (Note 5).

See “Patents” regarding adoption of SFAS 154.

Income taxes

The Company employs the asset and liability method in accounting for income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109 “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and net operating loss carryforwards, and are measured using enacted tax rates and laws that are expected to be in effect when the differences are reversed.

Loss per share

Basic losses per share are computed based upon the weighted average number of common shares outstanding during the periods.  Diluted losses per share are based upon the weighted average number of common shares outstanding during the periods plus the number of incremental shares of common stock contingently issuable upon the exercise of the outstanding warrants at June 30, 2006, and December 31, 2005 (Notes 3 and 5).  No effect has been given to the potential exercise of the warrants because their effect would be anti-dilutive.  The unearned common shares issued in connection with the financing transaction discussed in Note 5, were not considered as issued and outstanding in the loss per share computations for the six months ended June 30, 2006, the year ended December 31, 2005, and for the period December 9, 2004 (inception) through June 30, 2006, since there is no performance commitment other than to return the shares.

Engineering, research and development

The Company expenses engineering, research and development costs as they are incurred.  For the six months ended June 30, 2006, the year ended December 31, 2005, and for the period from December 9, 2004 (inception) through June 30, 2006, such costs were $93,526, $261,428 and $354,954, respectively.  These amounts relate to research and development of the Company’s new aircraft design.  Costs directly related to building a prototype aircraft which will have an alternative future use are being capitalized.  Upon completion, these costs will be depreciated over the then estimated useful lives.

Patents

In December 2004, the Company obtained the assignment of rights to three U.S. patents from its President pursuant to the terms of his employment agreement.  One patent is for the design of the FF-1080 aircraft.  Another is a method patent that incorporates the design in an integrated air cargo information system for an electronic freight tracking system.  The third patent is for a system that computes the most economical route segment based on the change in aircraft gross weight on each segment resulting in better fuel efficiency.

In the quarter ended June 30, 2006, the Company reevaluated its accounting for patents and related amortization.  Due to the elapsed time since the reorganization in December 2004, and the resulting unanticipated difficulties in raising significant amounts of additional capital for development of the patents, the Company changed its accounting for the patents to disaggregate the accounting for the reorganization and patent costs and reflect the accounting for such costs and the related patents obtained as follows.

In the original reorganization accounting, the Company treated all of the costs of reorganization and the resultant access to the patents as one transaction which resulted in the costs being assigned to the only significant assets obtained, the patents.  In accordance with SFAS 154 “Accounting Changes and Error Corrections,” and to recognize the impact of the difficulties in raising significant amounts of capital since the reorganization, the Company changed its accounting to separately recognize the two primary reorganization transactions.  First, all of the consideration paid to AMUC, its stockholders and creditors aggregating $3,519,000 have been retrospectively expensed at the reorganization date of December 9, 2004 and reflected in the accompanying financial statements as “Related party reorganization costs.”

Second, costs assigned to the patents have been reduced to zero to reflect the cost paid to its President for use of the patents.  This change in accounting principle results in the recognition of the specific and precise terms of the reorganization documents and agreements rather than the substance of the aggregated series of reorganization transactions that resulted in the Company obtaining clear and unencumbered access to the patents.

The effect of the change in accounting principle resulted in expensing the $3,519,000 in the period from inception (December 9, 2004) to December 31, 2004 as “Related party reorganization costs” and reversing the previously recorded amortization of intangible assets expenses of $1,038,559, $86,547 and  $1,125,106 in the accompanying statements of operations for the year ended December 31, 2005, the periods from December 9, 2004 to December 31, 2004 and 2005, respectively.  Net loss changed from $(4,344,433), $(152,849) and $(4,497,282) to $(3,305,874), $(3,585,375) and $(6,891,249) and basic net loss per weighted average common share changed from $(.03), $(.00) and $(.03) to $(.02), $(.03) and $(.05), for the respective periods above.

2.             TRANSACTIONS WITH AMERICAN UTILICRAFT CORPORATION

The Company was effectively reorganized from American Utilicraft Corporation (“AMUC”) through the issuance of 111,444,769 common shares to AMUC and 294,000 common shares issued directly to AMUC stockholders, effective for accounting purposes as of December 9, 2004.  AMUC distributed the shares it received to its stockholders.  AMUC was engaged in the development of the FF-1080-300 prior to the forming of UAI.  As consideration for the release of any claims to the patent rights (Note 1), the Company paid approximately $1,095,000 to AMUC or directly to its creditors and assumed liabilities for deferred compensation to former officers and employees of AMUC of approximately $1,892,000 and debt to an officer of approximately $532,000.  Such amounts gave been reflected retroactively as “Related party reorganization costs” in the accompanying statements of operations as discussed in Note 1.

Since the Company acquired none of the assets of AMUC nor assumed any business formerly operated by AMUC, no financial statements of AMUC are presented.  The reorganization transactions were accounted for at the fair value of cash paid and liabilities assumed.

3.             CAPITAL STRUCTURE DISCLOSURES

The Company’s capital structure is not complex.  The Company is authorized to issue 25,000,000 shares of preferred stock with a par value of $.0001 per share.  The Company is authorized to issue 475,000,000 shares of common stock with a par value of $.0001 per share.

Preferred stock

No shares of preferred stock have been issued as of December 31, 2005, and June 30, 2006.

Common stock

Each common stock share has one voting right and the right to dividends if and when declared by the Board of Directors.

Stock options, warrants and other rights

As of December 31, 2005, and June 30, 2006, the Company had not adopted any employee stock option plans.

Valuation of stock issued for services

Effective May 6, 2005, the Company issued 20,000,000 shares to two executive officers for services rendered in connection with pre-incorporation services and their agreement to serve as directors.  The shares were valued at $.07 per share based on shares issued in February and March 2005 for cash at $.10 per share.  Management of the Company estimated the value below the cash price of $.10 per share because the shares contained no registration rights and contain resale restrictions.  The expense is reflected in the accompanying statements of operations under “compensation and related costs.”

Warrants

A summary of all the Company’s warrants outstanding at December 31, 2005 and June 30, 2006 and the changes during the periods ended are presented in the following table.

	AMUC		Related
	Stockholders	PacifiCorp	Party	Total

Warrants outstanding, December 31, 2004	17,287,664	—	—	17,287,664

Issued	—	60,000,000	—	60,000,000

Warrants outstanding, December 31, 2005	17,287,664	60,000,000	—	77,287,664

Issued	—	—	1,084,388	1,084,388

Exercised	—	(2,040,200)	—	(2,040,200)

Warrants outstanding, June 30, 2006 (unaudited)	17,287,664	57,959,800	1,084,388	76,331,852

As of June 30, 2006, the Company has outstanding warrants issued to AMUC stockholders that are exercisable to purchase 17,287,664 shares of the Company’s common stock at prices ranging from $.10 to $5.00 per share.  All such warrants expire in January 2007.  See Note 5 for a description of warrants issued in connection with a financing agreement to purchase 60,000,000 shares of common stock.

In January and March 2006, the Company agreed to issue warrants to its President to purchase 897,416 and 186,972, respectively, shares of common stock in lieu of paying interest and for consideration of default risk on the additional loans made to the Company during 2005 and 2006 (Note 5).  The warrants are exercisable at $1.00 per share over three years from April 15, 2006 and March 31, 2006.

4.             INCOME TAXES

The Company accounts for corporate income taxes in accordance with SFAS No. 109, Accounting for Income Taxes.  Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  In addition, future tax benefits, such as those from net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.   The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

At December 31, 2005 and June 30, 2006, the Company’s only deferred tax asset, is offset by a valuation allowance, (there were no deferred tax liabilities) which totaled approximately $2,340,000 and $2,660,000, respectively (using an anticipated effective tax rate of 34%) and was attributable to its net operating loss carryforwards of approximately $7,825,000 incurred since inception.  These net operating losses expire from 2024 through 2026.

A reconciliation of income tax expense at the statutory federal rate of 34% to income tax expense at the Company’s effective tax rate is as follows:

			Period From	Period From
			December 9,	December 9,
	Six Months	Year Ended	2004	2004
	Ended June	December	(Inception) to	(Inception) to
	30,	31,	December 31,	June 30,
	2006	2005	2004	2006
	(Unaudited)			(Unaudited)

Tax benefit computed at statutory rate	$318,000	$1,124,000	$1,219,000	$2,661,000

Increase in valuation allowance	(318,000)	(1,124,000)	(1,219,000)	(2,661,000)

	$—	$—	$—	$—

5.             COMMITMENTS AND CONTINGENCIES

Funding commitment

The Company entered into a financing agreement (the “Agreement”) effective September 12, 2005 with PacifiCorp Funding Partners Trust (“PacifiCorp”) to provide equity financing of a minimum of $40,000,000 and a maximum of $80,000,000 through the exercise of warrants for the purchase of up to 60,000,000 shares.  The terms of the warrants are as follows:

(i)            Warrants for the purchase of 20 million shares are exercisable at $.50 per share for a period of 360 days after execution of the Agreement;

(ii)           Warrants for the purchase of 30 million shares are exercisable at $1.50 per share for a period of 540 days after execution of the Agreement;

(iii)          And, warrants for the purchase of 10 million shares are exercisable at $2.50 per share for a period of 720 days after execution of the Agreement.

As consideration for PacifiCorp’s funding efforts, the Company and two executive officers collectively agreed to contribute a total of 80,000,000 shares (the “PacifiCorp Shares”) of restricted common stock of the Company to PacifiCorp.  The PacifiCorp Shares consist of 60,584,260 common shares newly issued by the Company to PacifiCorp and a total of 19,415,740 common shares personally transferred to PacifiCorp from the two executive officers.

In the event that PacifiCorp fails to exercise warrants sufficient to generate the minimum funding ($40,000,000) within 540 days following the execution of the Agreement (effectively, March 6, 2007), upon demand, PacifiCorp will be obligated to return all of the PacifiCorp Shares to the Company and return all unexercised warrants for cancellation or resale.  The Agreement allows the parties to renegotiate the terms of exercise of the warrants, whether as to exercise price or period, in the event of the establishment of a public market for the Company’s common stock.

The 60,584,260 new PacifiCorp Shares issued by the Company were not valued under the provisions of SFAS 123R since there is no performance commitment other than to return the shares.  The value of the above warrants was determined by management to be insignificant and, accordingly, no value was assigned to the warrants.  Any shares returned by PacifiCorp due to failure to exercise sufficient warrants to generate the minimum funding will be returned pro-rata to the Company and the executive officers.  Though PacifiCorp may be obligated to return the PacifiCorp Shares, upon obtaining authorization from an Officer of the Company, it is authorized to transfer such shares to third parties during the period the Agreement remains in effect.

During the six month period ended June 30, 2006, PacifiCorp transferred funds totaling $1,020,100 to the Company for exercise of warrants for the purchase of 2,040,200 shares at an exercise price of $.50 per share.  Notwithstanding the fact that PacifiCorp has only paid for the purchase of 2,040,200 shares as of June 30, 2006, it has requested and obtained transfer of a total of 4,082,600 PacifiCorp Shares to third parties.  Since the Company has not retained a security interest in the PacifiCorp Shares and retains no right to demand return of the shares from a third party in the event PacifiCorp defaults on its minimum funding obligations, the Company has recognized 1,546,710 of the PacifiCorp Shares transferred as “earned” and such shares are reflected as issued and outstanding as of June 30, 2006.

The Company protects its rights with respect to return of the PacifiCorp Shares (in the event PacifiCorp fails to meet its minimum funding obligation) by maintaining control over the certificates representing PacifiCorp Shares that are registered in the name of PacifiCorp (i.e., the shares that have not been transferred to third parties) as well as any shares issued upon the exercise of the warrants in the name of PacifiCorp (“PacifiCorp Warrant Shares”). As such, the Company is effectively able to ensure that PacifiCorp will be able to meet share return obligations in the event it is unable to meet minimum funding obligations under the Agreement.

Operating leases

The Company is presently obligated under several operating leases.

Ground Lease, City of Albuquerque, New Mexico

This lease, effective March 31, 2005, is for the Company’s future primary operations and manufacturing facility.  The City of Albuquerque has agreed to abate certain portions of the monthly rentals until the end of the initial five year lease in January 2010.  The abatement results in 100% of the first year’s rent and 50% of the next four years’ rent to be deferred until January 2010, at which time, the abated rent, aggregating $144,000, will be due and payable.  During the first year of the lease, abated monthly rentals of $4,000 were accrued. In April 2006, the abated monthly rentals were reduced to $2,000 per month.  This abated rent obligation is reflected in the accompanying balance sheets as “Deferred rent obligation.”   Subsequent to December 31, 2005, the Company and the City of Albuquerque determined that the effective date of the lease was March 31, 2005 and not January 1, 2005.  As a result, the Company did not record any additional deferred rent during the first quarter of 2006.

During the year ended December 31, 2005, and for the six months ended June 30, 2006, the Company recorded rent expense under this lease of $48,000 and $12,000, respectively.

At the end of the initial five year period, the lease provides for changes in the annual rent during each successive five year period throughout its 20 year term based on changes in the fair market value of the underlying land.

Hanger Lease, City of Albuquerque, New Mexico

This lease is for temporary space until the Company’s permanent facility is constructed as discussed above.  Monthly rentals are $3,600 on a month-to-month basis beginning March 1, 2006.

Aircraft Lease, Related Party, J.D. Aero, LLC

The Company leases an aircraft from a company wholly owned by the Company’s President.  Monthly lease payments were $2,160 and the term of the lease was for 60 months commencing December 2004.  Effective July 1, 2005, the lease was replaced with a five year lease that increased the monthly payments to $2,500. During the year ended December 31, 2005, for the period from December 9, 2004 (inception) through June 30, 2006, and for the six months ended June 30, 2006 the Company recorded rent expense under this lease of $21,478, 36,478 and $15,000, respectively.

In April 2006, the Company paid $25,489 for electronics that were added to the aircraft for testing purposes for the FF-1080.  Under terms of the lease, these additions remain the property of J.D. Aero, L.L.C.

Sublease with Related Party, AMUC

Effective April 2005, the Company executed a lease for temporary space in Georgia from AMUC.  The lease was on a month-to-month basis at $19,000 per month.  During the year ended December 31, 2005, and the period from December 9, 2004 (inception) through June 30, 2006, the Company recorded rent expense under this lease of $171,000.

Effective January 1, 2006, this lease was terminated.

The following is a schedule of future minimum rental payments required under the above long-term operating leases for the next five calendar years:

Year	Amount
2006	$78,000
2007	78,000
2008	78,000
2009	78,000
2010	63,000
$375,000

Purchase commitments

Once production of the Company’s prototype aircraft commences, purchase commitments will consist primarily of agreements for raw materials and parts needed in the Company’s aircraft manufacturing operations.

The Company estimates it will spend approximately $15,000,000 over the next 12 months for its prototype performance flight test aircraft, engineering and general and administrative expenses.

An engineering contract for the wing design and a wind tunnel is in place for approximately $325,000, of which approximately $60,000 and $93,000, has been paid through December 31, 2005 and June 30, 2006, respectively, and is reflected in “Prototypes for design aircraft” on the accompanying balance sheets.

Executive compensation

The Company is obligated under the terms of employment contracts for five of its executive officers.  The terms of the contracts are generally five years commencing in December 2004, and provide for annual salaries of $100,000 to $250,000 each.  The annual compensation for these five executive officers aggregates approximately $775,000.

The contracts provide for substantial increases based on certain future events that, if achieved by the Company, would raise the aggregate annual compensation to approximately $1,000,000, subject to inflation adjustments.

The contracts also provide for bonuses based on certain numbers of aircrafts sold in the future.  Each officer may earn a bonus based on rates varying from 1/16 of 1% to 3% of the aircraft’s selling price.

The employment agreement for the President of the Company also provides that he will receive a bonus equal to 4% of the “net profits,” as defined, in each fiscal year.

If there is a change in control, of the Company, as defined, each officer is subject to significant severance benefits, which provide, among other things, for ten times then current salary, allowance to surrender stock options, receive benefits for two years and to pay legal expenses to defend the officer’s contract up to $250,000 each.

Royalties to officer/founder

As part of the consideration for transferring the patents to the Company that are owned by an officer/founder, in December 2004, the Company agreed to pay royalties in the amount of 3% of the Company’s gross proceeds on all sales of the FF-1080 Series of aircraft to such officer/founder.  Such royalties are payable within thirty days of receipt for payments on such aircraft.  Royalties are payable on the first 2000 aircraft sold by the Company.

Pursuant to the employment agreement of the officer/founder, if it expires without renewal or is terminated for any reason except one that would cause revocation of the patent assignments, the Company may continue the development, manufacture and sale of the FF-1080 Series of aircraft subject to the payment of additional royalties equal to 3% of the gross sales of the products. This would be in addition to the royalties payable that are discussed above.

6.             RELATED PARTY TRANSACTIONS

Related party loans

As discussed in Note 2, the Company assumed the obligation for loans and advances made to AMUC by J.D. Aero, LLC (“Aero”) and the Company’s President, of $532,000.  As of December 31, 2005, and June 30, 2006, these loans and advances, which bear interest at 4% and are unsecured, aggregated $735,244 and $601,741, respectively, plus accrued and unpaid interest of $22,828 and $39,193, respectively, and are reflected in “Loans and advances from related party” and “Accrued interest, related party” on the accompanying balance sheets.  For the year ended December 31, 2005, the period from December 9, 2004 (inception) to June 30, 2006 and for the six month period ended June 30, 2006, interest expense of $23,199, $39,565 and $16,366, respectively, has been reflected in the accompanying statements of operations.

In January and March 2006, the Company agreed to issue warrants to its President to purchase 897,416 and 186,972, respectively, shares of common stock in lieu of paying interest and for consideration of default risk on the advance portion of the loans, which were $317,841 at the conversion date (Note 3).  Accordingly, accrued interest of $3,378 has been included in additional paid-in capital during the six months ended June 30, 2006.  The warrants are exercisable at $1.00 per share over three years from April 15, 2006 and March 31, 2006.

As of June 30, 2006, the balance of all advances to the Company’s President was reduced to $151,741.  As of June 30, 2006, the balance of the Aero loan was $450,000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our By-laws provide that the Company will indemnify and hold harmless any director, officer or employee made a party to a proceeding solely because he or she is or was a director of the Company if: (1) he or she acted in good faith; (2) reasonably believed that his or her actions were in the best interest of the Company; (3) reasonably believed that his or her conduct was lawful; and (4) the director prevails on the merits.  Indemnification permitted in connection with a proceeding is limited to reasonable expenses incurred in connection with the proceeding and any amounts paid in settlement of the proceeding.

We have agreed pursuant to the Dupont Employment Agreement to indemnify Mr. Dupont, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as President and Chief Executive Officer of the Company and in such other capacity to which he may be elected or appointed, and with respect to his services as a director, member of a committee and any other duties related to his position whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Dupont therein.

We have agreed pursuant to an Employment Agreement — R. Darby Boland dated December 10, 2004 to indemnify Mr. Boland, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as Vice President, General Manager of the Company and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Boland therein.

We have agreed pursuant to an Employment Agreement — Thomas A. Dapogny dated December 10, 2004 to indemnify Mr. Dapogny, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as Vice President, Operations of the Company and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Dapogny therein.

We have agreed pursuant to an Employment Agreement — Karen Shoemaker dated December 10, 2004 to indemnify Ms. Shoemaker, and hold her harmless against any claims or legal action of any type brought against her with respect to her activities as Vice President, Principal Accounting Officer of the Company and in such other capacity to which she may be appointed or elected and with respect to her services as a member of a committee and other duties related to her position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Ms. Shoemaker therein.

We have agreed pursuant to an Employment Agreement — Scott Jacox dated August 1, 2005 to indemnify Mr. Jacox, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as Vice President of Marketing of the Company and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Jacox therein.

We have agreed pursuant to an Employment Agreement — Ruben Fragoso dated August 1, 2005 to indemnify Mr. Fragoso, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as Vice President of Sales — Mexico, South and Central America of the Company and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Fragoso therein.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

SEC Registration and Filing Fee	$1,322
Federal Taxes	0
States Taxes	0
Transfer Agent Fees*	3,000
Legal Fees and Expenses*	193,647
Accounting Fees and Expenses*	40,000
Printing	0
Blue Sky Fees and Expenses*	13,566
Listing Fees	0
Miscellaneous	0
TOTAL*	$251,535

*              Estimated

RECENT SALES OF UNREGISTERED SECURITIES.

The following discussion outlines all securities sold by us for cash or other consideration since the Company’s inception in December 2004. Unless otherwise described, all of the securities sold were issued pursuant to the authority granted by the private offering exemption outlined in Section 4(2) of the Securities Act. All shares issued were restricted and contained a Rule 144 legend.

We entered into a Master Financing Agreement and an Amended Master Financing Agreement (collectively referred to herein as the “PacifiCorp Agreement”) Between PacifiCorp Funding Partners Trust and Utilicraft Aerospace Industries, Inc. (the “PacifiCorp Agreement”) effective as of September 12, 2005. Pursuant to the terms of the PacifiCorp Agreement, PacifiCorp Funding Partners Trust (“PacifiCorp”), a trust formed under the laws of the Republic of Mauritius, was issued or transferred 80,000,000 shares of common stock (the “PacifiCorp Shares”) and warrants (the “PacifiCorp Warrants”) to purchase 60,000,000 shares of common stock in exchange for its agreement to provide a minimum of $40,000,000 and a maximum of $80,000,000 in financing. The PacifiCorp Warrants consist of (1) a warrant for the purchase of 20,000,000 shares of common stock at a price of $.50 per share, exercisable for a period of 360 days; (2) a warrant for the purchase of 30,000,000 shares of common stock at a price of $1.50 per share, exercisable for a period of 540 days; and (3) a warrant for the purchase of 10,000,000 shares of common stock at a price of $2.50 per share, exercisable for a period of 720 days.   The PacifiCorp Shares consist of 60,584,260 shares issued by the Company, 11,660,000 shares contributed and transferred by John Dupont, and 7,755,740 shares contributed and transferred by Darby Boland. In the event that PacifiCorp fails to exercise PacifiCorp Warrants sufficient to generate the minimum funding provided for in the PacifiCorp Agreement within 540 days following execution, PacifiCorp is obligated to return the PacifiCorp Shares and all unexercised PacifiCorp Warrants for cancellation. The common stock transferred under the PacifiCorp Agreement was offered and sold outside of the United States in a private transaction that is also in compliance with the safe harbor provisions of Regulation S promulgated under the Securities Act. By virtue of the fact that PacifiCorp effectively controls or has warrants to purchase up to a total of  80,000,000 shares of common stock and warrants for the purchase of up to 60,000,000 shares of common stock of the Company, it would be considered an affiliate due to its ability to obtain control of up to 51.4% of the Company’s stock.

On March 23, 2006 and March 24, 2006, the Company received proceeds in the amounts of $87,200 and $287,800, respectively, from PacifiCorp in connection with the exercise of warrants for the purchase of an aggregate of 750,000 shares of common stock at a price of $.50 per share. Though the Company acknowledges its obligation to do so upon receipt of a validly executed Notice of Exercise of the warrants from PacifiCorp, the 750,000 shares have not yet been issued because PacifiCorp has yet to provide the required Notice of Exercise.

On April 12, 2006, the Company received aggregate proceeds in the amount of $369,500 from PacifiCorp in connection with the exercise of warrants for the purchase of 739,000 shares of common stock at a price of $.50 per share. Though the Company acknowledges its obligation to do so upon receipt of a validly executed Notice of Exercise of the warrants from PacifiCorp, the 739,000 shares have not yet been issued because PacifiCorp has yet to provide the required Notice of Exercise.

On June 13, 2006, the Company received aggregate proceeds in the amount of $275,600 from PacifiCorp in connection with the exercise of warrants for the purchase of 551,200 shares of common stock at a price of $.50 per share. Though the Company acknowledges its obligation to do so upon receipt of a validly executed Notice of Exercise of the warrants from PacifiCorp, the 551,200 shares have not yet been issued because PacifiCorp has yet to provide the required Notice of Exercise.

To effect the reorganization (the “Reorganization”) from American Utilicraft Corporation (“AMUC”), the Company issued 111,444,769 shares of its common stock to AMUC to be distributed as a share dividend to AMUC shareholders on a share-for-share basis. AMUC declared a dividend of the shares of the Company’s common stock to its shareholders as a dividend on September 22, 2005. The Company also issued warrants exercisable for the purchase of 17,287,664 shares of our common stock to holders of AMUC issued warrants for the purchase of 17,287,664 shares of AMUC common stock, in the same proportion and on the same terms as the AMUC Warrants, except that any cashless exercise rights in the AMUC Warrants were not granted in connection with the UAI Warrants.  No consideration was exchanged for the warrants issued in the Reorganization.

On January 19, 2005 we entered into a $2,000,000 Private Placement Memorandum of Understanding and Subscription Agreement pursuant to which we issued a total of 20,000,000 shares of restricted common stock to 1080 Investment Group, an accredited investor, in exchange for two million dollars ($2,000,000). The Company relied upon certain representations of the 1080 Investment Group set forth in the Memorandum of Understanding and Subscription Agreement to ensure that the transaction would qualify under the private offering exemption outlined in Section 4(2) of the Securities Act.

On February 16, 2005, we issued a total of 105,000 shares of restricted common stock to James McGowen as partial consideration for a loan made to AMUC in the amount of $25,000 pursuant to a Memorandum of Understanding between AMUC and Mr. McGowen on

December 14, 2004. The Company relied upon certain representations made by Mr. McGowen that are set forth in the Memorandum of Understanding to ensure that the transaction would qualify under the private offering exemption outlined in Section 4(2) of the Securities Act.

On February 16, 2005, we issued a total of 105,000 shares of restricted common stock to Nathan Graves as partial consideration for a loan made to AMUC in the amount of $25,000 pursuant to a Memorandum of Understanding between AMUC and Mr. Graves on December 14, 2004. The Company relied upon certain representations made by Mr. Graves that are set forth in the Memorandum of Understanding to ensure that the transaction would qualify under the private offering exemption outlined in Section 4(2) of the Securities Act.

On February 16, 2005, we issued a total of 63,000 shares of restricted common stock to Marian Nicastro as partial consideration for a loan made to AMUC in the amount of $15,000 pursuant to a Memorandum of Understanding between AMUC and Ms. Nicastro on December 14, 2004. The Company relied upon certain representations made by Ms. Nicastro that are set forth in the Memorandum of Understanding to ensure that the transaction would qualify under the private offering exemption outlined in Section 4(2) of the Securities Act.

On February 16, 2005, we issued a total of 21,000 shares of restricted common stock to John Scott as partial consideration for a loan made to AMUC in the amount of $5,000 pursuant to a Memorandum of Understanding between AMUC and Mr. Scott on December 16, 2004. The Company relied upon certain representations made by Mr. Scott that are set forth in the Memorandum of Understanding to ensure that the transaction would qualify under the private offering exemption outlined in Section 4(2) of the Securities Act.

On May 6, 2005, the board of directors authorized the issuance of 10,000,000 shares of UAI common stock to John Dupont, Chief Executive Officer, President, and a Director of the Company in consideration of services rendered and his agreement to serve as a director of the Company valued at $700,000.  The 10,000,000 shares were not issued in connection with the employment agreement in place with Mr. Dupont.

On May 6, 2005, the board of directors authorized the issuance of 10,000,000 shares of UAI common stock to R. Darby Boland, Vice President, General Manger and a Director of the Company in consideration of services rendered and his agreement to serve as a director of the Company valued at $700,000.  The 10,000,000 shares were not issued in connection with the employment agreement in place with Mr. Boland.

On January 15, 2006, the Company entered into a Loan Agreement with John Dupont pursuant to which the Company memorialized certain loans made to UAI by John Dupont in the aggregate amount of $224,355.  As interest on the full amount of the loans, the Company has agreed to grant Mr. Dupont warrants for the purchase of 897,416 shares of UAI common stock at an exercise price of $1.00 per share for a term of 3 years. The amount and terms of the warrants were agreed to in consideration of default risk as well as in lieu of payment of interest.

On March 31, 2006, the Company executed a Loan Memorandum memorializing certain loans made to UAI by John Dupont in the aggregate amount of $93,486. As interest on the loans, the Company has agreed to grant Mr. Dupont cashless warrants for the purchase of 186,972 shares of UAI common stock at an exercise price of $1.00 per share for a term of 3 years. The amount and terms of the warrants were agreed to in consideration of default risk as well as in lieu of payment of interest.

Except as may be expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with the Company.

EXHIBITS

The following exhibits are included as part of this Form SB-2. References to “the Company” in this Exhibit list means Utilicraft Aerospace Industries, Inc., a Nevada corporation.

Exhibit No.	Description of Document

2.1	Reorganization Agreement***

3.1	Articles of Incorporation of the Company filed December 10, 2004.*

3.2	Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporations filed July 1, 2005*

3.3	Bylaws of the Company adopted December 9, 2004.*

4.1	$2,000,000 Private Placement Memorandum of Understanding and Subscription Agreement dated January 19, 2005****

Exhibit No.	Description of Document

4.2	Private Placement Loan December 2004 Memorandum of Understanding (John Scott) dated December 16, 2004****

4.3	Private Placement Loan December 2004 Memorandum of Understanding (Marion Nicastro) dated December 15, 2004****

4.4	Private Placement Loan December 2004 Memorandum of Understanding (James P McGowen) dated December 14, 2004****

4.5	Private Placement Loan December 2004 Memorandum of Understanding (Nathan L. Graves) dated December 14, 2004****

5.1	Opinion on Legality dated August 31, 2006.*****

10.1	Employment Agreement — John J. Dupont dated December 10, 2004*

10.2	Employment Agreement — R. Darby Boland dated December 10, 2004*

10.3	Employment Agreement —Thomas A. Dapogny dated December 10, 2004*

10.4	Employment Agreement — Karen Shoemaker dated December 10, 2004*

10.5	Employment Agreement — Scott Jacox dated August 1, 2005*

10.6	Employment Agreement — Ruben Fragoso dated August 1, 2005*

10.7	Assignment dated December 10, 2004*

10.8	Assignment 1 dated December 10, 2004*

10.9	Assignment 2 dated December 10, 2004*

10.10	Royalty Agreement dated December 10, 2004*

10.11	Purchase Agreement # Dated March 18, 2005, An Aircraft Sub-Assembly Manufacturing Agreement Between Utilicraft Aerospace Industries, Inc. and Metalcraft Technologies, Inc.*

10.12	Double Eagle II Airport Ground Lease, Utilicraft Aerospace Industries, Inc.*

10.13	Double Eagle II Airport Hangar Lease, Utilicraft Aerospace Industries, Inc.*

10.14	Sublease Agreement between American Utilicraft Corporation (lessor) and Utilicraft Aerospace Industries, Inc. (lessee) dated March 28, 2005.*

10.15	Aircraft Lease Agreement dated July 1, 2005*

10.16	Utilicraft Aerospace Industries, Inc. Purchase Order No. AMI-03-05-SOW-2 dated March 25, 2005*

10.17	Master Financing Agreement Between PacifiCorp Funding Partners Trust and Utilicraft Aerospace Industries, Inc. dated effective as of May 6, 2005*

10.18	Amended Master Financing Agreement Between PacifiCorp Funding Partners Trust and Utilicraft Aerospace Industries, Inc. dated effective as of September 12, 2005****

10.19	Lease Agreement between Utilicraft Aerospace Industries, Inc. and Plaza II Executive Center, Inc. dated July 25, 2005*

10.20	First Amendment to Employment Agreement — John J. Dupont dated February 22, 2006***

10.21	Utilicraft Aerospace Industries, Inc. Purchase Order No. D3-07-05-SOW-1 dated July 25. 2005***

10.22	Letter of Intent to Purchase 100 (One-Hundred) FF-1080-300 Aircraft between Benin Airlines SA and Utilicraft Aerospace Industries, Inc. dated December 2, 2005***

Exhibit No.	Description of Document

10.23

Letter of Intent to Lease a Fleet of FF-1080-300 Freight Feeder Aircraft between Furia Organization, Inc. and Fronthaul Intermodal, LLC and Utilicraft Aerospace Industries, Inc. dated February 16, 2006***

10.24	First Amendment to the Double Eagle II Airport Hangar Lease, Utilicraft Aerospace Industries, Inc.***

10.25	Loan Agreement dated January 15, 2006***

10.26	Loan Memorandum dated March 31, 2006****

10.27	Amendment to Lease Agreement between Plaza II Executive Center as Lessor and Utilicraft Aerospace Industries, Inc. as Lessee dated August 1, 2006*****

23.1	Consent of Independent Registered Public Accounting Firm dated August 30, 2006*****

23.2	Consent of Godwin Langley Ronquillo, LLP**

*                                         Filed as an exhibit to the Company’s Form SB-2 filed October 3, 2005

**                                  Incorporated by reference to Exhibit 5.1

***                           Filed as an exhibit to the Company’s Form SB-2 Amendment No. 2 filed March 17, 2006.

****                    Filed as an exhibit to the Company’s Form SB-2 Amendment No. 3 filed June 19, 2006.

*****    Filed herewith

UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby also undertakes to:

(1)          File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)                                                    Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                                                 Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                                              Include any additional or changed material information on the plan of distribution.

(2)          For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)          File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)          For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5)          For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Santa Fe, State of New Mexico, on September 1, 2006.

UTILICRAFT AEROSPACE INDUSTRIES, INC.
(Registrant)

By:	/s/ John J. Dupont
John J. Dupont, President, Chief Executive Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ John J. Dupont	Chief Executive Officer and Director	September 1, 2006
John J. Dupont

/s/ R. Darby Boland	Vice President, General Manager and Director	September 1, 2006
R. Darby Boland

/s/ Edward F. Eaton		September 1, 2006
Edward F. Eaton

/s/ Karen Shoemaker	Vice President and	September 1, 2006
Karen Shoemaker	Principal Accounting Officer